UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

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PENN NATIONAL GAMING, INC.

(Name of Registrant as Specified In Its Charter)

N/A

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2021 Notice of Annual Meeting and Proxy Statement

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania 19610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 9, 2021

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Penn National Gaming, Inc. (the “Company”), a Pennsylvania corporation, will be held on Wednesday, June 9, 2021, at 10:00 a.m. Eastern time. This year, due to the continuing public health impact of the coronavirus (COVID-19) pandemic, the Annual Meeting will be online and a completely virtual meeting of shareholders. You may attend, vote and submit questions during the Annual Meeting via the live audio webcast on the Internet at www.virtualshareholdermeeting.com/PENN2021. You will not be able to attend the Annual Meeting in person nor will there be any physical location.

Only shareholders of record at the close of business on April 7, 2021 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. We are committed to ensuring our shareholders have the same rights and opportunities to participate in the Annual Meeting as if it had been held in a physical location. As further described in the proxy materials for the Annual Meeting, you are entitled to attend the Annual Meeting via the live audio webcast on the Internet at www.virtualshareholdermeeting.com/PENN2021. While we encourage you to vote in advance of the Annual Meeting, you may also vote and submit questions relating to meeting matters during the Annual Meeting (subject to time restrictions). You may vote by telephone, Internet or mail prior to the Annual Meeting.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/PENN2021, you must enter the 16-digit control number found in the control number box included on your Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 9, 2021 (the “Notice”) or proxy card (if you receive a printed copy of the proxy materials).

The Annual Meeting will be held for the following purposes:

1.	To elect two Class I directors to serve until the 2024 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

2.	To approve the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 400,000,000;

3.	To approve the Company’s Amended and Restated 2018 Long Term Incentive Compensation Plan;

4.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year;

5.	To approve, on an advisory basis, the compensation paid to the Company’s named executive officers; and

6.	To consider and transact such other business as may properly come before the Annual Meeting.

On or about April 23, 2021, we began mailing to certain shareholders the Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Shareholders to be held on June 9, 2021 (the “Notice of Annual Meeting”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”) and how to vote online. The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

Wyomissing, Pennsylvania	By order of the Board of Directors,
April 23, 2021	Harper Ko Executive Vice President, Chief Legal Officer and Secretary

Your vote is very important. You may vote at the virtual meeting or by proxy. Whether or not you plan to virtually attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote by proxy by telephone or Internet (instructions are on your proxy card, voter instruction form or the Notice, as applicable) or, if you received your materials by mail, by completing, signing and mailing the enclosed proxy card in the enclosed envelope.

2	PENN NATIONAL GAMING, INC.

Director Selection Process	16
Compensation of Directors	17
Environmental, Human Capital Management and Social Responsibility	18
Proposal No. 1 Election of Class I Directors	34
Information about Nominees and Other Directors	34
Proposal No. 2 Approval of the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 400,000,000	40
Proposal No. 3 Approval of the Company’s Amended and Restated 2018 Long Term Incentive Compensation Plan	41
Summary of Material Terms of the 2018 Plan and Changes made by the Amendment and Restatement	42
Grants Under the 2018 Plan	45
U.S. Federal Income Tax Consequences	46
Summary of the Proposal	47
Proposal No. 4 Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year	48
Audit Committee Report	49
Proposal No. 5 Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers	50
Compensation Discussion and Analysis	51
Executive Compensation Highlights	51
Executive Summary	52
Key Compensation Practices	53
Consideration of “Say on Pay Vote”	53
Shareholder Outreach	53
Executive Compensation Benchmarking Peer Group	54
Overview of Compensation Program	55
Analysis of 2020 Compensation	60
Other Compensation Policies	65
Reconciliations and Non-GAAP Financial Measures	66
Compensation Committee Report	66
Compensation Tables	67
Summary Compensation	67
2020 Grants of Plan Based Awards	68
Outstanding Equity Awards at Fiscal Year End	69
2020 Option Exercises and Stock Vested	70
Equity Compensation Plan Information	70
2020 Nonqualified Deferred Compensation	71
Employment, Retirement and Separation Agreements	73
CEO Pay Ratio	76

2021 PROXY STATEMENT	3

FORWARD-LOOKING STATEMENTS

This Proxy Statement includes forward-looking statements. These statements are not historical facts, but instead represent beliefs of Penn National Gaming, Inc. (the “Company”) regarding future events, many of which, by their nature are inherently uncertain and outside the Company’s control. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements include, but are not limited to, statements regarding: COVID-19; continued demand for our gaming properties and the possibility that our gaming properties may be required to close again in the future due to COVID-19; the impact of COVID-19 on general economic conditions, capital markets, unemployment, and the Company’s liquidity, operations, supply chain and personnel; future stock price performance; future margin improvements; stock-based compensation expense; the potential benefits and expected timing of the Perryville transaction with Gaming and Leisure Properties, Inc. (“GLPI”); the Company’s future results of operations, liquidity and revenue, including from our online sports betting and online casino games (“iGaming”) business in Pennsylvania, Michigan and Illinois and in additional states in the future; the expected benefits and potential challenges of the investment in Barstool Sports, including the anticipated benefits for the Company’s online and retail sports betting, iGaming and social casino products; the expected financial returns from the transaction with Barstool Sports; expected future launches of the Barstool-branded mobile sports betting product in additional states; the future revenue and profit contributions of the Barstool-branded mobile sports betting product; our expectations of future results of operations and financial condition, including margins; the purchase of the remaining equity in Barstool Sports; our expectations for our properties; our development projects; our expectations with regard to the impact of competition; the anticipated opening dates of our retail sportsbooks in future states and our proposed Pennsylvania Category 4 casinos in York and Berks Counties; our expectations with regard to acquisitions, potential divestitures and development opportunities, as well as the integration of and synergies related to any companies we have acquired or may acquire; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new business partners; the performance of our partners in online sports betting, iGaming and retail/mobile sportsbooks, including the risks associated with any new business, the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to online sports betting, iGaming and retail/mobile sportsbooks and the impact of any such actions; and our expectations regarding economic and consumer conditions. Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) COVID-19 and its effect on capital markets, general economic conditions, unemployment, consumer spending and the Company’s liquidity, financial condition, operations and personnel; (b) industry, market, economic, political, regulatory and health conditions; (c) disruptions in operations from data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or pandemics, such as COVID-19, and other natural or manmade disasters or catastrophic events; (d) the reopening of the Company’s gaming properties are subject to various conditions, including numerous regulatory approvals and may be delayed, including for reasons beyond our control; (e) the consummation of the Perryville transaction with GLPI is subject to various conditions, including regulatory approvals, and accordingly may be delayed or may not occur at all, including for reasons beyond our control; (f) potential adverse reactions or changes to business or regulatory relationships resulting from the announcement or completion of the transactions with GLPI; (g) the outcome of any legal proceedings that may be instituted against the Company or its directors, officers or employees; (h) the impact of new or changes in current laws, regulations, rules or other industry standards; and (i) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We do not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Proxy Statement may not occur.

4	PENN NATIONAL GAMING, INC.

PENN NATIONAL GAMING, INC.

BARSTOOL SPORTSBOOK

mychoice

LETTER FROM THE PRESIDENT AND CEO TO OUR SHAREHOLDERS

April 23, 2021

Dear Fellow Shareholder:

2020 was undoubtedly one of the most challenging times in any of our lives from a personal and professional standpoint. At Penn National Gaming, we endured unprecedented changes to our business, created and implemented comprehensive new COVID-19 health and safety protocols to help keep our team members and guests safe, and withstood a series of natural disasters that damaged several of our southern properties and left many of our team members displaced in the midst of the ongoing pandemic.

Yet, despite all the challenges we faced, it was a year of transformational growth for our Company. When the pandemic caused the temporary closure of our entire portfolio, we took decisive steps  to  preserve  the  long-term  future  of   the  Company,  including  the  sale of Tropicana Las Vegas and the successful completion of two capital raises. Meanwhile, we completely reimagined our operational norms and product offerings to create a more modern and efficient operating model at our properties. As a result, we finished the year with an improved balance sheet to help support our evolution into the nation’s best-in-class omni-channel provider of retail and online gaming and sports betting entertainment – all while creating significant shareholder value.

                    I am immensely proud of the way our team members at all levels of our organization came together to weather the storm last year. Our impressive results in 2020 speak to the relentless focus and nimbleness of our corporate and property management teams and they reflect the power of our incredible partnership with our friends at Barstool Sports.

What I am equally proud of in looking back on 2020 is how our Company rose to the occasion to support our team members and our communities in these times of great need and heightened social justice awareness.

Our 41 properties in 19 states throughout the country donated more than 45 tons of food and PPE directly to area food banks and emergency relief organizations at the height of the pandemic. Many of our properties served as COVID-19 test sites and housed emergency personnel, in addition to organizing food drives and blood donations.

While some companies temporarily suspended their charitable giving, we continued to support our charitable partners, contributing $6 million last year from our Penn National Gaming Foundation and our properties to worthwhile charities and civic organizations in our host communities. In addition, we generated more than $14 million in economic development funds for our host communities in Kansas, Indiana and Iowa.

During the time our properties were temporarily closed, we extended health benefits to all furloughed team members and also provided $13 million in one-time holiday cash bonuses in December to our non-executive team members companywide to help with the financial impact to their families in 2020. Meanwhile, our executives took significant pay cuts early in 2020 when COVID-19 initially forced property closures and sacrificed end-of-year performance bonuses as well.

Through our Penn National Gaming Foundation, we created a COVID-19 Emergency Relief Fund for our team members and raised over $4 million from our Board of Directors, senior management team and our Foundation.

In addition, we created the Hurricane Laura Relief Fund and have contributed more than $6.5 million to assist L’Auberge Lake Charles and the community, which includes covering full wages and benefits for our team members while the property was closed.

Most recently, we joined Barstool Sports Founder Dave Portnoy’s personal mission to help save and sustain small businesses who have been impacted by COVID-19, contributing more than $4.6 million and counting to the non-profit “Barstool Fund.” To date, the Fund has raised over $36 million and is actively supporting 288 small businesses around the country.

2021 PROXY STATEMENT	5

Finally, on the social justice front, we formed a new Diversity Committee and launched a $1 million annual Penn Diversity Scholarship Program for the Children of Team Members. We also implemented a series of new inclusion-related initiatives to educate our team members across the organization, while continuing to foster a respectful and inclusive workplace.

Like most, we were eager to turn the page to 2021. As of March 5 of this year, all of our casino properties were operational for the first time since the pandemic struck. With the continued easing of capacity restraints and the rollout of COVID-19 vaccinations across the country, we have reason to feel a renewed sense of optimism here in 2021.

Our core business continues to experience stronger visitation, spend per visit and volumes. We are also seeing encouraging growth in the younger demographic tiers of our database as a steadier flow of guests in all age segments of our database have begun to return to our land-based facilities.

We are looking forward to introducing our guests to our new cashless, cardless and contactless technology (which we refer to as the “3 Cs”) later this year pending final regulatory approvals, which will improve efficiency and provide a guest experience in line with other industries frequented by younger demographics.

On the interactive front, 2020 was highlighted by the successful launch of the Barstool Sportsbook app in Pennsylvania last September. This was a meaningful milestone for our Company and I would like to thank our team at Penn Interactive and our partners at Barstool Sports for their tireless efforts and dedication in bringing this highly regarded product to market.

In January of this year, we introduced our Barstool Sportsbook mobile app and fully integrated iCasino in Michigan, and in March we launched our sports betting app in Illinois. By the end of 2021, we anticipate being live with our digital products in at least 10 states.

Despite limited external marketing spend, the Barstool Sportsbook app has consistently ranked in the top three or four in market share in the highly competitive Pennsylvania and Michigan sports betting markets and, while early, has delivered strong initial results in Illinois as well.

We believe our success in these markets demonstrates the benefits of our structural advantages in the space. Most significantly, our investment in Barstool Sports provides highly efficient customer acquisition and enhanced retention through a fully integrated and rapidly growing media partnership. In addition, our industry leading footprint provides us with a highly valuable casino database, as well as frictionless access to key states and sizable recurring revenue and equity value from our third-party skin partners. We believe these advantages will allow us to win sizable share in each of our markets while delivering best in class profitability.

We are also looking forward to continuing to introduce our Barstool-branded retail sportsbooks across our portfolio, including our two new properties opening in Pennsylvania later this year. We’re continuing to see very strong results from our retail sportsbooks, with our Indiana properties seeing meaningful increases in both gaming and non-gaming revenues following their rebranding as Barstool Sportsbooks.

Finally, we have continued to enhance our industry leading mychoice rewards program, which now connects all of our properties and digital products and is a key component of our omni-channel strategy. Our experience has shown that customers who play across multiple channels are more valuable, and our mychoice program offers its more than 20 million members a wide-range of compelling incentives to consolidate play across our various platforms.

Despite its challenges, 2020 was an exceptional year of growth and momentum for our Company and we believe the successful groundwork we laid over the year has positioned us for an exciting 2021 and beyond. As always, I’d like to thank all of our valued shareholders for your ongoing support and confidence.

Sincerely,

Jay A. Snowden

President, Chief Executive Officer and Director

6	PENN NATIONAL GAMING, INC.

2021 PROXY STATEMENT SUMMARY

This summary contains highlights about our Company and the upcoming 2021 Annual Meeting of Shareholders. This summary does not contain all of the information that you may wish to consider in advance of the meeting, and we encourage you to read the entire proxy statement before voting.

2021 Annual Meeting of Shareholders

Date and Time:	Wednesday, June 9, 2021 at 10:00 a.m., Eastern time
Location:	Live audio webcast on the Internet at www.virtualshareholdermeeting.com/PENN2021*
Record Date:	April 7, 2021

*This year’s Annual Meeting will be conducted via audio webcast online and a completely virtual meeting of shareholders due to the ongoing public health impact of the COVID-19 pandemic. You may attend, ask questions relating to meeting matters and vote during the Annual Meeting via the live audio webcast on the Internet at the link above. You will not be able to attend the Annual Meeting in person. There will be no physical location for shareholders to attend.

Voting Matters and Board Recommendations

Proposal	Matter	Board Recommendation

1	Election of Class I Directors (David A. Handler and John M. Jacquemin)	FOR each Nominee

2	Approval of the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 400,000,000	FOR

3	Approval of the Company’s Amended and Restated 2018 Long Term Incentive Compensation Plan	FOR

4	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year	FOR

5	Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers	FOR

Overview of Penn National Gaming

•

Nation’s Leading Omni-Channel Gaming and Sports Betting Operator– Penn National Gaming, Inc. is the largest and most diversified regional operator of gaming and racing properties in the United States with 41 properties in 19 states. The Company continues to evolve into a highly innovative omni-channel provider of retail and online gaming and sports betting entertainment. The Company has consistently generated attractive returns for its shareholders.

•

Disciplined Operating Focus – In 2020, the Company continued to deploy disciplined operating strategies by managing existing properties with a focus on maximizing profitability and free cash flow, while delivering outstanding gaming and entertainment experiences for customers and supporting the local communities in which it operates.

2021 PROXY STATEMENT	7

2020 and 2021 Achievements

✓

Decisive Actions in Response to COVID-19

In 2020, we were faced with the novel coronavirus (known as “COVID-19”) pandemic, which had a devastating impact on the gaming industry. To help combat the spread of COVID-19, we were required to temporarily suspend operations at all of our properties for single or multiple time periods during the year. Once re-opened, our properties operated with reduced gaming and hotel capacity and limited food and beverage offerings in order to accommodate social distancing and health and safety protocols.

In light of COVID-19, we took the following actions to strengthen our balance sheet and improve our liquidity:

•  We entered into an agreement with our principal landlord, Gaming and Leisure Properties, Inc. (“GLPI”) and closed on the sale of the Tropicana Las Vegas real estate assets and a new ground lease for our planned Category 4 casino in Morgantown, Pennsylvania, in exchange for $337.5 million in rent credits and the ability to participate in additional upside from the eventual sale of Tropicana Las Vegas by GLPI;

•  In April 2020, we entered into an amendment to our credit agreement to obtain relief from our financial covenants for a period up to one year.

•  In May 2020, we completed a public offering of $330.5 million aggregate principal amount of 2.75% unsecured convertible notes due May 15, 2026;

•  In May 2020, we completed a $345.0 million public offering of 19,166,667 shares of common stock; and

•  In September 2020, we completed a $982.1 million public offering of 16,100,000 shares of common stock.

As a result of these actions, as of December 31, 2020, we had $1,853.8 million in cash on our balance sheet and no outstanding balance under our $700 million revolving credit facility.

✓

Evolution as an Omni-Channel Provider of Retail and Online Gaming and Sports Betting Entertainment

In 2020 and early 2021, we undertook meaningful actions in our evolution from an owner and manager of gaming and racing properties into an omni-channel provider of retail and online gaming and sports betting entertainment.

Investment in Barstool Sports - In February 2020, we acquired 36% of the common stock of Barstool Sports, a leading digital sports, entertainment and media platform. In connection with the Barstool Sports investment, we became Barstool Sports’ exclusive gaming partner for up to 40 years and have the right to utilize the Barstool Sports brand for all of our online and retail sports betting and iCasino apps.

Interactive – In 2020, we launched our Barstool Sportsbook app in Pennsylvania with over 72,000 registered customers. On January 22, 2021, we launched the Barstool Sportsbook app in Michigan with over 48,000 registered customers. Further, on March 10, 2021, we successfully launched the Barstool Sportsbook app in Illinois. We expect to have our Barstool Sportsbook app live in at least 10 states by the end of 2021.

We currently operate online casino games in Pennsylvania through our HollywoodCasino.com gaming platform. We also launched our online casino games in Michigan in 2021. We currently operate a number of our retail sports books in Colorado, Illinois, Indiana, Iowa, Michigan, Mississippi, Pennsylvania and West Virginia. In addition, we continued to enter into long-term market access agreements with leading sports betting operators (BetMGM, Unibet and Rush Street), which we expect to fund our own online sports betting and iCasino business.

Further, we have entered into long-term market access agreements with third parties (Rush Street and Resorts) to gain access to new states, including sports betting in New York (Rush Street) and iCasino in New Jersey (Resorts).

✓

Team Member Assistance

In response to COVID-19, we created a COVID-19 Emergency Relief Fund for our team members and raised over $4 million in contributions from our Board of Directors, senior management team and from our Penn National Gaming Foundation. We also extended health benefits to all furloughed team members and provided $13 million in one-time holiday cash bonuses to our non-executive team members companywide to help with the financial impact to their families. Further, in response to Hurricane Laura, we contributed more than $6.5 million to L’Auberge Lake Charles and the surrounding community, including payment of full wages and benefits for our team members.

✓

Diversity

In 2020, we formed a new Diversity Committee and established a $1 million annual diversity scholarship program to support the children of our team members. We also implemented a series of new inclusion-related initiatives to educate our team members across the organization, while continuing to foster a respectful and inclusive workplace. We continue to strive to find the best and most talented executives and Board members. Currently, we are well represented from a gender diversity perspective; 50% of our executive officers and 38% of our Board of Directors are women.

✓

Growth by Acquisitions and Development

We entered into an agreement with GLPI to acquire the operations of Hollywood Casino Perryville for $31.1 million, which is expected to close in the second or third quarter of 2021, subject to regulatory approval. Upon completion of this transaction, we will be in our 20th state. We expect to open our Category 4 Casinos in Morgantown and York, Pennsylvania in 2021, subject to regulatory approval.

8	PENN NATIONAL GAMING, INC.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania 19610

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 9, 2021

This Proxy Statement is being furnished to the shareholders of Penn National Gaming, Inc. (the “Company,” “Penn National” or “PENN”) in connection with the solicitation of proxies for the Company’s 2021 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 9, 2021 at 10:00 a.m., Eastern time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held via live audio webcast on the Internet at www.virtualshareholdermeeting.com/PENN2021. This solicitation is being made by the Company. This Proxy Statement, the accompanying Proxy Card, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”) are first being made available to our shareholders on or about April 23, 2021.

GOVERNANCE OF THE COMPANY

Corporate Governance Highlights

Independence	Board Leadership	Gender Diversity	Board Tenure	Overboarding	Director Skills and Experience
7 of 8 independent directors Fully independent Compensation, Audit, Nominating and Corporate Governance Committees	Separate Chairman and CEO (for over seven years) Independent Chairman Lead Independent Director	3 of 8 board members, or 38%, are female (two of whom hold board leadership positions)	4 directors have tenure of less than 7 years	No overboarded directors	Extensive experience in gaming, hospitality, capital markets, accounting, tax, technology, risk management, marketing, media and governmental affairs
•	We have one class of common stock and no supermajority voting requirements.

•	We conduct regular self-assessments of the Board and its committees.

•	The Board has adopted a Code of Business Conduct for directors, officers and employees and the Company conducts company-wide sexual harassment training.

•	We have significant stock ownership requirements for our directors and named executive officers.

•	We hold an annual advisory vote on executive compensation.

•	We conduct comprehensive succession and talent development planning.
•	We have an active cyber security committee and diversity committee.

•	We conduct extensive shareholder engagement throughout the year.

•	The Board has significant involvement in our long-term growth and capital deployment strategy.

•	Reflecting the highly regulated industry in which our Company operates, we have a Compliance Committee with broad authority, comprised of Board members and non-director compliance professionals.

•	The Nominating and Corporate Governance Committee regularly reviews and assesses our Company’s corporate governance structure and practices in light of industry trends and best practices.

2021 PROXY STATEMENT	9

Board of Directors

Commitment to Shareholder Value

We have continued to pursue innovative transactions to create value for our shareholders and to undertake new avenues of growth over the last several years:

•

On November 1, 2013, we created the gaming industry’s first real estate investment trust, Gaming and Leisure Properties, Inc. (“GLPI”), through a tax free spin-off (the “Spin-Off”). The Company was an industry pioneer in this regard, as several of its peers have since completed similar transactions.

•	On October 15, 2018, we acquired Pinnacle Entertainment, Inc. in a stock/cash transaction that significantly expanded the Company’s position as the nation’s leading regional gaming operator.

•	In 2019, we pursued online opportunities through Penn Interactive, including the launch of Hollywoodcasino.com, an online real money gaming operation, in Pennsylvania.

•

We completed a significant investment in the first quarter of 2020 in Barstool Sports, Inc., a leading digital sports, entertainment and media platform and have the right to utilize the Barstool Sports brand for all of our online and retail sports betting and iCasino apps.

•

In 2020, we launched the Barstool Sportsbook app in Pennsylvania. In 2021, we launched our Barstool Sportsbook app in Michigan and Illinois. We continue to evolve into an omni-channel provider of retail and interactive gaming, sports betting and entertainment. We expect to have our Barstool Sportsbook app live in ten states by the end of 2021.

•

On March 22, 2021, the Company was added to the S&P 500 Index and we have created value for our shareholders with Total Shareholder Returns (TSR) of 237.9% on a one year basis, 439% on a five year basis, and 987% on a ten year basis.

The Board was highly instrumental in providing leadership to the Company during the evolution of these notable developments.

Board Overview

The Company operates in a highly specialized and rigorously regulated industry. This environment demands a high level of integrity and accountability in all key aspects of its operations, its management team and its Board of Directors. The Board believes that its structure and composition have been important elements of the Company’s development activity, growth and success in the gaming industry over the years. The Board is comprised of individuals who bring unique talents and perspectives to their service on the Board and, as a group, strike a balance between those who have a proven record of effectively working together to responsibly oversee management’s operation of the Company and those who bring fresh perspectives and unique insights to the Board. In fact, over the last seven years, the Company has added four talented new directors and looks forward to the long-term benefits of the diversity of their experiences and views. In November 2020, we added a new independent board member, Marla Kaplowitz, to our Board. In addition, no member of the Board serves on the board of more than one other public company, which helps to ensure that each member is fully engaged in his or her duties to the Company.

To maximize shareholder value, the Board strives to maintain a governance environment where (i) entrepreneurship and prudent risk taking are encouraged, with a focus on both long- and short-term value creation, (ii) shareholder perspectives are understood and long-term relationships with shareholders are fostered through frequent, candid and comprehensive engagement with and disclosure to the Company’s shareholders and the investment community, (iii) integrity and accountability are integrated into the Company’s management philosophy and operations and (iv) the Company is able to attract, develop and retain industry-leading executive talent to manage the Company’s increasingly complex operations.

The Board regularly evaluates the governance environment to enable the Company to respond appropriately to changes, practices and market conditions, as well as suggestions from shareholders and other stakeholders, all in a manner that we believe will continue the Company’s long-term record of increasing shareholder value.

10	PENN NATIONAL GAMING, INC.

Composition, Skills and Independence

The Company’s Board of Directors currently consists of eight members. The Board believes it is appropriately sized to effectively carry out its responsibilities. The Board is small enough to facilitate individual engagement and involvement, to allow directors to communicate frequently with management and each other, and to permit meetings to be conducted on short notice. This is especially critical to support the Company’s efforts to grow strategically (such as through the Barstool Sports and Pinnacle transactions) and to create new value for shareholders through complex and innovative transactions. At the same time, the Board believes that it is large enough and has the appropriate composition and skills to encourage diverse viewpoints and better collaborative decision making. In 2020, the Board increased its size from seven to eight members and appointed Marla Kaplowitz to the Board. The Board believes Ms. Kaplowitz’s proven leadership in the marketing, consumer data, and digital transformation spaces will serve us well as the Company continues to evolve into the nation’s leading omnichannel provider of retail and interactive gaming, sports betting and entertainment.

The collective membership of the Board has a strong background in gaming, hospitality, capital markets, accounting, tax, technology, risk management, marketing, media and governmental affairs, as well as long-term experience with the Company’s operations in an increasingly competitive industry. These backgrounds and experiences prove especially valuable in light of the complexities inherent in our industry and the fact that we operate across 19 different states throughout North America. Consequently, the Board believes that its composition is optimized to support and oversee the Company’s business and strategy.

The Board has determined that all of the directors, other than Mr. Snowden, are independent under the current Listing Rules of the NASDAQ Stock Market (the “NASDAQ Rules”). Notably, the Board’s Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are comprised exclusively of independent directors. The independent Board directors typically meet several times per year in executive session.

Board Leadership

David Handler, who is an independent director, has served as our Chairman of the Board since June 12, 2019. Mr. Handler joined our Board in 1994 and is a partner at Centerview Partners, an independent financial advisory and private equity firm. The Board believes that Mr. Handler is best suited to serve as Chairman of the

Board because of his considerable investment banking and capital markets experience, which includes a focus on mergers and acquisitions and other significant transactions (including many in the technology space), which compliments his long-term exposure to the gaming industry. Mr. Handler’s background has been an invaluable asset to the Company over the years, particularly in connection with evaluating potential acquisitions and financing opportunities.

The roles of our Chairman of the Board and Chief Executive Officer have been split for over seven years. Our Chief Executive Officer is responsible for the general management and operation of the business, providing guidance and oversight to senior management and formulating the strategic direction of the Company. The Chairman of the Board is responsible for the content, quality and timeliness of information provided to our Board and consults with our Board and Chief Executive Officer regarding oversight of our business affairs. The Board believes that the decision to separate the roles of Chairman of the Board and Chief Executive Officer has been beneficial, both with regards to corporate governance and operational execution.

In addition, the Board has appointed Barbara Shattuck Kohn as its lead independent director to, among other things, facilitate communication between management and the independent directors. The responsibilities of the lead independent director include:

•	Consulting with the Chairman of the Board regarding the information, agendas and schedules of Board and Board committee meetings, including the ability to add items to the agendas for any meeting.

•	Scheduling, setting the agenda for and serving as chair of meetings of independent directors.

•	Serving as principal liaison between the independent directors and the Chairman of the Board and between the independent directors and senior management.

•	Presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors.

•	In the event of the death, incapacity, resignation or removal of the Chairman of the Board, serving as the acting Chairperson of the Board until a new Chairperson is selected.

Chairman Emeritus

Peter M. Carlino, retired Chairman and founder of the Company, was appointed Chairman Emeritus on

2021 PROXY STATEMENT	11

June 12, 2019 and continues in this role at the request of the Board of Directors. For additional detail on the role of Chairman Emeritus, please see Section 4.02(e) of the Company’s bylaws.

Board Resources

In fulfilling its objectives, many of the direct oversight functions of the Board are performed by the Board’s committees with support from both senior internal resources as well as independent outside advisors. For example, the Audit Committee receives frequent reports directly from the Company’s Vice President, Internal Audit; Chief Financial Officer; Chief Accounting Officer; Chief Legal Officer; Executive Vice President of Operations and Chief Compliance Officer. The Audit Committee also has express authority to direct the Company’s internal audit staff. Additionally, the Company’s independent registered public accounting firm provides support through its annual audit and quarterly reviews of the Company’s financial statements. The Compliance Committee is structured in the same manner relative to the Chief Compliance Officer and the Company’s compliance staff and also has regular access to the Company’s senior management team.

Both the Audit Committee and the Compliance Committee have substantial internal staff and outside resources to assist them in carrying out their responsibilities. As of December 31, 2020, the Company maintained a 44 person internal audit staff overseen by the Company’s Vice President, Internal Audit, who reports to the Audit Committee, and a 42 person compliance staff overseen by the Company’s Chief Compliance Officer, who provides frequent reports to the Compliance Committee. Additionally, the Company has retained Thomas N. Auriemma, a non-director member, as the Chairman of the Compliance Committee and who is the Company’s former Vice President, Chief Compliance Officer and former Director of the Division of Gaming Enforcement in New Jersey, with over 30 years of experience as a gaming regulator in the State of New Jersey.

Risk Oversight

The Board does not view risk in isolation and recognizes that a prudent level of risk taking is an essential element of the Company’s strategy. As such, the Board and its Committees take an active role in the oversight of risks that have the potential to significantly impact the Company (including, among other things, competition, including new forms of competition, gaming legislation, regulatory matters, legal issues, cyber security, capital allocation, macroeconomic issues, capital markets, succession, executive compensation and financial statements) and the management team is charged with managing those risks. The management team also monitors risk on an enterprise level to help the Board and the Company better understand, mitigate and manage the various risks the Company faces across the enterprise that could potentially impair its ability to execute the corporate strategy and achieve its goals. In addition, members of senior management attend all meetings of the Board and its Committees, and the Board and senior management work closely together to ensure that awareness of salient risks are integrated into the Company’s operations and key decisions. The Company also has a well-established cyber security committee comprised of senior management from different departments within the Company, which provides frequent reports to the Audit Committee and the Board on cyber security threats. A discussion of the compensation risk assessment process undertaken by the Compensation Committee is described on page 55 of this Proxy Statement.

Key Policies and Procedures

The Board has adopted and regularly reviews the Company’s Code of Business Conduct (the “Code of Conduct”), which applies to all directors and employees of the Company, including its principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is designed to, among other things, promote ethical behavior, deter wrongdoing, address potential conflicts of interest, and encourage full and accurate reporting in the Company’s filings with the SEC and compliance with applicable laws. The Code of Conduct also provides for a 24-hour hotline that any employee, patron, vendor or other third party can use to report, anonymously if they so choose, any suspected fraud, financial impropriety or other alleged wrongdoing. These reports are promptly investigated and receive the highest level of management attention, with particular focus from the Company’s Chief Compliance Officer; Vice President, Internal Audit; Chief Legal Officer and Senior Vice President, Chief Human Resources Officer, as appropriate. Subsequently, senior management provides investigation summaries to the Compliance Committee and the Audit Committee. A copy of the current Code of Conduct is available on the Company’s website at www.pngaming.com/about-us.

The Board also has adopted Corporate Governance Guidelines (the “Corporate Governance Guidelines”) that are intended to provide a structure within which our Board and management can effectively pursue the

12	PENN NATIONAL GAMING, INC.

Company’s objectives for the benefit of its shareholders and other constituencies. The Corporate Governance Guidelines include policies and procedures relating to, among other items, the role, structure and composition of the Board; Board procedures and leadership; risk oversight; use of outside consultants; and conflicts of interest. The Board and the Nominating and Corporate Governance Committee regularly consider the efficacy of these policies. A copy of the current Corporate Governance Guidelines is available on the Company’s website at www.pngaming.com/about-us.

In addition, the Company has adopted various other policies and procedures addressing the Company’s operations and corporate governance:

•	stock ownership guidelines;

•	an executive compensation clawback policy;

•	an equity based award administration policy (to ensure the consistency and efficiency of the Company’s equity award process);

•	a corporate signature authority policy (to provide accountability with respect to significant commitments);

•	a sexual harassment and discrimination policy (developed by a diverse internal committee and accompanied by company-wide training); and

•	a compliance plan.

The Board regularly reviews the Company’s corporate governance policies and practices to evaluate their effectiveness in identifying, assessing and managing risks and to achieve compliance with the requirements of Pennsylvania law (the state in which the Company is incorporated), the NASDAQ Rules, the SEC rules and regulations and state gaming regulations, all in the context of pursuing best practices and increasing shareholder value.

Stock Ownership Guidelines for Directors

The Board of Directors has established stock ownership guidelines for non-employee directors of the Company to incentivize directors to maximize shareholder value. Each non-employee director is expected to own and hold shares of common stock, including restricted stock and phantom stock units, equal in value to at least five times the annual cash retainer (exclusive of separate committee retainers) for non-employee directors in the applicable year. New non-employee directors have a period of three years from the date of initial election to achieve this ownership guideline. As of December 31, 2020, all of the non-employee directors were in compliance with these guidelines.

Succession Planning for Senior Management

Our Board, in coordination with our Compensation Committee, carefully oversees Chief Executive Officer (“CEO”) and senior management succession planning, most recently with respect to Mr. Snowden’s appointment to CEO on January 1, 2020. Our CEO and our Senior Vice President, Chief Human Resources Officer provide the Board with recommendations on, and evaluations of, potential successors to the CEO and other members of senior management. Our Board reviews potential internal candidates with our CEO and our Senior Vice President, Chief Human Resources Officer, including the qualifications, experience and development priorities for these individuals. Directors engage with potential CEO and senior management successors at Board and committee meetings and in less formal settings to allow them to personally assess candidates. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure and experience. The Company’s talent management program, which seeks to develop, hire and retain talent below the senior management level, is led by our Executive Vice President of Operations and our Senior Vice President, Chief Human Resources Officer and is complementary to the Board’s succession planning.

2020 Board and Committee Meetings

Each member of the Board contributes a substantial amount of time and effort to serve as a Board and committee member. During 2020:

•	the Board held eleven formal meetings;

•	the Audit Committee held six formal meetings;

•	the Compensation Committee held six formal meetings;

•	the Nominating and Corporate Governance Committee held two formal meetings; and

•	the Compliance Committee held five formal meetings.

Further, Board members are encouraged to, and regularly do, engage in informal discussions with each other and members of management, and they are provided daily industry media coverage and property results as well as frequent management reports and updates. The independent directors meet periodically in executive session.

During the year ended December 31, 2020, each of the Company’s directors attended at least 75% of the meetings of the Board and committees of the Board of which he or she was a member. The Company encourages directors to attend shareholder meetings. Each of the Company’s directors attended the 2020 Annual Meeting of Shareholders.

2021 PROXY STATEMENT	13

Committees of the Board

The Board maintains four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Compliance Committee. The specific duties and operation of each committee are described in more detail below. The Board has determined that each director serving on the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee is independent under the NASDAQ Rules and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The Compliance Committee also includes subject matter experts who are not directors. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors that is reviewed annually and is available at www.pngaming.com/about-us.

Committee Membership

Audit Committee Members	Compensation Committee Members	Nominating and Corporate Governance Committee Members	Compliance Committee Members

Jane Scaccetti, Chair John M. Jacquemin Barbara Shattuck Kohn	Barbara Shattuck Kohn, Chair John M. Jacquemin Ronald J. Naples Marla Kaplowitz	Barbara Shattuck Kohn, Chair John M. Jacquemin Ronald J. Naples	Thomas A. Auriemma, Chair (non-director) Ronald J. Naples Saul V. Reibstein Marla Kaplowitz

Audit Committee

In addition to being independent as noted above, the Board has determined that each member of the Audit Committee also meets the financial literacy requirements under the NASDAQ Rules and is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. In addition, Ms. Scaccetti has practiced as a certified public accountant since 1977, which makes her particularly well-qualified to serve as Chair of the Audit Committee.

The principal functions of the Audit Committee are to:

•  serve as an independent and objective party to monitor the integrity of the Company’s financial reporting process and internal control system;

•  engage the independent registered public accounting firm, review and appraise the audit efforts of the Company’s independent registered public accounting firm and internal auditors and monitor the registered public accounting firm’s independence; and

•  maintain free and open communication with and among the independent registered public accounting firm, the internal auditors, the Company’s finance department, senior management and the Board of Directors.

The Audit Committee is also responsible for reviewing and pre-approving all conflicts of interest and related person transactions involving the Board or the Company’s executive officers. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention and any other matters that the Audit Committee believes should be investigated. The Audit Committee may at any time engage, at the expense of the Company, independent counsel or other advisors, as it deems necessary to carry out its duties.

Compensation Committee

In addition to being independent as noted above, each member of the Compensation Committee is also a non-employee director, as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee’s authority and responsibilities include:

•  evaluating the annual performance of the CEO and recommending to the Board for approval all CEO compensation and employment agreements and separation agreements;

•  evaluating and approving for the other executive officers (other than the CEO) salary, annual short-term incentive opportunities, long-term equity based incentives and other benefits;

14	PENN NATIONAL GAMING, INC.

•	reviewing and approving employment agreements and separation agreements for the other executive officers (other than the CEO);

•	monitoring trends and best practices with regard to executive compensation;

•

reviewing and approving awards under the long-term incentive compensation plan and annual short-term incentive compensation plan for the other executive officers (other than the CEO), and reviewing and recommending that the Board approve of awards under the long-term incentive compensation plan and annual short-term incentive compensation plan for the CEO, including the performance criteria, goals and objectives provided for in such plan;

•	reviewing executive compensation programs annually to determine whether they are properly coordinated and are achieving their intended purposes;

•	periodically reviewing the policies for administration of the Company’s executive compensation programs;

•	assessing the Company’s management and leadership succession planning;

•	approving incentive awards that the CEO may grant to employees other than executive officers;

•	formulating and administering the Company’s stock ownership guidelines;

•	recommending director compensation to the Board; and

•	administering and interpreting the Company’s long-term incentive compensation plans.

The CEO provides the Compensation Committee performance assessments and compensation recommendations for each executive officer of the Company (other than himself). The Compensation Committee considers the CEO’s recommendations with the assistance of the compensation consultant and sets the compensation of those executive officers based on its deliberations. The Compensation Committee holds executive sessions without management to facilitate candid discussion regarding executive performance and compensation, including establishing the CEO’s compensation.

The Compensation Committee retains the services of compensation consultants and legal advisors to provide such advice and assistance as it deems appropriate in its sole discretion. The Compensation Committee has the sole responsibility to oversee the work of any of its advisors. The Compensation Committee can terminate the services of such compensation consultants and advisors and approves their fees and retention terms, which are funded by the Company. The Compensation Committee engaged an independent third party executive compensation consultant for 2020, Exequity LLP (“Exequity”), who has served as the Compensation Committee’s consultant for the previous eight years. Exequity provides advice and assistance to the Compensation Committee in carrying out its duties and responsibilities with respect to the Company’s executive compensation programs and non-employee director compensation. Prior to engaging Exequity, and at least annually during the engagement, the Compensation Committee evaluates the independence of Exequity. This review includes receiving information regarding other services, if any, provided by Exequity to the Company, the Board of Directors or other committees of the Board of Directors, and periodically reviewing the fees incurred as a result of such other activities. In 2020, the Compensation Committee determined that Exequity was independent and that the retention of Exequity by the Compensation Committee did not give rise to any conflicts of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“Governance Committee”) is responsible for:

•

reviewing and making recommendations on the eligibility criteria for individual Board and committee membership, including the range of skills and expertise, diversity and independence that should be represented on the Board and its committees;

•	reviewing and recommending the appropriate structure, composition and size of the Board and its committees, including the diversity and gender of the members of the Board and its committee members;

•	identifying and recommending, for the Board’s selection, nominees for election to the Board;

•	considering the Board’s leadership structure, including the separation of the Chairman of the Board and CEO roles and the election of a lead independent director;

•

annually reviewing the Company’s Corporate Governance Guidelines and overseeing other corporate governance practices, including reviewing and recommending to the Board for approval any new or revised guidelines, documents or policies;

2021 PROXY STATEMENT	15

•	overseeing the Company’s policies relating to Environmental, Social and Governance (“ESG”) issues; and

•	overseeing periodic evaluations of the Board and its committees and making recommendations to the Board as may be appropriate in light of the results of such evaluations.

Compliance Committee

The members of the Compliance Committee are individuals who, by virtue of their familiarity with law enforcement, regulated businesses, and the business activities of the Company, are sensitive to the concerns of state gaming regulators and are capable of ensuring compliance or determining the existence or likelihood of a violation of a law, rule, regulation, policy or procedure applicable to the Company.

The Compliance Committee was established to foster, through robust self-regulatory policies and procedures, compliance with applicable laws relating to the Company’s gaming businesses and to prevent, to the fullest extent possible, any involvement by the Company in any activities that could pose a threat to the reputation and integrity of the Company’s operations.

Director Selection Process

The Governance Committee considers candidates for Board membership suggested by, among others, its members, other Board members and management. The Governance Committee will also consider recommendations of nominees for directors by shareholders (for information relating to the nominations of directors by our shareholders, please see “Director Nominations by Shareholders” on page 79). In addition, the Governance Committee has authority to engage a search firm to assist in the identification of director candidates, to approve the search firm fees (which are paid by the Company) and other retention terms, and to obtain advice and assistance from internal and external legal, accounting or other advisors. In selecting nominees for director, the Governance Committee considers a number of factors, including, but not limited to:

•	a candidate’s ability to effectively represent the interests of the shareholders;

•

whether a candidate has demonstrated business and industry experience that is relevant to the Company, including recent experience at the senior management level (preferably as chief executive officer or a similar position);

•

a candidate’s ability to meet the suitability standards set forth in the Company’s bylaws, as well as the rigorous suitability, investigation and filing requirements of the relevant regulatory agencies in each of the numerous jurisdictions where the Company operates;

•	a candidate’s background and diversity of experience, skill set, independence from management and freedom from potential conflicts of interest with the Company;

•	a candidate’s financial literacy, including whether the candidate can meet the audit committee membership standards set forth in the NASDAQ Rules and SEC rules;

•	whether a candidate is recognized for his or her reputation, integrity, judgment, skill, leadership ability, honesty and moral values;

•	a candidate’s ability to work constructively with the Company’s management and other directors; and

•	a candidate’s capacity, taking into consideration the number of other boards on which the candidate serves, to dedicate sufficient time and energy to his or her board and committee duties.

During the process of considering a potential nominee, the Governance Committee and its Company delegates generally request extensive additional information about, and conduct interviews with, the potential nominee. The information expected to be provided includes detailed financial and personal history customarily required by the Company’s regulators. In addition, the Governance Committee will also request that the candidate submit to an investigation overseen by the Chief Compliance Officer to evaluate whether the candidate is suitable to serve on the Board of a publicly traded, multi-jurisdictional, highly regulated omni-channel gaming, sports betting and racing company.

16	PENN NATIONAL GAMING, INC.

Compensation of Directors

The Company pays fees to each director who is not an employee of the Company. During the year ended December 31, 2020, the annual compensation for each non-employee director (other than Marla Kaplowitz who joined in November 2020) consisted of an annual cash fee of $50,000, plus an additional $10,000 for service on each of the Audit Committee, the Compensation Committee and the Compliance Committee, as applicable. In addition, the Chair of the Audit Committee receives a $15,000 annual retainer, the Chair of the Compensation Committee receives a $10,000 annual retainer, and the Chair of the Nominating and Corporate Governance Committee receives a $5,000 annual retainer. Each non-employee director had the opportunity to elect to receive his or her annual fees in the form of shares of restricted stock with forfeiture restrictions lapsing on the first anniversary of the date of grant. In 2020, each non-employee director (who elected to receive cash compensation in lieu of shares of restricted stock) elected to forgo any of their cash compensation from April 1, 2020 until October 1, 2020.

In 2020, each non-employee director (other than Marla Kaplowitz) received a grant of phantom stock units or restricted stock at his or her election with a value of $250,000 and the Chairman of the Board received a grant of phantom stock units or restricted stock at his election with a value of $375,000. Each award of phantom stock units or shares of restricted stock vests in three equal annual installments from the date of grant. Ms. Kaplowitz joined the Board of Directors on November 23, 2020 and did not receive any compensation in 2020.

2020 Director Compensation Table

The following table sets forth information with respect to all compensation awarded to the Company’s non-employee directors for 2020.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Total ($)
David A. Handler	50,000	375,004	425,004
John M. Jacquemin	70,000	250,003	320,003
Marla Kaplowitz(1)	0	0	0
Barbara Shattuck Kohn	42,500	250,003	292,503
Ronald J. Naples	35,000	250,003	285,003
Saul V. Reibstein	60,000	250,003	310,003
Jane Scaccetti	37,500	250,003	287,503

(1)

Ms. Kaplowitz joined the Company’s Board of Directors on November 23, 2020. During 2020, Ms. Kaplowitz did not receive any compensation for her service as director, including any cash compensation or stock awards.

(2)

In 2020, each non-employee director was permitted to elect to receive his or her fees in shares of restricted stock, which vest on the first anniversary of the date of grant. In 2020, Messrs. Handler, Jacquemin, and Reibstein elected to receive shares of restricted stock in lieu of cash. In 2020, Mr. Naples and Messes. Kohn and Scaccetti (who elected to receive his or her fees in cash) forwent these payments from April 1, 2020 to October 1, 2020.

(3)	The amounts listed are calculated based on the closing price on the day prior to grant date computed in accordance with FASB ASC Topic 718.

(4)

As of December 31, 2020, the following stock awards were outstanding: (i) for Mr. Handler, 8,498 phantom stock units and 27,448 shares of restricted stock; (ii) for Mr. Jacquemin, 8,498 phantom stock units and 20,810 shares of restricted stock; (iii) for Ms. Kaplowitz, there were no outstanding stock awards; (iv) for Ms. Kohn, 8,498 phantom stock units and 18,132 shares of restricted stock; (v) for Mr. Naples, 17,066 phantom stock units and 9,564 shares of restricted stock; (vi) for Mr. Reibstein, 14,331 phantom stock units and 10,863 shares of restricted stock; and (vii) for Ms. Scaccetti, 18,062 phantom stock units and 8,568 shares of restricted stock. As of December 31, 2020, Mr. Reibstein also had 54,543 stock options outstanding related to his previous service as Chief Financial Officer of the Company.

2021 PROXY STATEMENT	17

Caring for our People, our Communities and our Planet

#ThisisPENN

mycash
$3.50

Environmental, Human Capital Management and Social Responsibility

2021

Caring for our People, our Communities and our Planet #ThisisPENN
ENVIRONMENTAL, HUMAN CAPITAL MANAGEMENT AND SOCIAL RESPONSIBILITY

At Penn National Gaming, as we continue our evolution from what began as a single racetrack operator into what is today the nation’s leading omni-channel provider of retail and online gaming and sports betting entertainment, our Board of Directors and Management Team remain deeply committed to fostering a culture that helps to attract and retain a diverse, talented pool of dedicated team members.

In addition, as a longstanding good corporate citizen, we’re committed to being a trusted and valued member of our communities and a responsible steward of our finite natural resources.

Penn National’s Environmental, Social and Governance (“ESG”) Committee, which reports directly to our President & CEO Jay Snowden and our Nominating and Corporate Governance Committee and the Board of Directors, is comprised of:

Todd George

Executive Vice President of Operations

Felicia Hendrix

Executive Vice President and Chief Financial Officer

Harper Ko

Executive Vice President, Chief Legal Officer and
Secretary

D. Eric Schippers

Senior Vice President, Public Affairs and
Chairman of the Penn National Gaming Foundation

Justin Carter

Senior Vice President of Regional Operations and
Chairman of the Penn Diversity Committee

Wendy Hamilton

Senior Vice President,
Chief Human Resources Officer

Justin Sebastiano

Senior Vice President, Finance & Treasurer

Richard Primus

Senior Vice President and Chief Information Officer

2021 PROXY STATEMENT	19

Caring for Our Planet

Penn National is dedicated to creating a positive and lasting impact on the environment and has launched sustainability initiatives, led by our Corporate and property-level operating teams and designated “Green Teams,” at our 41 casinos, racetracks and resorts in 19 states throughout the United States.

All three of Penn National’s latest greenfield developments were certified as LEED® Gold or LEED® Silver by the U.S. Green Building Council.

At our two newest casinos under development in Pennsylvania in York and Morgantown, which are scheduled to open later this year, we have implemented new energy efficiencies, including:

•	LED lighting

•	EV charging stations

•	Water conserving toilets

•	Water bottle refilling stations

•	HVAC improvements to maximize efficiencies

•	AER-DEC® integrated sinks, which are the future of sustainable restroom design, combining a soap dispenser, faucet, hand dryer and sink basin all in one touch-free, hygienic, highly efficient system

We are planning to incorporate similar improvements to those listed above at all of our 23 hotel properties as we continue our regular room refreshing and remodeling plans in 2021 and beyond. Already, more than 80 percent of our properties have completed an energy-efficient lighting retrofit program. With a longer lifespan than incandescent bulbs and a more efficient use of electricity, LED bulbs allow our properties to collectively reduce their annual energy consumption by millions of kilowatt hours annually (see chart below).

Given the significant COVID-19 related temporary property closures in 2020, the following summary is from 2019:

•	Total LED projects have reduced kWh consumption by 52.4 million kWh, which equates to an 11% reduction for all impacted properties.

•	Reduced Greenhouse Gas emissions by 40,830 tons per the EPA Greenhouse Gas Conversion Calculator.

•	Through our power purchasing program with Constellation Energy, 145 million kWh’s were contracted as carbon free power.

Plainridge Park Casino in Massachusetts, which opened in 2015, is a certified LEED® Gold facility in which 75 percent of the existing building structure was constructed from reclaimed materials. Approximately 98 percent of its construction waste was diverted for recycling and re-use and 50 percent of the wood on the project was from Forest Stewardship Council (FSC) certified forests. In addition, the building derives 12 percent of its electricity from a solar panel system on the roof of the casino and the parking garage. Overall, the building uses 26 percent less energy through the use of the solar panels and high efficiency equipment in our restaurants. The building also uses 42 percent less water through the use of high efficiency plumbing fixtures and equipment, and it has water efficient landscaping that provides a 55 percent water use savings with no potable water used. Finally, the property has 20 fleet car charging stations on the second-floor garage parking and spaces for low emission fuel vehicles throughout our parking lots.

In addition, through regular audits of energy consumption at our properties, we’re continuing to develop custom initiatives, such as HVAC energy management projects and thermostat control systems, to ensure the most efficient use of electricity.

Last year, we installed integrated shower amenity dispensers containing shampoo, conditioner and body wash at more than half of our hotel properties. These new containers can significantly reduce the plastic and product waste generated annually by single-use

20	PENN NATIONAL GAMING, INC.

amenity bottles. For example, at Hollywood Casino St. Louis, which features a 502-room hotel, we’ve reduced plastic bottle use by 91% — or 550 pounds annually — which translates to nearly $50,000 in annual savings for that hotel alone. In addition, replacing paper towels with electric hand dryers and using coreless toilet paper rolls at the casino has led to a reduction of 22,000 pounds of paper waste annually.

In an effort to conserve water, most of our hotel locations encourage guests to participate in linen and towel reuse programs. Behind the scenes, low-flow plumbing fixtures and efficient use of laundry facilities help further curb water waste.

We currently have robust recycling programs in place at most of our properties nationwide (with plans to further expand the program), diverting recyclable materials produced by the casino and hotel operations away from landfills. Composting facilities, currently implemented at five locations, allow even more waste to be redirected. Additional waste reduction efforts at select properties — such as the use of plant-based and paper straws, the replacement of paper towels with electric hand dryers, and the elimination of Styrofoam — help further reduce waste directly at the source. These types of broad sustainability programs are designed to eliminate over 25,000 pounds of waste annually at each property.

Additionally, our operations and IT teams have laid the groundwork for implementing a new generation of cashless, cardless, and contactless technology at our casinos, which we refer to as the 3Cs, that will help to eliminate a significant amount of plastic and paper waste from membership cards and printed tickets from our slot machines, self-serve kiosks and ATMs. It will also lead to an ongoing reduction of direct mail to consumers. We intend to launch this technology initially at our Pennsylvania casinos in the first half of 2021, subject to regulatory approval, and plan to continue rolling it out to other regions in 2021.

Penn National Gaming Casino and Hotel — Energy Efficieny Projects

ESG — KWH Reduction, Green House Gas Emissions and Carbon Footprint Reduction Annually

Locations	Total KWH Annually - 2019	LED Lighting Retrofits and Total KWH Reduction	Annual Percentage of KWH Reduction	Greenhouse Gas Emissions Reduction (Tons)[1]	Equivalent from switching to LED from incandescent light bulbs[1]	Carbon Free Power Generation w/ Constellation Energy

Charles Town	32,063,541	4,910,806	15%	3,827	131,905

Aurora	10,873,000	1,555,303	14%	1,212	41,776	10,873,000

Grantville	25,368,000	1,053,204	4%	821	28,289	25,368,000

Tunica	15,054,000	2,350,355	16%	1,832	63,131

Riverside	15,429,999	3,814,101	25%	2,973	102,447

Joliet	17,819,000	3,041,119	17%	2,370	81,685	17,819,000

Dayton	8,705,000	508,560	6%	396	13,660	8,705,000

Tropicana	26,589,948	5,383,320	20%	4,196	144,597

Zia Park	5,779,145	64,743	1%	51	1,739

Columbus	19,404,000	2,174,040	11%	1,694	58,395	19,404,000

Youngstown	9,025,000	421,497	5%	329	11,321	9,025,000

Lawrenceburg	15,624,000	2,229,072	14%	1,737	59,873

KC Speedway	17,652,900	1,510,210	9%	1,177	40,564

1st Jackpot	6,894,000	727,032	11%	567	19,528

Boomtown Bilioxi	11,879,764	1,142,208	10%	890	30,680

M Resort	26,023,496	1,719,828	7%	1,340	46,195

Plainridge	9,812,000	1,459,476	15%	1,137	39,202	9,812,000

L’Auberge Baton Rouge	24,435,629	1,130,776	5%	881	30,373

Bay St. Louis	14,500,000	2,631,420	18%	2,051	70,680	14,500,000

St. Louis	27,926,410	1,242,445	4%	968	33,372

Bangor	9,471,000	2,423,952	26%	1,889	65,108	9,471,000

Toledo	20,875,000	1,737,845	8%	1,354	46,679	20,875,000

Council Bluffs-Iowa	17,936,825	1,043,700	6%	813	28,034

Ameristar-East Chicago	23,696,400	2,376,590	10%	1,852	63,836

L’Auberge Lake Charles	39,873,314	2,171,115	5%	1,692	58,316

Boomtown New Orleans	14,687,859	1,142,892	8%	891	30,698

Black Hawk-Colorado	19,412,028	2,412,270	12%	1,880	64,794

Total	486,811,258	52,377,879	11%	40,820	1,406,877	145,852,000	[2]

Notes:

1. Information from the EPA website listed below:

Greenhouse Gas Equivalencies Calculator | Energy and the Environment | US EPA

https://www.epa.gov/energy/greenhouse-gas-equivalencies-calculator

2. Completely Carbon Free Power Generation

2021 PROXY STATEMENT	21

Caring for Our People and Our Communities

Penn National is deeply committed to cultivating a culture and environment where all of our team members, regardless of their differences, feel like they truly belong. Last year, amidst one of the most challenging times in our nation’s history, as the world grappled with an outpouring of racial and social anguish, we formed the Penn Diversity Committee. Its mission is to put Penn National’s longstanding support of diversity and inclusion into action.

The Diversity Committee is chaired by Justin Carter, Senior Vice President of Regional Operations. The committee, which reports directly to our CEO Jay Snowden, is comprised of underrepresented team members from around the country and at varying levels in the organization to ensure our Company has mechanisms in place to listen to team members about important ongoing social justice issues, and to help implement the following key initiatives:

•	Recruitment & Company Demographics

a.	Increase recruiting efforts and support of Historic Black Colleges and Universities (HBCUs) and Universities with diverse populations and organizations.

b.

Integrate HBCUs and Universities that promote diversity into our Leadership Excellence at Penn National Gaming (“LEAP”) Program, which provides hands-on-training, mentoring and real-world experience to new or recent college graduates who are interested in building a long-term career in the gaming industry.

i.	20% of all LEAP candidates in 2021 attend HBCUs

ii.	HBCU representation in the LEAP program has grown from 1 school (.6%) in 2020 to 15 in 2021 (9.8%)

c.	Track adherence to our minority interview initiative, “The Penn Way,” for executive roles at our Company.

i.	100% of open executive roles within Penn included either female or ethnically diverse candidates

•	Leadership Development

a.	Initiate companywide mentorship and leadership development program for underrepresented team members.

b.	Provide unconscious bias and inclusion training for managers and above.

c.	Provide diversity and inclusion training in our mandatory companywide training program (“RESPECT”).

•	Procurement

a.	Create benchmarks for qualified minority supplier spend across our organization, with an initial target of 3% annual growth companywide.

b.	Increase the number of minority business networking events we attend and host.

•	Scholarship Fund

a.

In March, we launched the Penn National Gaming Diversity Scholarship program, funded through a $1 million annual commitment from Penn to our diversity initiatives. We plan to extend up to 65 scholarships this year to the children of our team members, which reflects our commitment to equity in post-secondary education opportunities for students.

•	Community Engagement

a.

Support organizations in our communities that promote equality, justice, diversity, and inclusion through direct donations and by encouraging our team members to volunteer their time and energy to help aid underrepresented and disadvantage individuals.

According to the world-renowned diversity and inclusion
expert Verna Myers,
“Diversity is like
being invited to the party,
inclusion is being asked to dance,
and belonging is dancing
like no one’s watching.”

22	PENN NATIONAL GAMING, INC.

Diversity Procurement

In 2019, following our acquisition of Pinnacle Entertainment, we formally established a committee to implement a corporate-wide Supplier Diversity Initiative to coordinate efforts across all properties regardless of jurisdictional requirements, with the goal of developing new opportunities for diversity businesses. This initial effort resulted in us more than doubling our diversity spend to $104 million in 2019 with businesses-owned by minorities, women, disabled individuals and veterans. In 2020, we’ve enhanced our efforts through a membership in the National Minority Supplier Diversity Council (NMSDC). Our head of procurement, Drew Misher, serves on its Corporate Advisory Board, and we were honored last year to sponsor and attend their annual national vendor fair, which was held virtually. We also held a regional networking event in conjunction with the Chicago Minority Supplier Diversity Council last December.

In addition, we are in the process of creating a Penn Small Business Incubator program that will help to onboard minority businesses as suppliers with Penn National. It will also assist them in growing from local to regional and ultimately national suppliers with our Company.

Penn National is proud to partner with the All-in

Diversity Project, an industry-driven initiative supporting diversity, equality and inclusion in business. Recently we sponsored their #OpenDoors 2021 social media campaign. Spanning Black History Month and International Women’s Day, the #OpenDoors campaign is designed to raise awareness of how others affect our professional development and recognize that people do not progress in their careers without the help of someone along the way. The campaign asked contributors to thank someone who opened a door for them, and then pledge to pay it forward and hold the door open for someone else.

Category	2019 actual	2021 target
Qualified Diversity Spend	18%—property spend 14%—corporate spend WBE—8.3% MBE—2.2% WMBE—3.7%	22%—property spend 16%—corporate spend WBE—10% MBE—4% Other—1%

Diversity Recruitment

Building a diverse workforce is critical to helping us attract and retain the talent needed to advance our business and create outstanding guest experiences at our properties across the country. We welcome and value customers and team members of all backgrounds and are committed to creating both a work force reflective of the local markets and a supplier base that promotes an environment of diversity, equity, inclusion and empowerment. We are proud that 48% of our team members identify as female and 47% identify as minority across the entire enterprise. We also fully support our LGBTQ+ team members and guests. In 2019, we developed standards at each of our properties to ensure accessibility of facilities and training and communication to team members regarding LGBTQ+ rights. In addition, we support local community organizations, such as

The LGBTQ Center in Las Vegas, which fights to “protect the well-being, positive image, and human rights of the lesbian, gay, bisexual, transgender, and queer community, its allies, and low to moderate income residents in Southern Nevada.”

•  Ethnic Diversity:

•  25% of all Penn National team members self-identify as African American

•  18% of all Penn National managers self-identify as African American

•  8% of all Penn National team members self-identify as Asian Americans

•  10% of all Penn National team members self-identify as Latino/Hispanic

2021 PROXY STATEMENT	23

We are committed to supporting the well-being and professional development of all of our team members, including tuition reimbursement and other certification programs, with a particular focus on minority and female leadership development. For example, our Women Leading at Penn (“WLP”) program continued to grow in its third year of operations.

The goal of WLP is to network, inspire, and encourage women to pursue leadership roles and to have female executives champion growth and development at the property and corporate levels. As a result, women held 34% of the leadership positions at the Company in 2019 and we’ve seen continued growth since then. Today, our Corporate Senior Management Team is 35% female and our Executive Team is 37.5% female, including our new Executive Vice President and Chief Financial Officer; Executive Vice President, Chief Legal Officer and Secretary; and our Senior Vice President, Chief Human Resources Officer.

In addition, we are very proud of the fact that two members of our Board of Directors – Barbara Shattuck Kohn and Jane Scaccetti – were named to Women Inc.’s list of “2019 Most Influential Corporate Directors.” The Women Inc.’s list features a comprehensive directory of influential female directors, executives, influencers and achievers who are currently serving on the boards of S&P 500/Large-Cap publicly-held companies and making impacts through their leadership. We also welcomed the addition of Marla Kaplowitz to our Board at the end of last year. Ms. Kaplowitz is President and Chief Executive Officer of the American Association of Advertising Agencies (4A’s), a trade association serving more than 600 member agencies across 1,200 offices throughout the U.S., who are responsible for more than 85% of total domestic advertising spend. With the addition of Ms. Kaplowitz, our Board of Directors is now 38% female.

Supporting our Veterans

Later this year we’ll be launching the U.S. Chamber of Commerce Foundation’s Hiring Our Heroes initiative, which connects veterans, service members, and military spouses with meaningful employment opportunities. We are committed to identifying and hiring full-time team members through this program to further unite the military community with our company in order to create economic opportunity and a stronger, more diversified workforce.

•  Program Overview:

•  12-week intern fellowship program for exiting military personnel to gain hands-on, practical experiences in one functional area (e.g., F&B, HR, IT, etc.)

•  Fellows are placed in exempt roles and report to their properties Monday-Thursday, and to their military base on Fridays for training

24	PENN NATIONAL GAMING, INC.

The Penn National Gaming Foundation and our properties around the country are proud to support numerous local non-profit organizations serving our veterans and active service members. For example:

•	Penn National is a founding supporter of “Operation Lead from the Front,” a program launched by the IM ABLE Foundation that is designed to match military veterans with children with disabilities to help the veterans rediscover meaning, purpose, and connection through a new mission of mentoring and helping them stay active.

•	This Memorial Day we will be launching the “Harold Cramer Memorial Scholarship” program at the University of Pennsylvania Carey Law School in honor of our long-serving Board member who passed away in 2017. Mr. Cramer attended the Judge Advocate General’s School before becoming chief prosecutor for the Eighth Army in Korea. This scholarship program is a multi-year commitment to provide financial assistance to veterans pursuing a law degree at UPENN.

•	We provide annual support for the Jarett Yoder Foundation/Operation Heroes, which runs nine veteran group homes called “Patriot” houses and serves over 200 homeless veterans and more than 50 service animals in Central Pennsylvania.

•	Penn National is a founding sponsor of the Berks County, Pennsylvania “Veterans Celebration” event, which has raised over $500,000 in funds to support local veterans in the Greater Reading area. Proceeds also go towards a scholarship program at Reading Area Community College for career-vocational training for veterans and those actively serving in the Reserves or National Guard who are ineligible for funding under the GI Bill and other education-benefit programs.

Penn National is also proud to spotlight our team members who served in the military through back-of-house “Honor Wall” displays and in our internal newsletter, “The Insider.” In addition, we host special recognitions and events for team members and customers who are actively serving, or are veterans,

on Veterans Day, Memorial Day and throughout the year. For example, our property teams in Bossier City, Louisiana delivered over 3,000 freshly baked cookies last Christmas to our service men and women at Barksdale Airforce Base near Shreveport.

This year, we’re excited to launch a new program called myHeroes, which will honor our veterans, first responders, and their families through team member recognition, employment opportunities, and we’ll be providing an exclusive, fully integrated extension of our mychoice rewards loyalty program.

Team Member Wellness

We believe a healthy lifestyle contributes to a long and happy life. Part of our commitment to our team members is to promote a culture of wellness that encourages and supports healthy decisions. We want our team members to enjoy their work environment, which includes looking forward to the meals and snacks they consume while they are at work. Our company dining program is a key component of our commitment to our global wellness initiative.

•	The global goals of this initiative include:

•	Providing a high-quality and healthy dining option that positively contributes to the team member experience.

•	Reducing the cost of food and providing standardized portions with healthier ingredients.

•	Creating and implementing “MicroMarkets” that are designed to offer a substantial variety of fresh and healthy foods.

•	Offering healthy dining education to all team members to assist them in making informed choices about what they consume and purchase.

2021 PROXY STATEMENT	25

Serving our Communities

The Penn National Gaming Foundation, a 501(c)(3) not-for-profit organization, was launched in 2005 in the wake of Hurricane Katrina to assist the nearly 2,000 of our team members in Mississippi and Louisiana who were impacted by one of the most devastating storms in our nation’s history. Today, the Penn National Gaming Foundation focuses its efforts on supporting charities within our corporate regions, which includes Wyomissing, PA and our Las Vegas Service Center, as well as supplementing the significant contributions our properties separately make in their communities. The Foundation has also supported relief efforts for multiple other natural disasters through the years, such as Hurricanes Gustav and Harvey, as well as helping with the medical expenses of one of our team members who was a victim in the Route 91 Harvest Music Festival shooting in Las Vegas. Most recently, we created the Hurricane Laura Relief Fund and have contributed more than $6.5 million to assist L’Auberge Lake Charles and the community, which includes covering full wages and benefits for our team members while the property was closed. In addition, our partners at Barstool Sports designed a special “Lake Charles Strong” t-shirt and hoodie, with 100% of net proceeds going to support our emergency relief fund.

When not addressing a public health crisis or responding to a natural disaster, the Foundation generally focuses on the following key areas of need: Community Development, Human Services, Cultural Affairs & Diversity, Health and Medical-related initiatives and programs that support veterans, active members of the military and their families.

Last year, despite the financial impact from the ongoing COVID-19 pandemic, which saw all of our properties temporarily closed, we continued to support our charitable partners, contributing $6 million from the Penn National Gaming Foundation and our properties to worthwhile charities and civic organizations in our host communities. In addition, we generated more than $14 million in economic development funds for our host communities in Kansas, Indiana and Iowa. We also donated thousands of volunteer hours by team members in our respective communities.

Here are two examples of the more than 2,000 organizations on average around the country that annually benefit from our support:

While the American Cancer Society’s (ACS) Relay for Life events were temporarily placed on hold due to COVID-19, our team members around the country remained involved in support of their critical mission. In our first three years of participating, we have raised more than $1 million companywide for important cancer research. Each year, our Corporate office has provided a $50,000 match to what our properties can raise through this effort, as well as contributing $50,000 annually to the ACS’ “CEOs Against Cancer,” of which Jay Snowden is a member of the Board of Directors.

Penn National and our Louisiana properties in Baton Rouge and Lake Charles are leading sponsors and active volunteers for Metanoia Manor, a one-of-a-kind refuge for adolescent victims of human trafficking. Metanoia’s shelter near Baton Rouge can house nearly two dozen children, each with a private room and bath. Staffed by professionals that include physicians, nurses, social workers, educators, and others, Metanoia seeks to rehabilitate the children until they are ready to return safely into society.

We have contributed more than $160,000 to the cause over the last three years. In addition, we have hosted multiple law enforcement summits at our Lake Charles, Louisiana facility for officials from Texas, Louisiana, Arkansas and Mississippi to share best practices and discuss potential new legislation to help fight human trafficking.

26	PENN NATIONAL GAMING, INC.

At Metanoia Gala, from left: Michelle and State Senator Ronnie Johns, Donna and Governor John Bel Edwards, Reverend Jeff Bayh, Mary Kadair, and Eric Schippers, Sr. Vice President, Penn National Gaming.

COVID-19 Response

Our team members are the life blood of our Company. During the time our properties were temporarily closed as a result of the COVID-19 outbreak, we extended health benefits to all furloughed team members and provided $13 million in holiday cash bonuses to our non-executive team members companywide to help with the financial impact to their families. Meanwhile, our executives took significant pay cuts and sacrificed end-of-year performance bonuses.

Through our Penn National Gaming Foundation, we created a COVID-19 Emergency Relief Fund for our team members and raised over $4 million through personal donations from our CEO, Senior Management team, Corporate Board of Directors and property general managers, in addition to contributions from our Foundation and property employee assistance funds.

Most recently, we joined Barstool Sports Founder Dave Portnoy’s personal mission to help save and sustain small businesses which have been impacted by COVID-19, contributing more than $4.6 million, and counting, to the non-profit “Barstool Fund.” To date, the Fund has raised over $36 million and is actively supporting 288 small businesses around the country.

This initiative is in addition to our collective effort in October to save the historic Reading Terminal Market in Philadelphia, which was suffering from decreased business as a result of COVID-19 and launched an online fundraising campaign to assist with its survival. Within 24 hours, Penn National and Barstool raised enough money to meet and exceed their fundraising goal. Our effort ensured the survival of an organization that supports family businesses, educational opportunities for low-income Philadelphia youth, and is one of the largest sites for the redemption of SNAP benefits in Pennsylvania.

Meanwhile, during the mandatory COVID-19 temporary closures, our 41 properties in 19 states throughout the country donated more than 45 tons of food to local food banks and homeless shelters in our communities, ensuring our perishable food items could help those in need at the height of the pandemic. In addition, our properties donated thousands of unused masks and surgical gloves to first responders and health care providers. Many of our properties served as COVID-19 test sites and housed emergency personnel, in addition to organizing food drives and blood donations.

2021 PROXY STATEMENT	27

Charitable Efforts
At the onset of the COVID-19 pandemic, our properties across the country stepped up to donate food items to our local communities, ensuring our perishables would go to the homes of our neighbors in need. In times of crisis, we come together. We support the communities in which we live and work.
River City Casino & Hotel
St. Louis, MO
River City Casino & Hotel has donated $7,000 in produce and dairy to a variety of charities, including Feed My People, Arnold Food Pantry, Aging Ahead and St. Louis Area Food Bank. These are the organizations River City supports regularly.
Hollywood Casino Aurora & Hollywood Casino Joliet
Aurora & Joliet, IL
Hollywood Casino Joliet recently donated more than $8,000 of food to Catholic Charities Homeless Shelter in Joliet, and Hollywood Casino Aurora donated perishables to Aurora Interfaith Food Pantry, with its executive team staying to help with pantry bag items.
Greektown Casino
Detroit, MI
Greektown donated perishable food items, water, gloves and toilet paper to Gleaners Community Food Bank, Wayne County Meals on Wheels, Mariners Inn (housing for displaced veterans) and Veterans Solutions. Greektown is also working with the city of Detroit and local medical facilities to offer their facilities as a makeshift hospital and drive through testing center.
Zia Park Casino Hotel
& Racetrack
Hobbs, NM
Zia Park donated $6,000 in food to Hearts Desire Inc., Hobbs Guidance Center, Isaiah's Soup Kitchen and Options Inc. woman's shelter.

28	PENN NATIONAL GAMING, INC.

The Meadows Racetrack & Casino
Washington, PA
The Meadows donated more than 10 pallets of food, totaling more than $6,600, to 412 Food Rescue, Agency on Aging, City Mission and Greater Washington County Food Bank.
Medical Equipment Donations
Our properties also donated our stocked surgical masks and gloves to hospitals and first responders during the crisis
Hollywood Casino Toledo
Toledo, OH
Hollywood Toledo donated $5,000 in perishable food items to local food banks and charities, including the Cherry Street Mission in Toledo, among others.
Over 60 organizations & community centers helped
Hollywood Casino at Kansas Speedway
Kansas City, KS
Hollywood Casino at Kansas Speedway donated 3,628 pounds of dairy and produce to Harvesters-The Community Food Network.
Hollywood Casino at Charles Town Races
Ranson, WV
Hollywood Casino at Charles Town Races is distributed perishable foods to charitable organizations, including partnering with the Jefferson County Community Ministries.
Ameristar Black Hawk Casino Hotel
Black Hawk, CO
Ameristar Black Hawk donated 7,778 lbs of food to the Food Bank of the Rockies. Estimated value of the donation was $20,000-25,000.
M Resort Spa Casino
Las Vegas, NV
M Resort donated perishable food items to team members. Pre-loaded pantry bags were given out by the management team to team members through a drive-up distribution process.

2021 PROXY STATEMENT	29

Ameristar Casino Hotel East Chicago & Hollywood Casino and Hotel Lawrenceburg
Chicagoland
Ameristar East Chicago and Hollywood Lawrenceburg have donated perishable food items to the East Chicago Salvation Army, Northwest Indiana Food Bank, and the Dearborn Food Pantry.
Ameristar Casino Hotel Council Bluffs
Council Bluffs, IA
Ameristar Council Bluffs has donated $9,600 in food items to MOHM's Place, which provides meals to single men, women, children and families who are experiencing food insecurity.
Ameristar Casino Hotel Vicksburg
Vicksburg, MS
Ameristar Casino donated food to the Salvation Army and Caffe Paradiso. Caffe Paradiso works with other local restaurants, including Fit Chef and Gumbo Pot, to deliver meals from donations to over 300 people in need per day.
75,000 LBS of food donated
Hollywood Casino & Hotel Tunica & 1st Jackpot Casino Tunica
Robinsonville, MS
Hollywood Tunica and 1st Jackprt donated over five pallets of food to Sacred Heart Southern Mission to help support them in their mission to provide critically needed assistance to families in difficult times.

30	PENN NATIONAL GAMING, INC.

Hollywood Casino St. Louis Maryland Heights, MO Hollywood St. Louis sent 7 pallets of goods worth more than $8,600 to the St Louis Area Food-bank. In addition, they donated surplus food to various charities, including Mimi's Food Kitchen, the St. Louis Area Food Bank, Feed My People, and Arnold Food Pantry, and are working with Mrs. Kehoe to facilitate food delivery to children in central Missouri. Hollywood Gaming at Mahoning Valley Race Course Youngstown, OH Hollywood Mahoning Valley delivered everything from its kitchens that couldn't be frozen to Harvest Food Bank. In addition, they donated non-perishable items from their March food drive promotion. Boomtown Casino & Hotel New OrleansHarvey, LA Boomtown New Orleans has donated perishable foods to charitable organizations, including Grace Baptist Church. Margaritaville Resort Casino& Boomtown Casino HotelBossier City, LAMargaritaville and Boomtown Bossier City donated 2 pallets of food to the Rescue Mission, VA, Providence House, the Bossier Council on Aging and NWLA Veterans Home. Hollywood Casino Hotel & Raceway Bangor
Bangor, ME
Hollywood Bangor donated $3,000 in food to the Good Shepard Food Bank.
Hollywood Casino Columbus
Columbus, OH
Hollywood Columbus put together 200 boxes of perishable items (each box worth approximately $24 in food items each) and distributed the same to our lower-paid team members. Total contribution was $5,000.
Hollywood Gaming at Dayton Raceway and Hollywood Casino Toledo
Dayton, OH
Hollywood Dayton donated $2,500 in food items to the Dayton Food Bank. Hollywood Toledo donated $5,000 in perishable food items to local food banks and charities, including the Mahoning Valley Second Harvest Food Bank and the Cherry Street Mission in Toledo, among others.

2021 PROXY STATEMENT	31

Caring for our Guests

Penn National recognizes that caring for our people and our communities includes caring for our valued guests and customers. In conjunction with our Gold Level partnership with the International Center for Responsible Gaming (ICRG), our Company has established a comprehensive framework to promote a culture of responsible gaming throughout our organization.

Penn National maintains a Corporate Responsible Gaming Committee to oversee its responsible gaming programs and regularly consults with the ICRG and other partner responsible gaming organizations. The Committee’s goals include:

•	Promoting a culture of responsible gaming.

•	Establishing minimum responsible gaming related policies and procedures including the establishment of programs designed to allow patrons to self-exclude and set up financial restrictions and marketing restrictions.

•	Overseeing ongoing reporting by property based Responsible Gaming Committees at each Penn National property.

•	Preventing underage gambling and unattended minors in casinos.

•	Serving alcoholic beverages responsibly.

•	Advertising responsibly.

•	Training team members on responsible gaming.

•	Supporting and promoting research-based policies on responsible gaming.

•	Providing ongoing oversight and review of compliance with all responsible gaming policies and programs.

This Committee meets quarterly and consists of senior Penn National executives, including our President & CEO, Chief Legal Officer, Chief Compliance Officer, and senior executives in Human Resources, Marketing, Internal Audit, as well as the Senior Vice Presidents of Regional Operations.

The Penn National Corporate Responsible Gaming Committee has established a comprehensive Corporate Responsible Gaming Program (“Corporate RG Program”) based on the American Gaming Association’s (“AGA”) Code of Conduct for Responsible Gaming to meet the goals described above that governs all of its casino facilities and online products.

As required by the Corporate RG Program, each individual Penn National property maintains a property Responsible Gaming Committee, chaired by the property general manager, that sets property responsible gaming standards in accordance with Corporate RG Program standards, ICRG recommended practices, and the AGA’s Code of Conduct. In addition, Penn National’s internal audit department conducts regular responsible gaming audits at each property and its Interactive Division to ensure compliance with established responsible gaming standards.

In addition, to address our Interactive Division’s customers, our Company has developed a robust responsible gaming program, including internal controls for account registration. Part of a registrant’s information is checked through a database of public records to confirm the individual’s information and identity. Only upon verifying an identity is an individual allowed to deposit funds into their sports betting or online casino account and wager when physically located in a legally approved jurisdiction. There is no anonymous gaming on our online gaming offerings. Penn National goes above and beyond to ensure that registrants are not part of Penn National’s database of excluded patrons. At registration, each registrant’s name and date of birth is checked against that database. Penn National voluntarily employs an “exclude one, exclude all” policy, meaning that any individual excluded at any Penn National property is not allowed to gamble at sister properties or register for our online gaming products. Further, the Company will block any individual’s account if the individual subsequently places themselves on a respective jurisdiction’s voluntary or involuntary exclusion list. Penn National performs daily checks of its online players list to ensure that no one listed on a jurisdiction’s voluntary or involuntary exclusion list is allowed to participate in our online offerings.

Beyond its gatekeeping measures, Company online operations provide customers with a number of services to promote responsible gaming. Primarily, the online applications (“app”) provide a number of resources and literature to players in its “Responsible Gaming and Patron Protection” and “Limits” sections. Players can set

32	PENN NATIONAL GAMING, INC.

various monetary limits in an effort to stay within their budget. This includes deposit, single wager, and total wager (daily, weekly, or monthly) limits. Our online offerings further provide the option of setting time limits, which prevent players from logging into their account for 24 hours after the voluntarily set time limit is met. In addition, players can set a “check-in” alert that will notify a player when they have been active on the app for a certain amount of time.

To further promote responsible gaming, there are waiting periods of 24 hours, seven days, and one month to increase or remove limits, aimed at preventing a vulnerable player from changing responsible gaming settings impulsively. In addition, players can set a timeout of at least 72 hours where they will not be able to login during this cooling off period.

Further, consistent with the Penn National’s omni-channel approach, Penn National and Barstool Sports are creating a cohesive, consistent message regarding responsible gaming across its interactive products, including the Barstool Sportsbook and Casino.

When the Barstool Sportsbook launched, it did so alongside an authentic public service announcement from Barstool Sports founder Dave Portnoy and lead talent Dan “Big Cat” Katz, reminding their audience that “if you have a problem, call 1-800-GAMBLER”. In just seven months, that PSA has received over 570,000 views. Moreover, Penn National and Barstool Sports launched Barstool Sportsbook responsible gaming platforms on Twitter and Instagram, providing dedicated platforms with the sole goal of delivering meaningful responsible gaming messaging under the Barstool brand.

Penn National and Barstool Sports incorporate the traditional, industry standard responsible gaming message in its gaming content, focusing on the 1-800-GAMBLER hotline number to provide its audience with the industry leading, easily recalled, and nationally available avenue of support if in need. The app provides this number at several customer interaction points, from the account section, to the customer’s bet slip, to an inactivity timeout. Moreover, because the bet slip provides the hotline number, any time a customer shares their bet slip with friends or on social media, that customer is joining our responsible gaming effort by sharing the 1-800-GAMBLER resource.

In addition, Barstool incorporates this messaging in its day-to-day content. For example, the nation’s leading sports podcast, Barstool’s “Pardon My Take”, often reminds its multi-million-person audience that gambling should always be viewed as a form of entertainment. In Big Cat’s own words, “Gambling should be for entertainment. 1-800-GAMBLER if you have a problem….this…should be fun, entertainment. Don’t bet more than you can afford.”

Beyond merely words, Barstool transparently tracks and discloses gambling picks and results. A constant part of Barstool content is personalities admitting their lack of expertise and discussion of gaming losses. Barstool routinely shares daily win/loss records in shows, podcasts, and on social media. As Big Cat has said, “I’m still a bad gambler. Maybe I should put this into my Twitter bio. Don’t follow my picks expecting to win. I lose. I am a lifelong loser. A Loser with a capital ‘L’.”

Penn National and Barstool are improving the way we talk about responsible gaming to engage our entire audience in a meaningful way and will continue to focus on the well-being of our customers.

2021 PROXY STATEMENT	33

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

Information about Nominees and Other Directors

The Board of Directors currently consists of eight members: David A. Handler (Chairman), John M. Jacquemin, Marla Kaplowitz, Barbara Shattuck Kohn, Ronald J. Naples, Saul V. Reibstein, Jane Scaccetti and Jay A. Snowden. The directors are organized into three classes, with each class elected to serve a three year term. Two Class I directors will be elected at the Annual Meeting to hold office, subject to the provisions of the Company’s bylaws, until the annual meeting of shareholders of the Company to be held in 2024 and until their respective successors are duly elected and qualified.

Class I Nominees

The following table sets forth the name, independence status, number of other public company boards, principal occupation and term of service of each person who has been nominated to be a director of the Company. Each nominee has consented to be named as a nominee and, to the knowledge of the Company, is willing to serve as a director, if elected. Should either of the nominees not remain a nominee at the end of the meeting (a situation which is not anticipated), solicited proxies may be voted by the holders of the proxies for a substitute nominee (unless a proxy contains instructions to the contrary).

Name of Nominee	Independent	Other Public Company Boards	Principal Occupation	Term (if elected)

David A. Handler	Yes	None	Partner, Centerview Partners	2024

John M. Jacquemin	Yes	None	President, Mooring Financial Corporation	2024

34	PENN NATIONAL GAMING, INC.

Nominee Qualifications

David A. Handler Class I Director Age: 56 Director Since: 1994

Business Experience: Mr. Handler has served as the Company’s Chairman of the Board since June 2019 and as a director since 1994. In August 2008, Mr. Handler joined Centerview Partners as a Partner. Centerview Partners is an independent financial advisory and private equity firm. From April 2006 to August 2008, he was a Managing Director at UBS Investment Bank.

Other Public Company Boards: None.

Mr. Handler has considerable investment banking and capital markets experience, which includes a focus on mergers and acquisitions and other significant transactions (including many in the technology space), which compliments his long-term exposure to the gaming industry. Mr. Handler’s background has been an invaluable asset to the Company over the years, particularly in connection with evaluating potential acquisitions and financing opportunities.

John M. Jacquemin Class I Director Age: 74 Director Since: 1995

Business Experience: Mr. Jacquemin is President of Mooring Financial Corporation, a group of financial services companies founded by Mr. Jacquemin in 1982 that specializes in the purchase and administration of commercial loan portfolios.

Other Public Company Boards: None.

Mr. Jacquemin has significant experience with private equity funds specializing in restructurings, workouts and the valuation of distressed debt. The nature of these investments requires a sophisticated understanding of financial statements to enable the identification of growth opportunities in troubled companies, as well as valuation expertise. This experience brings unique perspective to the Board and is enhanced by Mr. Jacquemin’s financial sophistication and financial statement expertise and long-term exposure to the gaming industry.

In addition to the qualifications of each nominee for director described above, David A. Handler and John M. Jacquemin are standing for re-election based upon the judgment, financial acumen and skill they have demonstrated as Board members, as well as their demonstrated commitment to serve on the Board.

The Board of Directors unanimously recommends that the shareholders vote “FOR” each of the nominees.

2021 PROXY STATEMENT	35

Continuing Directors

The following table sets forth the name, independence status, number of other public company boards, principal occupation and term of service of each person who will continue as a director after the Annual Meeting.

Name	Independent	Other Public Company Boards	Principal Occupation	Term Expires
Class II Directors:

Barbara Shattuck Kohn	Yes	1	Director of Fluent, Inc. and former Principal of Hammond Hanlon Camp LLC	2022

Ronald J. Naples	Yes	1	Director of P.H. Glatfelter Company, Glenmede Trust Company and the Philadelphia Contributionship	2022

Saul V. Reibstein	Yes	1	Director of Vishay Precision Group, Inc. and former Executive Vice President, Chief Financial Officer and Treasurer of Penn National Gaming, Inc.	2022
Class III Directors:

Marla Kaplowitz	Yes	None	President and Chief Executive Officer of the American Association of Advertising Agencies	2023

Jane Scaccetti	Yes	1	Chief Executive Officer of Drucker & Scaccetti, P.C. and Director of Myer Industries, Inc.	2023

Jay A. Snowden	No	None	President and Chief Executive Officer of Penn National Gaming, Inc.	2023

36	PENN NATIONAL GAMING, INC.

Continuing Directors’ Qualifications

Barbara Shattuck Kohn Class II Director Age: 70 Director Since: 2004

Business Experience: Ms. Kohn serves as a director of Fluent, Inc. Ms. Kohn was a Principal at Hammond Hanlon Camp LLC, a strategic advisory and investment banking firm from 2012 to 2018. Ms. Kohn also serves as a director of Emblem Health, one of the nation’s largest nonprofit health plans. She has previously served as a director of Computer Task Group and a division of Sunlife Financial Corporation. Prior to joining Hammond Hanlon Camp LLC in 2012, Ms. Kohn was a Managing Director of Morgan Keegan – Raymond James. Morgan Keegan & Company, Inc. was acquired by Raymond James Financial from Regions Financial Corp. and was the successor to Shattuck Hammond Partners, an investment banking firm Ms. Kohn co-founded in 1993. Prior to 1993, she spent 11 years at Cain Brothers, Shattuck & Company, Inc., an investment banking firm she also co-founded. From 1976 to 1982, she was a Vice President of Goldman, Sachs & Co. Ms. Kohn began her career as a municipal bond analyst at Standard & Poor’s Corporation. Ms. Kohn was named to Women Inc.’s list of “2019 Most Influential Corporate Directors.”

Other Public Company Boards: Fluent, Inc.

Ms. Kohn has substantial experience in investment banking, capital markets and project finance. Further, she possesses the experience, financial sophistication and financial statement expertise necessary to evaluate potential acquisition and financing opportunities for the Company, and she was instrumental in evaluating both the preferred equity investment in the Company by Fortress Investment Group, LLC in 2008 and the spin-off of the Company’s real estate in 2013. This financial background is ideally suited for Ms. Kohn’s service on the Audit and Compensation Committees, and her reputation, integrity, judgment and proven leadership ability meets both the Board’s high standards and the rigorous requirements of the various regulatory agencies with jurisdiction over the Company.

Ronald J. Naples Class II Director Age: 75 Director Since: 2013

Business Experience: Mr. Naples serves as a director of P.H. Glatfelter Company, Glenmede Trust Company and the Philadelphia Contributionship. Mr. Naples served as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania, having been appointed to that position by the Governor of Pennsylvania, from April 2009 until February 2011. From 1997 until May 2009, Mr. Naples was the Chairman of Quaker Chemical Corporation, a public specialty chemical company serving the metalworking and manufacturing industries worldwide, and served as Quaker’s Chief Executive Officer from 1995 to 2008. Previously, Mr. Naples was Chairman and Chief Executive Officer of Hunt Manufacturing Company, a public company, from 1981 to 1995. He also served as Chairman of the Federal Reserve Bank of Philadelphia.

Other Public Company Boards: P.H. Glatfelter Company

Mr. Naples has significant business experience as a chief executive officer and director of large, publicly traded corporations. Mr. Naples has significant government and regulatory experience as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania and as Chairman of the Federal Reserve Bank of Philadelphia. Mr. Naples’ impressive educational background and distinguished military career as well as his reputation, integrity, judgment and proven leadership ability meets both the Board’s high standards and the rigorous requirements of the various regulatory agencies with jurisdiction over the Company. In addition, Mr. Naples’ military, leadership and regulated company experience is invaluable in the context of his service on the Compliance Committee.

2021 PROXY STATEMENT	37

Saul V. Reibstein Class II Director Age: 72 Director Since: 2018 (and previously a director from 2011 to 2014)

Business Experience: Mr. Reibstein served on the Company’s board of directors and was Chairman of the Audit Committee from June 2011 until his appointment as Senior Vice President and Chief Financial Officer in November 2013. Mr. Reibstein retired as the Company’s Executive Vice President, Chief Financial Officer and Treasurer on December 31, 2016 and was employed by the Company as an executive advisor from January 1, 2017 through December 31, 2017. From 2004 until joining the Company as an executive, Mr. Reibstein served as a member of the senior management team of CBIZ, Inc., a New York Stock Exchange-listed professional services company, where, as Executive Managing Director, he was responsible for the management of the CBIZ New York City Financial Services office operations and the overall international activities of the Financial Services Group. Mr. Reibstein has over 40 years of public accounting experience, including 11 years serving as a partner in BDO Seidman, a national accounting services firm, where he was the partner in charge of the Philadelphia office from June 1997 to December 2001 and Regional Business Line Leader from December 2001 until September 2004. In addition, since July 2010, Mr. Reibstein has served as a member of the Board of Directors of Vishay Precision Group, Inc., a publicly traded company, where he is Chairman of the Audit Committee and a member of both of its Compensation and Nominating and Corporate Governance Committees. Mr. Reibstein is a licensed CPA in Pennsylvania and received a Bachelor of Business Administration from Temple University.

Other Public Company Boards: Vishay Precision Group, Inc.

Mr. Reibstein brings to our Board extensive familiarity with the Company and the gaming industry, having previously served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer, as well as accounting, finance, risk management and strategic management expertise for both public and private companies, including gaming companies.

Marla Kaplowitz Class III Director Age: 55 Director Since: 2020

Business Experience: Ms. Kaplowitz has served as President and Chief Executive Officer of the American Association of Advertising Agencies (4A’s), a trade association serving more than 600 member agencies throughout the United States since 2017. From 2011 to 2017, Ms. Kaplowitz served as Chief Executive Officer of North America of MEC Global (now Wavemaker Global), a global media agency. Ms. Kaplowitz also spent 12 years at MediaVest, where she led Procter & Gamble’s communications planning for North America and worked with brands including Avon, Denny’s, Heineken and Norelco. She began her career at DMB&B and later joined Ammirati Puris Lintas, where she managed the agency’s Labatt, Nickelodeon Networks and Unilever accounts.

Other Public Company Boards: None

Ms. Kaplowitz brings marketing and digital transformation expertise to the Board as

President and Chief Executive Officer of the American Association of Advertising Agencies (4A’s) and other senior management positions. Her experience brings to our Board significant marketing and digital experience, which is invaluable in the context of the Company evolving into a leading ominichannel provider of retail and interactive gaming, sports betting and entertainment.

38	PENN NATIONAL GAMING, INC.

Jane Scaccetti Class III Director Age: 67 Director Since: 2015

Business Experience: Ms. Scaccetti is the Chief Executive Officer of Drucker & Scaccetti, P.C., a public accounting and business advisory firm, of which she has been a principal since 1990. In addition, Ms. Scaccetti is a member of the Board of Directors of Myers Industries, Inc., a New York Stock Exchange listed company, and is a member of its Audit and Governance Committees. Ms. Scaccetti also serves as Chair of the Board of Directors of Mathematica Policy Research, Inc., trustee of Temple University, and a trustee of Salus University. In addition, Ms. Scaccetti served as a director and audit committee chair of The Pep Boys – Manny, Moe & Jack from 2002 until 2016, and of Nutrition Management Services Company from 1992 until 2010. Ms. Scaccetti was named to Women Inc.’s list of “2019 Most Influential Corporate Directors.”

Other Public Company Boards: Myers Industries, Inc.

Ms. Scaccetti brings financial expertise as a practicing CPA since 1977, as well as her management expertise as chief executive officer of a public accounting and business advisory firm and as a director of other publicly traded companies. Her experience brings unique perspective to the Board and the Board is enhanced by Ms. Scaccetti’s financial sophistication and expertise.

Jay A. Snowden Class III Director Age: 45 Director Since: 2019

Business Experience: In August 2019, the Board elected Mr. Snowden as a Board member. Effective January 1, 2020, Mr. Snowden became the Company’s Chief Executive Officer. One of his first actions as Chief Executive Officer was to acquire a minority interest in Barstool Sports, a leading sports media and entertainment company, which is the centerpiece of his vision to evolve Penn National from a regional casino operator into a leading omnichannel provider of land-based and interactive gaming, sports betting and entertainment. Despite the challenges presented by the COVID-19 pandemic in his first few months as Chief Executive Officer, which included the temporary closure of all of the Company’s properties, Mr. Snowden successfully navigated Penn National through a series of mitigation efforts and capital raises to help secure the Company’s future. Mr. Snowden joined the Company in October 2011 as Senior Vice President-Regional Operations and was promoted to Chief Operating Officer in January 2014. In March 2017, Mr. Snowden was named President and Chief Operating Officer and led the Company’s successful margin improvement plan, as well as the integration of Pinnacle Entertainment, an acquisition which nearly doubled the size of Penn National. Prior to joining the Company, Mr. Snowden was the Senior Vice President and General Manager of Caesars and Harrah’s in Atlantic City, and prior to that, held various leadership positions with them in St. Louis, San Diego and Las Vegas.

Other Public Company Boards: None

Mr. Snowden brings well-established gaming, hospitality and interactive gaming, sports betting, and entertainment experience to our Board of Directors based on his extensive experience in the rapidly evolving gaming industry. Given his achievements in leading the Company as President and Chief Operating Officer and now as President and Chief Executive Officer, he has unique perspectives and experience related to the strategic direction of the Company and the broader gaming industry.

2021 PROXY STATEMENT	39

PROPOSAL NO. 2

APPROVAL OF THE COMPANY’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 200,000,000 TO 400,000,000

The Board has adopted a resolution approving, and recommending to our shareholders for their approval and adoption, the Company’s Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”), to increase the number of authorized shares of our common stock, par value $0.01 per share, from the 200,000,000 shares currently authorized to 400,000,000 shares (the “Amendment”).

Reasons for the Proposed Increase in Authorized Shares of Common Stock

As of April 6, 2021, 156,568,828 shares of the Company’s common stock were outstanding, and the number of shares of common stock issuable upon the exercise of options outstanding is 3,713,926. In addition, as of April 6, 2021, the Company has also reserved for issuance 1,153,197 shares of Company common stock pursuant to our 2008 Long Term Incentive Compensation Plan and 7,360,998 shares of Company common stock pursuant to our 2018 Long Term Incentive Compensation Plan.

The Board believes that increasing the number of authorized shares of our common stock is in the best interests of the Company and its shareholders. The Board further believes that the additional shares of common stock will provide the Company with the necessary flexibility to utilize shares for various corporate purposes that may be identified in the future. These corporate purposes may include, but are not limited to, potential strategic transactions (such as mergers, acquisitions and other business combinations), stock dividends, equity or equity-linked offerings and other capital-raising or financing transactions, grants and awards under equity compensation plans and other types of general corporate purpose transactions. We believe that it is crucial to have the flexibility to issue shares of common stock beyond the amount remaining, and we believe the failure to approve the proposed Amendment would likely hinder our ability to pursue shareholder value-enhancing transactions.

The Board has not proposed the increase in the number of authorized shares with the intention of discouraging tender offers or takeover attempts of the Company. Rather, the proposed Amendment has been prompted by business and financial considerations, as set forth above, and it is the intended purpose of the Amendment to provide greater flexibility to the Board in considering and planning for our potential future corporate needs. The availability of additional authorized shares for issuance may, however, have anti-takeover effects in that it may discourage a merger, tender offer, proxy contest or other attempt to obtain control of the Company. In this regard, if the Company was to become concerned that it may be a potential target of an unsolicited acquisition attempt, it could try to impede the acquisition by issuing additional shares of common stock or rights or other equity interests related thereto, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to the bidder of the acquisition. The Board is not currently aware of any attempt or plan to acquire control of the Company.

The additional shares of common stock to be authorized by the adoption of the Amendment would have rights identical to our currently outstanding shares of common stock. Adoption of the proposed Amendment would not affect the rights of holders of currently outstanding shares of the Company’s common stock, except for effects incidental to increasing the number of shares of the Company’s common stock outstanding, such as dilution of earnings per share and voting rights of current holders of common stock, if and to the extent additional shares of common stock are ultimately issued. The proposed Amendment will not affect the number of shares of preferred stock authorized.

The Amendment is attached to this Proxy Statement as Appendix A. If the Amendment is approved, it will become effective upon its filing with the Department of State of the Commonwealth of Pennsylvania, which will occur as soon as practicable after the approval.

The Board of Directors unanimously recommends that shareholders vote “FOR” approval of the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 400,000,000.

40	PENN NATIONAL GAMING, INC.

PROPOSAL NO. 3

APPROVAL OF THE COMPANY’S AMENDED AND RESTATED 2018 LONG TERM INCENTIVE COMPENSATION PLAN

We are asking shareholders to approve an amendment and restatement (the “Amendment and Restatement”) of the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan (the “2018 Plan”).

The key change made by the Amendment and Restatement is to expand the eligibility provisions in the 2018 Plan to allow us to grant awards to consultants and advisors of the Company and our subsidiaries (which is a standard provision in most public companies equity plans). Currently, the 2018 Plan only permits grants to employees and directors.

As described in more detail in the Compensation Discussion and Analysis beginning on page 51 of this Proxy Statement, we believe that the award of equity compensation is a critical component of the Company’s compensation program. Our equity compensation program has encouraged strong shareholder alignment and has been an integral component in the substantial increase in shareholder value generated by the Company over the last decade.

We believe it is important that the 2018 Plan’s eligibility provisions be expanded to allow us to grant equity-based awards to consultants and advisors, as our ability to attract, incentivize and retain talented consultants and advisors has become increasingly important to our success, and we believe providing equity-based awards under the 2018 Plan will help us attract, incentivize and retain these consultants and advisors.

Other changes made in the Amendment and Restatement, which are of a more technical nature, include making drafting changes to the no-repricing, tax withholding and Section 409A provisions of the 2018 Plan.

The Amendment and Restatement does not increase the number of shares reserved for issuance under the 2018 Plan or extend the term of the 2018 Plan.

If shareholders approve this proposal, the Amendment and Restatement of the 2018 Plan will become effective immediately.

If shareholders do not approve the Amendment and Restatement, the 2018 Plan will remain in place and the Amendment and Restatement will not become effective.

Information About Our Historic Use of the 2018 Plan and Best Practice Plan Features.

The Company has a strong record of using equity compensation prudently, as evidenced by our “overhang” and “burn rate” statistics. Overhang is a measure of the dilution to which the Company’s shareholders are exposed due to the possibility that future equity compensation will be awarded to employees of the Company, and it is calculated based on the total equity awards outstanding divided by the total number of shares of common stock outstanding. The Company’s overhang in 2020 was approximately 5.9%, which represents a reduction of approximately 2.3% from 2019 and 0.3% from 2018. Burn rate is a measurement of how quickly the Company is granting equity to employees and is calculated based on the number of awards granted divided by the weighted average shares of common stock outstanding. The Company’s burn rate in 2020 was 1.0%, and the average three-year burn rate (from 2018 to 2020) was 1.8%, which is far below the applicable 3.64% category burn rate benchmark established by Institutional Shareholder Services (ISS).

In addition, the 2018 Plan was designed to protect shareholder interests and promote shareholder value by incorporating, among other things, the following:

•	a minimum vesting period of one year from the date of grant to encourage employees to focus on the long-term success of the Company;

•

a “fungible share” concept that requires the Company to count each share awarded as restricted stock, or pursuant to any other full value stock award, as an award of 2.30 shares for purposes of counting the shares available for issuance under the 2018 Plan;

•

stock options or stock appreciation rights are issued with an exercise price equal to at least 100% of the fair market value of a share of common stock on the date of grant, and the term of each stock option or stock appreciation right may not exceed ten years from the date of grant;

•

prohibitions on discounting and repricing options, (except in connection with a corporate transaction involving the Company including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up,

2021 PROXY STATEMENT	41

spin-off, combination or exchange of shares), and a prohibition on amending the terms of any award to reduce the exercise price of outstanding stock options or stock appreciation rights and on cancelling outstanding stock options or stock appreciation rights with exercise prices that are below the then-current fair market value of the applicable stock option or stock appreciation right in exchange for cash or other awards or taking any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the shares of the Company’s common stock are listed or quoted, in each case, without shareholder approval;

•	prohibitions on the Company’s directors and executive officers from engaging in hedging transactions or pledging Company shares;

•	no automatic vesting of equity following a change in control; and

•	prohibitions on “liberal sharing counting.”

Summary of Material Terms of the 2018 Plan and Changes Made by the Amendment and Restatement

The following is a summary of the material terms of the 2018 Plan and the changes made in the Amendment and Restatement. The summary is not exhaustive and is qualified by reference to the full text of the 2018 Plan (as amended by the Amendment and Restatement) in its entirety, which is attached hereto as Appendix B of this proxy statement.

General. The 2018 Plan was first adopted by our Board of Directors on March 21, 2018 and was approved by our shareholders on June 13, 2018. The 2018 Plan permits the Company to issue stock options (incentive and/or non-qualified), stock appreciation rights, restricted stock, phantom stock units and other equity and cash awards to employees. Non-employee directors, any director emeritus, or chairman emeritus are also eligible to receive all such awards, other than incentive stock options.

On April 6, 2021, the Board of Directors approved, subject to shareholder approval, the Amendment and Restatement, which we are asking shareholders to approve in this Proposal No. 3. If shareholders approve the Amendment and Restatement, consultants and advisors of the Company and our subsidiaries will also be eligible to receive all such awards, other than incentive stock options. We provide more information regarding this proposed change to the 2018 Plan in the discussion of the 2018 Plan’s “Eligibility” provisions below.

Term. Awards may not be granted under the 2018 Plan after June 13, 2028, or such earlier date as may be determined by the Board of Directors.

Purpose. The purpose of the 2018 Plan is threefold:

•

To advance the interests of the Company and its shareholders by providing a means by which the Company and its participating subsidiaries and affiliates can motivate selected participants to direct their efforts to those activities that will contribute materially to the Company’s success;

•

To link remunerative benefits paid to participants who have substantial responsibility for the successful operation, administration and management of the Company and/or its subsidiaries and affiliates with the enhancement of shareholder value; and

•	To enable the Company to attract and retain in its service highly qualified persons for the successful conduct of its business.

Eligibility. Employees (including officers) of the Company and our subsidiaries and any parent entity are eligible to receive awards under the 2018 Plan. Non-employee directors of the Company and our subsidiaries are also eligible to receive all such awards, other than incentive stock options. If the Amendment and Restatement is approved by shareholders, consultants and advisors of the Company and our subsidiaries will also be eligible to receive awards under the 2018 Plan. Consultants and advisors who may be eligible to receive awards include those who are eligible to be offered securities registrable on Form S-8 under the Securities Act as well as those who do not comply with the requirements for Form S-8, provided they satisfy an exemption under the Securities Act.

For purposes of the 2018 Plan, the term “subsidiary” includes any corporation, partnership, joint venture or other entity in which we have made, directly or indirectly through one or more intermediaries, a substantial investment or commitment, including, without limitation, through the purchase of equity or debt or the entering into of a management agreement or joint operating agreement.

As of December 31, 2020 the Company had approximately 18,400 employees and seven directors eligible to participate in the 2018 Plan. If the Amendment and Restatement is approved by shareholders, approximately 9 consultants and advisors of the Company and our subsidiaries would become eligible to be selected to receive awards under the 2018 Plan.

Number of Shares Available for Issuance. Not more than 12,700,000 shares of the Company’s common stock may be issued under the 2018 Plan. Shares issued under

42	PENN NATIONAL GAMING, INC.

the 2018 Plan that are subsequently forfeited back to the Company before becoming fully vested will be available for future grants under the 2018 Plan. In addition, if an award under the 2018 Plan pursuant to which shares of the Company’s common stock are issuable is forfeited, expires or terminates, then the shares underlying such award will be available for future issuance under the 2018 Plan. Awards of stock options and stock appreciation rights will be counted against the 12,700,000 limit as one share of common stock for each share granted. Each share awarded in the form of restricted stock, phantom stock units or any other full value stock award will be counted as issuing 2.30 shares of common stock for purposes of determining the number of shares available for issuance under the 2018 Plan. The Compensation Committee will adjust the aggregate 12,700,000 share limit if it determines that a dividend, recapitalization, stock split, merger, consolidation or other similar corporate transaction or event equitably requires an adjustment.

Types of Awards. The 2018 Plan provides for the issuance of stock options, stock appreciation rights (“SARs”), restricted stock, phantom stock units and other equity-based awards. Rights to awards may be contingent on the continued employment or service or achievement of performance goals, which may be applied to the Company as a whole or a business unit or related company, and may be measured either annually or cumulatively over a period of years on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group.

Administration. The 2018 Plan is administered by or under the direction of the Compensation Committee. Except for matters required by the terms of the 2018 Plan to be decided by the Board of Directors or the CEO, the Compensation Committee has full power and authority to interpret and construe the 2018 Plan, to prescribe, amend and rescind rules, regulations, policies and practices, to impose such conditions and restrictions on awards as it deems appropriate and to make all other determinations necessary or desirable in connection with the administration of, or the performance of its responsibilities under, the 2018 Plan. Subject to limitations set forth in the Plan and as prescribed by the Compensation Committee, the Compensation Committee may delegate to the Company’s Chief Executive Officer or a designee thereof, the authority to grant awards to certain persons under the 2018 Plan.

Minimum Vesting Period. Subject to limited exceptions in the event of a change of control of the Company, stock options, restricted stock, phantom performance units and any other award granted under the 2018 Plan are subject to a minimum vesting period of one year after the date of grant.

Amendment and Termination. The Board may at any time amend or modify the 2018 Plan in any or all respects, except that any such amendment or modification may not adversely affect the rights of any holder of an award previously granted under the 2018 Plan unless such holder consents. The Board may also terminate the 2018 Plan at any time.

Dividends. No dividends may be paid to a plan participant with respect to an award prior to the vesting of such award. An award may provide for dividends or dividend equivalents to accrue on behalf of a participant as of each dividend payment date during the period between the date the award is granted and the date the award is exercised, vested, expired, credited or paid, and to be converted to vested cash or shares at the same time and subject to the same vesting conditions that apply to the shares to which such dividends or dividend equivalents relate.

Adjustments. The Compensation Committee shall make certain adjustments to the 2018 Plan and to the outstanding awards under the 2018 Plan in the event that the Compensation Committee determines any dividend or other distribution (whether in the form of cash, shares of the Company’s common stock or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of the Company’s common stock, other securities of the Company, issuance of warrants or other rights to purchase shares of common stock or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined in ASC Topic 718, Compensation – Stock Compensation, or otherwise affects the shares of the Company’s common stock. In the event of such a change, appropriate adjustments will be made to:

•

the number and type of shares of the Company’s common stock or other securities which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in the 2018 Plan;

•	the number and type of shares of the Company’s common stock or other securities subject to outstanding awards under the 2018 Plan;

•	the grant, purchase, SAR Base Amount or Option Price with respect to any award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award; and

2021 PROXY STATEMENT	43

•	other value determinations applicable to outstanding awards.

Any such adjustments to the outstanding awards will generally be effected in a manner as to preclude the enlargement or dilution of rights and benefits under such awards. However, in no event will fractions of an ordinary share be issued and the Compensation Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down as appropriate.

No Repricing Without Shareholder Approval. The 2018 Plan prohibits the repricing of stock options and SARs without first obtaining stockholder approval. Specifically, except in connection with anti-dilution and similar equitable adjustments to awards to account for certain business transactions or other changes in capital structure, without first obtaining approval of the Company’s stockholders, the base amount or exercise price, as applicable, of stock options or SARs may not be reduced, whether through amendment, cancellation or replacement grant, or any other means. While not intended to be a substantive change to this provision, to conform to current drafting conventions, the Amendment and Restatement revises and elaborates on the wording of this provision to explicitly state that, except in connection with anti-dilution and similar equitable adjustments to awards to account for certain business transactions or other changes in capital structure, without first obtaining approval of the Company’s stockholders, we may not (1) cancel, surrender, replace or otherwise exchange any outstanding stock option or SAR where the fair market value of the common stock underlying such stock option or SAR is less than its exercise price for a new stock option or SAR, another award, cash, shares of common stock or other securities; or (2) take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Company’s common stock is quoted.

Withholding Tax. The 2018 Plan authorizes us to withhold taxes due with respect to awards in cash, shares of our Common Stock, other securities or other awards. While not intended to be a substantive change, the Amendment and Restatement revises this provision in light of changes to applicable accounting rules to address certain limitations applicable when tax withholding is satisfied via tendering, withholding or returning of shares of our Common Stock, including the condition that such withholding may not exceed, in the case of shares underlying awards that are withheld or returned, the maximum statutory tax rates of the grantee’s applicable jurisdiction (or such other rate as would not trigger a negative accounting impact).

Section 409A Provisions. The 2018 Plan contains provisions relating to Section 409A of the Code. The Amendment and Restatement makes technical changes to these provisions, including to provide that all awards made under the 2018 Plan are intended to be exempt from or, in the alternative, to comply with Section 409A of the Code and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals, and that the 2018 Plan will be construed and interpreted in accordance with such intent. The Amendment and Restatement also clarifies that each payment under an award is treated as a separate payment for purposes of Section 409A of the Code.

44	PENN NATIONAL GAMING, INC.

Grants Under the 2018 Plan

Grants under the 2018 Plan are discretionary and no grants have been made that are conditioned upon approval of the Amendment and Restatement. Consequently, it is not possible to predict the future grants that will be made and benefits that will be received by participants in the 2018 Plan. The table below reflects all equity awards granted under the 2018 Plan from its adoption through April 6, 2021 to the individuals and groups listed in the table. Note that the amounts in the table reflect the actual number of shares underlying awards, not the 2.3 shares that are counted against the 2018 Plan’s share reserve with respect to full-value awards, as described under “Number of Shares Available for Issuance” above. As of April 6, 2021, the closing price of the Company’s common stock was $104.09.

Name and Title(1)	Number of Shares Underlying Options Granted	Target Number of Shares Underlying Other Awards Granted(2)
Jay A. Snowden President and Chief Executive Officer	1,278,548	43,397
Carl Sottosanti Former EVP, General Counsel and Secretary	146,029	37,901
David Williams Former EVP and Chief Financial Officer	44,905	14,469
William J. Fair Former EVP and Chief Financial Officer	86,218	23,953
All current executive officers, as a group	1,411,238	70,137
All current directors who are not current executive officers as a group	0	148,393
David A. Handler	0	41,383
John M. Jacquemin	0	29,051
Each associate of any such directors, executive officers or nominees	0	0
Each other person who received or is to receive 5 percent of such options or awards	0	0
All employees, including officers who are not current executive officers, as a group	895,698	2,116,695

(1)

Mr. Sottosanti retired from the Company as Executive Vice President, General Counsel and Secretary on December 31, 2020. Mr. Williams became Executive Vice President and Chief Financial Officer on March 3, 2020 and resigned on December 31, 2020. Mr. Fair resigned as Executive Vice President and Chief Financial Officer on March 3, 2020. For summaries of the agreements relating to each of these departures, see “Sottosanti Retirement Agreement,” “Williams Separation Agreement,” and “Fair Executive Agreement” in this Proxy Statement.

(2)

Amounts shown in this column represent the number of performance-based restricted stock and performance-based phantom stock units granted under the 2018 Plan at target levels. Depending on the level of achievement of applicable performance goals, an amount in excess of the target award may be earned.

For further information regarding shares of our common stock that we may issue upon the exercise of options and rights under our equity compensation plans, see “Equity Compensation Plan Information” on page 70 of this Proxy Statement.

2021 PROXY STATEMENT	45

U.S. Federal Income Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to the Company and persons participating in the 2018 Plan. Tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. In addition, the following discussion does not purport to describe state or local income tax consequences in the United States. The following general description does not constitute tax advice and should not be relied upon as such. Each participating person is encouraged to seek the advice of a qualified tax adviser regarding the tax consequences of participation in the 2018 Plan.

Nonqualified Stock Options. A participant will generally not recognize any taxable income upon the grant of a nonqualified stock option and the Company will not receive a deduction at the time of such grant. Upon exercise of a nonqualified stock option, the participant generally will realize ordinary income in an amount equal to the excess of the fair market value of the ordinary shares on the date of exercise over the exercise price. The participant’s tax basis in the shares received will be equal to the exercise price plus the amount recognized as ordinary income. Upon a subsequent sale of such shares, the participant will recognize capital gain or loss. The Company or a subsidiary will generally be entitled to a deduction equal to the amount included in the participant’s ordinary income in the year in which such amount is recognized by the participant, subject to possible limitations imposed by Section 162(m) or Section 280G of the Code.

Incentive Stock Options. No taxable income is recognized by a participant at the time of grant of an incentive stock option, and no taxable income is generally recognized at the time the option is exercised. (However, the excess of the fair market value of the Company’s common stock received upon exercise over the option exercise price is an item of tax preference income which may be subject to the alternative minimum tax.) Instead, the participant will recognize taxable income in the year in which the acquired shares are sold or otherwise disposed of. If the sale or other disposition is made after the participant has held the shares for more than two years after the option grant date and more than one year after the date on which the shares are transferred to the participant (referred to as a “qualifying disposition”) pursuant to the option’s exercise, any gain or loss, generally measured by the difference between the amount realized on the sale of shares and the option exercise price, will be treated as long-term capital gain or loss. However, if either of these two holding period requirements is not satisfied (referred to as a “disqualifying disposition”), then upon the disqualifying disposition, the participant generally recognizes ordinary income in the amount of the lesser of (i) the difference between the fair market value of the shares at the time of the option’s exercise and the option’s exercise price, or (ii) the difference between the amount realized on the sale and the option’s exercise price. Any ordinary income recognized is added to the participant’s basis for purposes of determining any additional gain on the sale and any such additional gain will be capital gain. If the participant makes a disqualifying disposition of the acquired shares, the Company or a subsidiary will generally be entitled to a deduction from its U.S. taxable income for the taxable year in which such disposition occurs, equal to the amount of ordinary income the participant recognizes, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code. In no other instance will we be allowed a deduction with respect to the participant’s disposition of the acquired shares.

Share Appreciation Rights. The grant of a share appreciation right will generally not create any tax consequences for the participant or the Company. Upon the exercise of a share appreciation right, the participant will recognize ordinary income in an amount equal to the cash or fair market value of the ordinary shares received from the exercise. The participant’s tax basis in any ordinary shares received upon the exercise of the share appreciation right will be equal to the ordinary income recognized with respect to the shares. Upon disposition of the shares, the participant will recognize capital gain or loss equal to the difference between the amount realized and his or her basis in the shares. Upon the exercise of a share appreciation right, the Company or a subsidiary will generally be entitled to a deduction in the amount of the compensation income recognized by the participant, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code.

Restricted Stock. In general, a participant will not recognize income with respect to restricted stock awards, including restricted stock with performance-based vesting conditions, until the date that the restrictions lapse. Upon vesting, the participant will recognize ordinary income in an amount equal to the difference of the amount paid for such stock (if any) and the fair market value of the shares received. Generally, the participant’s tax basis in any shares is the amount included in his or her income and the amount paid for the stock (if any), and the participant’s holding period in the shares commences on the day after the restrictions lapse. Upon disposition of the shares, the participant

46	PENN NATIONAL GAMING, INC.

will recognize capital gain or loss equal to the difference between the amount realized and his or her basis in the shares.

A participant receiving restricted stock, including restricted stock with performance-based vesting conditions, may; however, make an election under Section 83(b) of the Code, commonly referred to as a “section 83(b) election,” to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock (if any) and the fair market value on the date of the issuance of the stock. If such an election is made, the participant recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The section 83(b) election must be made within 30 days from the time the restricted stock is issued.

The Company or a subsidiary will generally be entitled to a deduction equal to the amount included in the participant’s ordinary income with respect to restricted stock awards in the year in which such amount is recognized by the participant, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code.

Phantom Stock Units. In general, a participant will not recognize income with respect to phantom stock unit awards until there is a settlement of the award, unless Section 409A of the Code applies. Upon settlement, the participant will recognize ordinary income in an amount equal to the cash or fair market value of the shares received. The participant’s tax basis in any shares received is the amount included in his or her income, and the participant’s holding period in the shares commences on the day after receipt of the shares. Upon disposition of the shares received upon settlement of the phantom stock units, the participant will recognize capital gain or loss equal to the difference between the amount realized and his or her basis in the shares. The Company or a subsidiary will generally be entitled to a deduction equal to the amount included in the participant’s ordinary income in the year in which such amount is recognized by the participant, subject to possible limitations imposed by Section 162(m) or Section 280G of the Code.

Compliance with Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that the 2018 Plan and any grants made under the 2018 Plan will comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The 2018 Plan and any grants made under the 2018 Plan will be administered and interpreted in a manner consistent with this intent.

Section 162(m) of the Code

Section 162(m) of the Code (“Section 162(m)”) generally imposes a $1 million limit on the amount a public company may deduct for compensation paid to certain current and former executive officers. Prior to 2018, this limitation did not apply to compensation that met Section 162(m)’s requirements for qualifying performance-based compensation. This performance-based compensation exemption was repealed, effective for taxable years beginning after December 31, 2017, such that awards paid to our covered executive officers in excess of $1 million will not be deductible, unless such award qualifies for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter (“grandfathered awards”). Consequently, although the Amendment and Restatement includes provisions that are applicable to awards intended to qualify as performance-based compensation under Section 162(m), the Company will not grant any such awards.

As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors we consider when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

Summary of the Proposal

Approval of this proposal will approve the 2018 Plan. A full text of the 2018 Plan is attached as Appendix B to this Proxy Statement.

The Board of Directors unanimously recommends that shareholders vote “FOR” the proposal to approve the Company’s Amended and Restated 2018 Long Term Incentive Compensation Plan, as described in this Proposal No. 3.

2021 PROXY STATEMENT	47

PROPOSAL NO. 4

RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2021 FISCAL YEAR

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and the shareholders are being asked to ratify this selection. Deloitte has served as the Company’s independent registered public accounting firm since 2017. All audit and non-audit services provided by Deloitte are approved by the Audit Committee. Deloitte has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of Deloitte are expected to virtually attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Professional Fees

A description of aggregate fees for professional services performed by Deloitte, which served as our independent public accounting firm for fiscal 2020 and 2019, is as follows:

	Fiscal 2020	Fiscal 2019

Audit Fees(1)	$6,406,587	$6,302,934

Audit-Related Fees(2)	$222,500	$160,000

Tax Fees(3)	$118,616	—

Other Fees(4)	—	$6,895

Total Fees	$6,747,703	$6,469,829

(1) Audit fees include fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q, registration statement on Form S-3 (including equity and debt offerings in 2020), annual audits required by law for certain jurisdictions, comfort letters, consents and other audit and attestation services related to statutory or regulatory filings. Audit fees also include the audit of the Company’s internal controls over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002. In addition, audit fees in 2019 included $600,000 for regulatory audits for Greektown and Penn Interactive and audit procedures related to Margaritaville.

(2) Audit related fees in 2020 included fees associated with an enterprise risk program and due diligence related to the Perryville transaction. Audit related fees in 2019 included purchase price accounting and lease assessments for the Greektown and Margaritaville transactions.

(3) Tax fees for 2020 included fees for tax compliance services for Sam Houston and analysis of non-operating losses utilization.

(4) Other fees for 2019 include fees with respect to state regulatory filings.

Audit Committee Pre-Approval Policy

The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit-related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting. In 2020, all of the services provided by Deloitte were approved by the Audit Committee prior to commencement of services.

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

48	PENN NATIONAL GAMING, INC.

Audit Committee Report

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee is responsible for appointing, compensating, overseeing and, where appropriate, discharging and replacing the Company’s independent registered public accounting firm (the “independent accounting firm”). In addition, the Audit Committee is involved in the selection of the lead audit engagement partner whenever a rotational change is required by applicable law or listing standards or for any other reason. The independent accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. In addition, the independent accounting firm will express its own opinion on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

The function of the Audit Committee is not intended to duplicate or attest as to the activities of management and the independent accounting firm, nor can the Audit Committee certify that the independent accounting firm is “independent” under applicable rules. The Audit Committee serves a board level oversight role, in which it provides advice, counsel and direction to management and the independent accounting firm on the basis of the information it receives, discussions with management and the independent accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee met and held numerous discussions with management and the independent accounting firm during 2020. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accounting firm. The Audit Committee discussed with the independent accounting firm matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board.

The independent accounting firm also provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent accounting firm the firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent accounting firm and the Audit Committee’s review of the representations of management and the report of the independent accounting firm on the Consolidated Financial Statements, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 26, 2021.

Audit Committee of the Board of Directors

Jane Scaccetti, Chair

John M. Jacquemin

Barbara Shattuck Kohn

2021 PROXY STATEMENT	49

PROPOSAL NO. 5

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are pleased to provide our shareholders with the opportunity to approve, on an advisory basis, the compensation of our named executive officers for 2020, pursuant to Section 14A of the Exchange Act, as described in the Compensation Discussion and Analysis section, and the subsequent tabular and narrative disclosure beginning on page 51 of this Proxy Statement (the “CD&A”). We currently conduct this advisory vote on an annual basis. We are requesting your nonbinding vote on the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure included in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders.”

We believe shareholders should approve of the Company’s 2020 compensation program because it is appropriate in the context of industry standards and is heavily weighted towards performance-based compensation that aligns executive compensation with shareholder interests. As more specifically described in the CD&A, the Committee believes the compensation paid to Mr. Snowden, the Company’s Chief Executive Officer in 2020, is reasonable and appropriate in light of the Company’s scale, objectives, achievements and performance.

We urge you to carefully review the CD&A so that you have a complete understanding of how important our compensation program is to the continued success of the Company. You will find in the CD&A a detailed discussion of the Company’s pay-for-performance compensation philosophy, the elements of our compensation program and the specific payments made to named executive officers with respect to 2020. The Company’s compensation program is fundamental to the approach we employ to attract, motivate and, most importantly, retain our named executive officers. To that end, we believe we have designed a compensation program that is strongly grounded on pay-for-performance principles, and which features a significant amount of “at risk” compensation, as described in more detail in the CD&A. This strategy continues to pay dividends. The Company’s recent performance, inclusive of 2020, has been strong, based in large part on the focused and strategic leadership of the Company’s management team.

We believe that the Company’s 2020 achievements, as illustrated on page 52, coupled with the Company’s record of providing long-term value creation amply supports the compensation paid to the named executive officers. As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, we urge you to endorse our pay-for-performance compensation program, particularly in light of the Company’s strong performance and significant achievements over both the short-term and long-term.

The next advisory vote to approve the compensation of our named executive officers will take place at the 2022 Annual Meeting of Shareholders.

The Board of Directors unanimously recommends that shareholders cast their advisory vote “FOR” approval, on an advisory basis, of the compensation paid to the Company’s named executive officers.

50	PENN NATIONAL GAMING, INC.

Compensation Discussion and Analysis

For purposes of the following CD&A, unless context otherwise requires, the terms “Committee,” “we” or “our” refer to the Compensation Committee of the Board, a committee made up of entirely independent directors.

Executive Compensation Highlights

Our compensation program:

•	Includes a combination of fixed and variable pay, with objective measures designed to create sustainable long-term value for our shareholders;

•	Defers a significant portion of variable pay as equity based awards, encouraging both shareholder alignment and executive retention;

•	Includes both long-term and short-term components;

•	Focuses on “at risk” compensation, with 71% of our named executive officers’ total compensation at risk in 2020;

•	Benchmarks compensation at the median of an appropriate industry peer group; and

•	Implements performance based vesting for a meaningful portion of equity awards for the Company’s named executive officers.

    Key Features of Our Executive Compensation Program

	What We Do		What We Don’t Do

✓	Align Pay with Performance – Our program design and outcomes focus on “at risk” compensation to better align compensation earned with the Company’s performance	Ó	No Single Trigger Change in Control – We do not provide for single trigger vesting or unusual severance multiples upon a change in control in our equity plan and employment agreements

✓

Performance Awards – Our program includes equity awards with performance based vesting paid at the end of the three-year period with 67% of long-term incentive pay to named executive officers tied to performance metrics

		Ó	No Discounting or Repricing of Options – We prohibit discounting or repricing options and restrict margin lending

✓	Multiple and Objective Performance Metrics – Incentive compensation is tied to both short- and long-term measures to ensure balanced incentives	Ó	No Supplemental Retirement Plans – We do not have any defined benefit pension programs or other supplemental executive retirement plans

✓	Share Ownership Guidelines – All directors and named executive officers exceed the Company’s significant stock ownership requirements	Ó	No Excessive Perquisites – Our executive officers have very limited perquisites

✓	Clawback Policy – Our policy provides for the recovery of compensation in certain circumstances	Ó	No Hedging or Pledging – Hedging and pledging of the Company’s stock is prohibited

✓	Equity Awards Policy – Our policy ensures consistency in application of the Company’s equity award process	Ó	No Liberal Share Counting – We prohibit “liberal share counting” under the Company’s equity plans

✓	Minimum Vesting – Our current long-term equity plan includes a minimum vesting period of one year for all awards	Ó	No Excess Dilution – We limit dilution by carefully monitoring burn rate and overhang

✓	Fungible Share Ratio – Our long-term equity plan incorporates a fungible share ratio feature	Ó	No Minimum Payouts – Our long-term equity plan does not include a minimum payout

✓	Independent Consultant – We utilize an independent compensation consultant	Ó	No Block Equity Grants – We do not make block equity grants

✓	Appropriate Peer Group – We benchmark our compensation against appropriate industry peers with whom we compete for talent

✓

Share Repurchase Program – We use share repurchase programs (when appropriate) to capitalize on prudent stock repurchase opportunities that help offset the potential dilution from shares granted pursuant to incentive awards

2021 PROXY STATEMENT	51

Executive Summary

2020 AND 2021 ACHIEVEMENTS

✓

Decisive Actions in Response to COVID-19

In 2020, we were faced with the novel coronavirus (known as “COVID-19”) pandemic, which had a devastating impact on the gaming industry. To help combat the spread of COVID-19, we were required to temporarily suspend operations at all of our properties for single or multiple time periods during the year. Once re-opened, our properties operated with reduced gaming and hotel capacity and limited food and beverage offerings in order to accommodate social distancing and health and safety protocols.

In light of COVID-19, we took the following actions to strengthen our balance sheet and improve our liquidity:

•  We entered into an agreement with our principal landlord, Gaming and Leisure Properties, Inc. (“GLPI”) and closed on the sale of the Tropicana Las Vegas real estate assets and a new ground lease for our planned Category 4 casino in Morgantown, Pennsylvania, in exchange for $337.5 million in rent credits and the ability to participate in additional upside from the eventual sale of Tropicana Las Vegas by GLPI;

•  In April 2020, we entered into an amendment to our credit agreement to obtain relief from our financial covenants for a period up to one year.

•  In May 2020, we completed a public offering of $330.5 million aggregate principal amount of 2.75% unsecured convertible notes due May 15, 2026;

•  In May 2020, we completed a $345.0 million public offering of 19,166,667 shares of common stock; and

•  In September 2020, we completed a $982.1 million public offering of 16,100,000 shares of common stock.

As a result of these actions, as of December 31, 2020, we had $1,853.8 million in cash on our balance sheet and no outstanding balance under our $700 million revolving credit facility.

✓

Evolution as an Omni-Channel Provider of Retail and Online Gaming and Sports Betting Entertainment

In 2020 and early 2021, we undertook meaningful actions in our evolution from an owner and manager of gaming and racing properties into an omni-channel provider of retail and online gaming and sports betting entertainment.

Investment in Barstool Sports - In February 2020, we acquired 36% of the common stock of Barstool Sports, a leading digital sports, entertainment and media platform. In connection with the Barstool Sports investment, we became Barstool Sports’ exclusive gaming partner for up to 40 years and have the right to utilize the Barstool Sports brand for all of our online and retail sports betting and iCasino apps.

Interactive – In 2020, we launched our Barstool Sportsbook app in Pennsylvania with over 72,000 registered customers. On January 22, 2021, we launched the Barstool Sportsbook app in Michigan with over 48,000 registered customers. Further, on March 10, 2021, we successfully launched the Barstool Sportsbook app in Illinois. We expect to have our Barstool Sportsbook app live in at least 10 states by the end of 2021.

We currently operate online casino games in Pennsylvania through our HollywoodCasino.com gaming platform. We also launched our online casino games in Michigan in 2021. We currently operate a number of our retail sports books in Colorado, Illinois, Indiana, Iowa, Michigan, Mississippi, Pennsylvania and West Virginia. In 2020, we opened retail sportsbooks at our properties in Colorado and Illinois. In addition, we continued to enter into long-term market access agreements with leading sports betting operators (BetMGM, Unibet and Rush Street), which we expect to fund our own online sports betting and iCasino business.

Further, we have entered into long-term market access agreements with third parties (Rush Street and Resorts) to gain access to new states, including sports betting in New York (Rush Street) and iCasino in New Jersey (Resorts).

✓

Team Member Assistance

In response to COVID-19, we created a COVID-19 Emergency Relief Fund for our team members and raised over $4 million in contributions from our Board of Directors, senior management team and from our Penn National Gaming Foundation. We also extended health benefits to all furloughed team members and provided $13 million in one-time holiday cash bonuses to our non-executive team members companywide to help with the financial impact to their families. Further, in response to Hurricane Laura, we contributed more than $6.5 million to L’Auberge Lake Charles and the community, including payment of full wages and benefits for our team members.

✓

Diversity

In 2020, we formed a new Diversity Committee and established a $1 million annual diversity scholarship program to support the children of our team members. We also implemented a series of new inclusion-related initiatives to educate our team members across the organization, while continuing to foster a respectful and inclusive workplace. We continue to strive to find the best and most talented executives and Board members. Currently, we are well represented from a gender diversity perspective; 50% of our executive officers and 38% of our Board of Directors are women.

✓

Growth by Acquisitions and Development

We entered into an agreement with GLPI to acquire the operations of Hollywood Casino Perryville for $31.1 million, which is expected to close in the second or third quarter of 2021, subject to regulatory approval. Upon completion of this transaction, we will be in our 20th state. We expect to open our Category 4 Casinos in Morgantown and York, Pennsylvania in late 2021, subject to regulatory approval.

52	PENN NATIONAL GAMING, INC.

Comparison of Total Target Compensation and Stock Performance

Among Penn National Gaming, Inc. and Peer Group

The Company’s total target compensation in 2020 for its top three executive officers (i.e., Chief Executive Officer, Chief Financial Officer and General Counsel) was approximately 54% below the market median for the top three executives (i.e., Chief Executive Officer, Chief Financial Officer and General Counsel) at peer companies (based on a comparison of the Company’s top three executives’ 2020 total target pay to the 2019 peer company total target pay levels, as disclosed in the peer companies’ 2020 proxy statements).* During 2020, the Company’s stock performance increased 237.9% compared to -7.6% of its peer group.

*

Excludes CEO pay for Red Rock Resorts, Inc. due to lack of participation in a long-term incentive program. In 2020, Mr. Snowden did not receive an equity award due to his promotion as Chief Executive Officer in 2019, in which he received a grant of options worth $6.3 million in 2019.

Key Compensation Practices

The Committee, in consultation with our compensation consultant, Exequity, management and the full Board, routinely considers compensation practices suggested by the Company’s shareholders as a result of the Company’s shareholder outreach efforts, as well as those identified as “best practices” by various market constituents. With all such suggestions, we strive to incorporate into our compensation program the practices we believe will most effectively support the Company’s continuing efforts to create shareholder value. Over the last several years we have incorporated many of these practices into our compensation program, which are discussed on page 55 of this Proxy Statement.

We will continue to evaluate and consider input from our shareholders and emerging “best practices” to ensure that our compensation programs contain the features necessary to properly align the interests of our executives with the interests of our shareholders.

Consideration of “Say on Pay Vote”

At the 2020 Annual Meeting, the shareholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, by 99% of votes cast, excluding abstentions and broker non-votes. The Committee reviewed and considered the final vote results for that resolution, and we have not made any changes to our executive compensation policies or decisions as a result of the vote. We believe this overwhelming level of support demonstrates that our shareholders recognize our commitment to incorporating “best practices” into our compensation program, as well as our continuing sensitivity to shareholder views on compensation.

Shareholder Outreach

During 2020, the Company continued its long standing practice of detailed, frequent communication and discussion with shareholders, including outreach to most of our top 40 shareholders regarding executive compensation and corporate governance issues as well as typical investor relations matters. In 2020, we had director outreach to our top shareholders with our Chairman of the Board and the Chair of our Compensation Committee, Nominating and Corporate Governance Committee and Lead Independent Director to discuss executive compensation and corporate governance matters.

The Company continues to hold quarterly conference calls in which management limits its prepared remarks in favor of creating an open forum to allow shareholders and analysts to ask questions. The Company also continues to provide financial and other disclosure beyond that which is required by the SEC on matters such as management’s views on Company performance, industry trends and pending legislation.

2021 PROXY STATEMENT	53

Further, members of the Company’s senior management team maintain an active schedule of participation at institutional investor conferences, shareholder meetings and management staffed tours of our properties. These outreach efforts provide investors and prospective investors with constructive forums to discuss a wide variety of important subjects with management, including executive compensation, and provide useful feedback for management.

We believe our discussions with investors have been especially important with regard to our compensation program. For instance, based in part on our dialogue with shareholders, the Company has implemented performance share programs for the Company’s top executives, which contain performance based vesting for a meaningful portion of equity awards.

Executive Compensation Benchmarking Peer Group

We review the Company’s peer group each year to determine whether any changes are warranted from the prior year’s peer group. The companies that make up the Company’s peer group are its business competitors and are changing dramatically and will do so in the future. While our business competitors are our primary source for executive talent, we may need to find executive officers from other industries. As our business continues to evolve into an omni-channel gaming and sports betting operator, we will need to expand our executive talent and find additional executives from media and social platforms as well as other industries. Technology expertise will become a core competency for our executive officers. Many of the Company’s executives have been recruited from other gaming enterprises. In addition, since gaming is an increasingly specialized and regulated industry, it takes a high degree of experience and prior knowledge to provide effective oversight and guidance to multiple gaming properties in a variety of jurisdictions (all of which are even more important as the Company evolves into more interactive businesses). Further, the Company’s executive officers are required to submit to extensive investigations conducted by the state police, or an equivalent investigatory agency, of their personal and family financial records, their character and their competency in order to be found “suitable” to serve in their respective capacities in each of the jurisdictions in which the Company operates. Accordingly, the pool for executives capable of and willing to serve in an executive capacity in a publicly traded, multi-jurisdictional omni-channel gaming, sports betting and racing company tends to be limited, and in many cases consists mostly of individuals who are already working within the gaming industry and within our peer group. For these reasons, along with the continued growth of our Company, we have determined that the appropriate peer group for the Company consists of the most prominent companies in the commercial gaming industry. We believe that this peer group is appropriate for determining relative industry performance as well as for recruitment and retention purposes.

For compensation comparison purposes for 2020, we used the following peer group:

•	Boyd Gaming Corporation,

•	Caesars Entertainment Corporation,

•	Eldorado Resorts, Inc.,

•	Las Vegas Sands Corp.,

•	MGM Resorts International,

•	Red Rock Resorts, Inc., and

•	Wynn Resorts, Ltd.

54	PENN NATIONAL GAMING, INC.

OVERVIEW OF COMPENSATION PROGRAM

Objectives of the Compensation Program

The overall objective of the Company’s executive compensation program is to compensate members of management in a manner that most effectively incentivizes them to maximize shareholder value without taking undue financial risks. At the same time, the executive compensation program is intended to enable the Company to attract and retain the executive talent needed to grow and advance the strategic interests of an increasingly larger and more complex entity. For context, as of December 31, 2020, the Company operated 41 properties in 19 states, employed approximately 18,321 full and part-time employees. In an environment where (i) the number of traditional gaming venues has grown exponentially in the U.S. and abroad over the last decade (increasing both the number of business competitors and competitors for talent, (ii) alternatives such as gaming REITs (of which there are now three) and spin-offs, as well as the continued involvement of private equity investment, are continuing to proliferate and (iii) internet gaming, sports wagering, social gaming, fantasy sports, and e-sports are rapidly gaining in popularity, the competition for executive talent in our industry has grown sharply. These factors are specifically contemplated in the Company’s compensation objectives, which are to:

•	Align executive pay opportunities with shareholder value creation;

•	Create a pay-for-performance compensation program that will appropriately reward management for operational and strategic development success; and

•	Attract and retain the best possible management team for the Company to increase shareholder value and maintain the Company’s well-established reputation in the capital markets.

Compensation Philosophy

To support the Company’s compensation program objectives, we have adopted and annually review and confirm a compensation philosophy that serves as the guide for all executive compensation decisions. Our compensation philosophy is as follows:

The Company intends to maintain an executive compensation program designed to attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company provides a compensation and benefits program that is competitive with that of its peers and rewards the skills and expertise of its executive team. The Company’s program is designed to motivate and reward executives to achieve and exceed targeted results and improve shareholder value. Compensation received by the executives will be commensurate with the performance of the Company, prevailing market rates in the industry, and their own individual contributions by linking compensation to the achievement of objectively measured goals.

Risk Assessment

In establishing and reviewing our executive compensation program, we consider, among other things, whether the program properly motivates executives to focus on the creation of shareholder value without encouraging unnecessary or excessive risk-taking. As a result, the Committee carefully reviews the principal components of executive compensation. Base salaries are reviewed and set annually. Annual short-term incentive pay is focused on achievement of certain specific, readily quantifiable and meaningful financial goals and is determined using absolute and objective performance criteria. The other major component of our executive officers’ compensation is long-term incentives through a mix (which may vary from year to year and by level) of stock options, performance-based restricted stock awards and phantom stock units that we believe are important to help further align executives’ interests with those of our shareholders. Such grants are subject to long-term vesting schedules, and senior executives are subject to minimum stock ownership requirements, to help ensure that executives always have significant value tied to long-term stock price performance. In addition, we have share ownership guidelines that require our senior executives own a certain multiple of their base salary (ranging from two to five times) of Penn equity within five years of assuming their current position. Once achieved, ownership of the required amount must be maintained for as long as the individual is subject to the guidelines. We believe that the annual short-term incentive pay is balanced by our long-term incentive compensation, which are granted annually, always leaving our executives subject to risk of stock price movement. In addition, both our short term incentive pay and long-term incentive pay are subject to maximum payout ceilings. These cash and incentive awards, especially when combined with the compensation clawback policy described on page 65 of this Proxy Statement, appropriately balance payment for performance and alignment of executive compensation with shareholders without encouraging imprudent or excessive risk taking. Based on the Committee’s review of the above factors, the Committee determined that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

2021 PROXY STATEMENT	55

2020 Named Executive Officers

For 2020, our named executive officers were:

Executive	2020 Title

Jay A. Snowden	President and Chief Executive Officer

Carl Sottosanti	Former EVP, General Counsel and Secretary

David Williams	Former EVP and Chief Financial Officer

William J. Fair	Former EVP and Chief Financial Officer

Mr. Sottosanti retired from the Company as EVP, General Counsel and Secretary on December 31, 2020. Mr. Williams became EVP and Chief Financial Officer on March 3, 2020 and resigned on December 31, 2020. Mr. Fair resigned as EVP and Chief Financial Officer on March 3, 2020. For summaries of the agreements relating to each of these departures, see “Sottosanti Retirement Agreement,” “Williams Separation Agreement,” and “Fair Executive Agreement” in this Proxy Statement. On January 1, 2021, Harper Ko joined the Company as the Executive Vice President, Chief Legal Officer and Secretary and on March 2, 2021, Felicia Hendrix joined the Company as the Executive Vice President and Chief Financial Officer.

Elements of Compensation

We have designed a compensation program that is substantially weighted towards performance-based compensation, and which uses performance metrics designed to ensure that management is appropriately incentivized across a number of different business environments, while also appropriately considering each of the principal objectives of the Company’s business strategy. To that end, our compensation program is strongly grounded in pay-for-performance principles. As illustrated in the following chart in 2020 the Company’s target performance based compensation (or “at risk” compensation), which includes performance-based equity awards, stock options and cash bonuses tied to Adjusted EBITDA, after Lease Payments, for the Company’s named executive officers comprises 71% of total target compensation in 2020. Of this amount, 34% of the value at award date of long-term incentive grants awarded to such officers in 2020 were performance awards that are subject to performance-based vesting only upon the achievement of annual financial performance goals and synergies in connection with the Pinnacle acquisition and a three year restriction period.

Target 2020

Named Executive Officers Compensation*

*	The foregoing chart excludes William J. Fair who was only with the Company until March 3, 2020. In addition, Mr. Snowden did not receive in 2020 any grants of Long-Term Incentives.

The principal elements of the compensation program are described below. Please see “Analysis of 2020 Compensation” starting on page 60 for a discussion of the specific actions taken and payouts with respect to executive compensation for fiscal year 2020. For a detailed description of the Committee’s role and responsibilities, as well as the retention and use of Exequity, please see “Compensation Committee” beginning on page 14 of this Proxy Statement.

Base Salary. The base salary of our executive officers as a group is benchmarked against the 50th percentile (median) of base salaries of comparable executives within the Company’s peer group. We benchmark against the median in order to set salaries that are competitive in the gaming industry and that will attract and retain qualified executives. Base salaries are then adjusted for certain qualitative factors, including specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company and the overall positioning of an executive’s pay package. Our objectives with establishing base salaries for our executive officers are to attract and retain talent, recognize career experience and individual performance, provide a competitive salary and recognize the internal relationship between pay and responsibility by level.

Annual Short-Term Incentive. The annual target short-term incentive compensation of our executive officers as a group is benchmarked against the 50th percentile (median) of annual short-term incentive compensation of comparable executives within the Company’s gaming peer group. The Company’s annual short-term incentive plan is designed to motivate the executive officers and other members of management

56	PENN NATIONAL GAMING, INC.

to achieve the Company’s carefully crafted short-term operational objectives. To ensure that such executives are appropriately incentivized to maximize earnings for the Company, our annual short-term incentive plan in 2020 provided for the payment of cash incentive compensation based upon the Company’s achievement of Adjusted EBITDA, after lease payments (“Adjusted EBITDA, after Lease Payments”) goals for the year. The Committee believes that an annual incentive program that relies on Adjusted EBITDA, after Lease Payments focuses our executives on the achievement of annual objectives that will most tangibly contribute to both short and long-term shareholder gains.

Adjusted EBITDA, after Lease Payments refers to Adjusted EBITDAR less Lease Payments, which is defined as cash lease payments made to our REIT landlords under our triple net leases. Adjusted EBITDA is defined as earnings before interest expense, net; income taxes; depreciation and amortization; stock-based compensation; debt extinguishment and financing charges; impairment losses; insurance recoveries and deductible charges; changes in the estimated fair value of our contingent purchase price obligations; gain or loss on disposal of assets; the difference between budget and actual expense for cash-settled stock-based awards; pre-opening and acquisition costs; and other income or expenses. Adjusted EBITDA is inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (principally consisting of interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense) added back for our joint ventures in Kansas Entertainment and Barstool Sports and rent expense associated with triple net operating leases. Adjusted EBITDAR is defined as Adjusted EBITDA (as defined above) plus rent expense associated with our triple net operating leases. A reconciliation of Net Income (Loss) to Adjusted EBITDA, after Lease Payments is included as Appendix C.

We measure our annual short-term incentive plan based on Adjusted EBITDA, after Lease Payments because it is an objective and quantifiable measurement for the Company’s financial performance, as well as for comparing the Company’s performance to others within the industry, as EBITDA is the most commonly used performance metric in the gaming industry. The Compensation Committee believes that Adjusted EBITDA, after Lease Payment is a useful performance measure because it illustrates the performance of the Company’s ongoing business operations after deducting the lease payments made only to our REIT landlords, pursuant to our triple net leases.

From time to time, we make adjustments to Adjusted EBITDA, after Lease Payments to determine the annual short-term incentive compensation in accordance with the terms of the 2018 Long Term Incentive Compensation Plan (the “2018 Plan”). These adjustments are made in connection with unanticipated, one time and non-recurring events.

The target bonus is payable when the Company meets or exceeds its Adjusted EBITDA, after Lease Payments goal for a given year, subject to any adjustments permitted under the 2018 Plan to account for certain extraordinary or unforeseen events (“Target EBITDA”). The Company must achieve at least a “threshold” amount of Adjusted EBITDA, after Lease Payments (currently set at 85% of Target EBITDA) in order for executives to receive any portion of the annual short-term incentive bonus. In order for the Company’s executives to receive the maximum amount of annual short-term incentive bonus the Company must achieve a “stretch” amount of Adjusted EBITDA, after Lease Payments (currently set at 115% of Target EBITDA). In order to help manage potential payouts, annual short-term incentive opportunities are capped at the maximum bonus levels for each executive, regardless of the extent to which performance exceeds targeted levels. In addition, the amount of bonus for each executive is subject to reduction in the event that such executive does not achieve certain pre-approved and measurable individual goals for the year. We have typically elected to pay this award in cash, although we have discretion to pay this award in cash, equity or any combination of cash and equity. We set the ranges of bonuses payable to each executive as a percentage of annual base salary, consistent with the incentive programs and practices used by the Company’s peer group. For 2020, the target bonus opportunities for the named executive officers were as follows:

Executive	Target Bonus Opportunity as Percentage of Salary

President and Chief Executive Officer	150%

EVP, General Counsel and Secretary	100%

EVP, Chief Financial Officer	100%

For 2020, the Committee established the following Adjusted EBITDA, after Lease Payments goals for the annual incentive compensation metric:

Metric ($ in millions)	Threshold (85%)	Target (100%)	Maximum (115%)

Adjusted EBITDA, after Lease Payments	$658.2	$774.4	$890.6

2021 PROXY STATEMENT	57

Equity Compensation. We believe that the award of equity compensation is a critical component of the Company’s executive compensation program because equity compensation directly and tangibly ties executive compensation to management’s ability to increase shareholder value. Our experience has shown us that equity compensation fosters an atmosphere where employees “think like owners” and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company’s shareholders. Accordingly, we believe that equity compensation is an excellent tool to reflect the Company’s emphasis on “pay for performance” so that an appropriate portion of each executive’s compensation package will align with the creation of shareholder value. We also believe that this culture of employee ownership has been a significant contributing factor to the Company’s success and will continue to play a vital role in future success. More specifically, in an industry that is growing in scope and complexity, we believe that equity compensation is a critical tool in attracting and retaining executives with the type of entrepreneurial spirit that we believe is integral to the Company’s success, as well as for incentivizing them to explore creative approaches to unlock shareholder value, such as the spin-off of Gaming and Leisure Properties, Inc. (“GLPI”), our new business lines (particularly interactive gaming and retail sportsbooks), and the Pinnacle and Barstool Sports transactions.

Consistent with the Board’s desire to maximize shareholder value, we have taken steps to protect shareholder interests and promote shareholder value in both the design and the administration of the equity compensation program. Under the terms of the 2018 Plan, awards to employees are administered by the Committee. The vesting schedules for awards are designed to encourage employees to focus on the long-term success of the Company by requiring employees to remain with the Company for a number of years (in all cases three or four years, with a minimum vesting period of one year under our 2018 Plan) before all of their awards are vested and may be settled. The 2018 Plan does not provide for automatic vesting of equity following a change in control. In addition, the 2018 Plan does not permit the exercise price of outstanding stock options or stock appreciation rights to be reduced, nor does it permit the grant of discounted stock options or stock appreciation rights. Finally, the 2018 Plan includes a “fungible share ratio” concept that requires the Company to count each share awarded as restricted stock, or pursuant to any other full value award, as an award of 2.30 shares for purposes of counting the shares available for issuance under the 2018 Plan, provided that awards settled only in cash are not counted against the shares available under the 2018 Plan.

Under the Performance Share Program, the Compensation Committee establishes performance-based awards for each eligible participant. The awards are denominated at target as restricted stock and/or phantom stock units equal to a determined percentage of the participant’s base salary in effect at the date of grant. Each award has a three-year award period consisting of three one-year performance periods and a minimum three-year service period. In 2020, 67% of long-term incentive compensation of our named executive officers was based on specified performance conditions, while the remaining 33% was granted in stock options, which are inherently performance-based. One or more performance goals for each performance period are established for each one-year performance period. Consequently, the number of performance awards credited to the participant’s account for each one-year performance period will increase or decrease from the target award depending on the extent to which the applicable performance goal is actually achieved. For example, if at least 85% of the applicable performance goal is not achieved, no performance awards will be credited for the performance period, and if at least 115% of the applicable performance goal is achieved, an amount equal to 150% of the target performance shares will be credited for that performance period. Following the end of each performance period, the Committee will determine the level of performance goals achieved and credit, to each participant’s account, the number of performance awards for such period. All credited performance awards that were granted in 2020 will remain subject to forfeiture during the full three-year service period, subject to lapse of such forfeiture restrictions earlier in the event of involuntary termination of service, retirement, death or disability, or a qualifying termination following a change in control of the Company.

In 2020, the Committee considered various performance metrics for the Performance Share Program and ultimately selected, in equal weight, (i) an Adjusted EBITDA-based goal and (ii) a synergies goal relating to the Pinnacle acquisition for the second performance period of the 2020 performance awards:

•

Adjusted EBITDA Metric. The Committee selected Adjusted EBITDA after Lease Payments because (i) many of the Company’s peer gaming companies operate in different markets than the Company, and relative stock performance between the Company and its peers may be skewed by differences in local, regional or international market conditions, as well as external factors such as M&A activity, and (ii) Adjusted EBITDA, after Lease Payments is the key metric to incentivize management to enhance shareholder value.

58	PENN NATIONAL GAMING, INC.

Further, because the Company’s Adjusted EBITDA after Lease Payments targets may vary significantly from year-to-year due to mergers and acquisitions, new development projects, macro-economic events, regulatory events and changes in the competitive landscape, the Committee determined that a one-year performance period was appropriate. Nevertheless, because grants under the program do not fully vest until the third anniversary of the grant date, and performance awards are earned in the form of restricted stock and phantom stock units, the Committee determined that the Performance Share Program incentivizes the long-term growth of shareholder value and encourages executive retention.

•

Synergies Metric. The Committee determined that synergies achieved was an appropriate second performance metric from the Pinnacle transaction to align Company performance with the previously announced goal of $100 million in expected synergies within the two year period following the Company’s acquisition of Pinnacle.

For 2020, the Compensation Committee established the following goals for the first performance period of the 2020 performance awards:

Metric ($ in millions)	Threshold (85%)	Target (100%)	Maximum (115%)
Adjusted EBITDA, after Lease Payments	$658.2	$774.4	$890.6

Synergies	$11.1	$13.0	$15.0

Deferred Compensation. The Company does not maintain any defined benefit pension programs for its executives. Consistent with the Company’s peer group, the Company maintains an elective nonqualified deferred compensation plan (the “Deferred Compensation Plan”) for tax planning and retirement purposes for our executives. In 2020, the Company provided a matching contribution on an executive’s deferrals to the plan of up to 5% of the executive’s base salary and annual bonus. All amounts credited to an executive’s account are invested, as directed by the executive, in commonly available mutual funds, and the Company does not guarantee any minimum returns. The plan is unfunded and benefits are paid from the Company’s general assets; however, the Company currently contributes funds into a grantor trust on a monthly basis in respect of these deferred compensation obligations. The Company generally sets aside separately the amounts deferred by the executives and the matching contributions thereon and, to protect against excess liabilities, invests such amounts in the mutual funds notionally selected by each executive. This program is described in more detail beginning on page 71 of this Proxy Statement.

The Committee believes that the Deferred Compensation Plan is necessary to attract and retain our executives and is consistent with competitive and industry practices among the Company’s peer group.

To help mitigate the financial impact of the ongoing COVID-19 pandemic, the Company suspended its contributions under the Deferred Compensation Plan effective on April 1, 2020 and restarted the contributions on October 1, 2020.

Benefits and Perquisites. We offer a set of benefits to all of our employees, including medical, dental and vision insurance, group life insurance, short- and long-term disability and a 401(k) with certain contributions matched by us in 2020. We believe that executives should be offered additional benefits and perquisites that are reasonable relative to the benefits provided to all employees, are consistent with competitive and industry practices among the Company’s peer group, and, in certain circumstances, may address a particular reasonable issue or concern of an executive. Consistent with these objectives, the Company also provides certain executive officers with selected supplemental benefits and perquisites, including matching contributions under the Company’s Deferred Compensation Plan and financial and tax planning services. In addition, Mr. Snowden is entitled to life insurance in the amount of three times his base salary and a travel allowance for commercial or private travel of up to $100,000 per year which is consistent with other companies in our peer group that permit their chief executive officers to use the company’s aircrafts for personal use and commuting. In determining the supplemental benefits and perquisites that our executive officers are entitled to receive, the Committee evaluates the benefits and perquisites given by companies in the Company’s peer group. The description and value of such supplemental benefits and perquisites in 2020 can be found in the “All Other Compensation” column of the Summary Compensation Table in this Proxy Statement.

To help mitigate the financial impact of the ongoing COVID-19 pandemic, the Company suspended its 401(k) contribution match, effective on April 1, 2020 and restarted the contributions on October 1, 2020.

2021 PROXY STATEMENT	59

Analysis of 2020 Compensation

Total Target Compensation

Each year, we review the base salary of each executive officer against the base salaries of similarly positioned executives in the Company’s peer group. In doing so, we compare the base salary information contained in our peer group’s most recently available proxy statements (generally 2018 pay levels as reported in 2019 proxy statements) with 2020 pay targets for the Company’s executive officers. For instance, in 2020, our review indicated that the target total compensation of Mr. Snowden, our Chief Executive Officer, was in the bottom 10th percentile relative to similarly positioned executives (Chief Executive Officers) in the Company’s peer group (based on information in the peer group companies’ 2020 proxy statements). In addition, the total compensation of each of the Company’s named executive officers was also below the median of similarly positioned executives in the Company’s peer group.

Base Salary

For 2020, in connection with Mr. Snowden’s promotion to Chief Executive Officer of the Company, we increased Mr. Snowden’s base salary from $1.1 million to $1.4 million effective as of January 1, 2020. In addition, to better align with the benchmark median pay levels among our peers, Mr. Sottosanti received a 3% raise which increased his salary to $695,250 effective as of January 1, 2020. To help mitigate the financial impact of the ongoing COVID-19 pandemic, the Committee and the executive officers agreed to a reduction in base salaries, effective on April 1, 2020 until October 1, 2020. Specifically, Mr. Snowden’s base salary was reduced by $350,000, Mr. Sottosanti’s base salary was reduced by $139,050 and Mr. Williams’ base salary was reduced by $130,000.

The following table indicates the base compensation of each named executive officer for 2020:

Executive	2020 Base Salary	2020 Actual Salary Paid

Jay A. Snowden President and Chief Executive Officer	$1,400,000	$1,215,577

Carl Sottosanti Former EVP, General Counsel and Secretary	$695,250	$628,683

David Williams Former EVP, Chief Financial Officer	$650,000	$522,000

William J. Fair Former EVP, Chief Financial Officer	$721,000	$199,662

Effective as of January 1, 2021, the Compensation Committee increased Mr. Snowden’s base salary to $1,800,000, which is below the base salary median pay level of $2,000,000 among our peer group.

Annual Short-Term Incentive Plan

In 2020, the Company achieved Adjusted EBITDA, after Lease Payments for purposes of the annual short-term incentive plan of $203.7 million, which is 26.3% of the target of $774.4 million. The Company did not achieve target due to the Company’s gaming facilities being closed because of the COVID-19 pandemic. Specifically, we began the temporary suspension of the operations of all of our 41 properties starting between March 13, 2020 and March 19, 2020, pursuant to various orders from state gaming regulatory bodies and governmental authorities to combat the rapid spread of COVID-19. We began reopening our properties on May 18, 2020 with approximately 10% to 50% reduced gaming and hotel capacity and limited food and beverage offerings in order to accommodate comprehensive social distancing and health and safety protocols required by state regulators and local and state public health officials. By September 30, 2020, all of our properties had reopened (except for Zia Park in New Mexico). In the fourth quarter, we were again required to temporarily suspend operations in Pennsylvania, Michigan and Illinois and were subject to increased operational restrictions in Ohio and Massachusetts. In Michigan, our Greektown facility was temporarily closed on November 17, 2020 and reopened on December 23, 2020. In addition, our Pennsylvania properties closed on December 12, 2020 and reopened on January 4, 2021. Further, in Illinois, our properties temporarily closed on November 20, 2020 and began reopening with limited hours of operations beginning on January 16, 2021. As a result of these property closures and our inability to achieve target under our annual short term incentive plan, the Committee determined that it was not appropriate to pay a bonus for 2020.

60	PENN NATIONAL GAMING, INC.

The following table indicates the target bonus and actual amount paid to each named executive officer (other than William J. Fair) for the annual short-term incentive for 2020:

Executive	Target Bonus	Actual Bonus

Jay A. Snowden President and Chief Executive Officer	$2,100,000	$0

Carl Sottosanti Former EVP, General Counsel and Secretary	$695,250	$0

David Williams Former EVP and Chief Financial Officer	$650,000	$0

Equity Compensation

In 2020, we made annual equity compensation grants to our executive officers (other than Messrs. Snowden and Fair), which were based on a percentage of each such executive’s base salary. In connection with his promotion to Chief Executive Officer as of January 1, 2020, the Committee granted Mr. Snowden options in August 2019 (which vest in four annual installments from the date of grant) with a grant date fair value of $6.3 million in lieu of any equity grant in 2020. In determining the amount of such grants, the Committee considered the extent to which the grant would reward such officers for increasing shareholder value and such qualitative factors as specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company. The Committee also considered the size of the grant in relation to the diluted shares outstanding, the Company’s recent and long-term performance and the Company’s total long-term incentive and total target pay positioning relative to the Company’s peers.

In 2020, the Committee approved a structure of long-term equity incentive compensation to consist of three components: (i) 33% of value at award date was in the form of options which vest at the rate of 25% per year, subject to the executive’s continued employment; (ii) 33% of the value at award date was in the form of performance-based restricted stock, with each grant subject to a three-year vesting period and only to the extent certain performance hurdles (described below) have been achieved; and (iii) 33% of value at award date was in the form of performance-based phantom stock units, which are payable, if at all, in cash, with each grant subject to a three-year vesting period and only to the extent certain performance hurdles (described below) have been achieved.

2021 PROXY STATEMENT	61

In 2020, as described above, with respect to the third performance period of the 2018 performance awards, the second performance period for the 2019 performance awards and first performance period of the 2020 performance awards under the Performance Share Program, the Committee established an Adjusted EBITDA, after Lease Payments goal with a target of $774.4 million. In addition, with respect to the second performance period of the 2019 performance awards and first performance period of the 2020 performance awards, the Committee established a synergies goal with a target of $13 million related to the Pinnacle transaction. In connection with the Pinnacle transaction, the Committee established a $100 million synergy target over the two-year period following the closing of the Pinnacle transaction. The Company achieved $87 million in synergies in 2019. In 2020, the Company achieved $49.1 million in synergies.

The Committee believes the long-term incentive allocation strikes an appropriate balance between incentivizing long-term objectives (through performance-based awards in the form of restricted stock and phantom stock units) and long-term shareholder performance (through options and the performance-based restricted stock and performance-based phantom stock units issued upon achievement of performance share objectives).

The following table indicates the option grants and target performance awards made to each of the named executive officers in 2020 as long-term incentive compensation:

Executive	Option Awards	Value of Option Awards	Target Phantom Stock Units	Value of Target Phantom Stock Units	Target Performance Awards	Value of Target Performance Awards

Carl Sottosanti Former EVP, General Counsel and Secretary	65,312	$556,200	15,476	$556,200	15,476	$556,200

David Williams Former EVP and Chief Financial Officer	44,905	$520,000	14,469	$520,000	14,469	$520,000

In 2020, the Committee did not grant any options or performance awards to Messrs. Snowden or Fair. As discussed above, in connection with his promotion to Chief Executive Officer as of January 1, 2020, Mr. Snowden received a grant of stock options in 2019, which is in lieu of any equity grant in 2020. In 2021, the Company resumed regular, annual long-term incentive awards for Mr. Snowden, at the same time as awards are made to the other named executive officers.

In 2020, given the closure of all of the Company’s casinos during certain months, the Company was not able to achieve target for Adjusted EBITDA, after lease 2020 performance plans. The Committee determined not to use actual Adjusted EBITDA, after Lease Payments, as a performance metric for the 2018, 2019 and 2020 performance plans for the following reasons: (1) no bonuses are being paid to any of the officers of the Company as well as other members of senior management; (2) the stock price of the Company has shown a significant increase since the beginning of 2020; (3) the named executive officers of the Company should be rewarded for their work done in payments under the Company’s 2018, 2019 and 2020 performance awards; and (4) the performance shares are important for retention purposes, which performance shares would be paid out in 2022 and 2023. Following consultation with the Company’s compensation consultant, the Committee determined that, with respect to the 2018 performance plan, it was in the best interests of the Company to use an average of the performance achievement for the first and second performance periods for 2018 and 2019, which were 116.057% and 116.82%, respectively. Based on using an average, the Committee determined that for the third performance period the percentage of target achieved would be 116.44%.

In addition, with respect to the 2019 and 2020 performance plans, the Committee determined that the performance should be determined based on synergies with the respect to the Pinnacle acquisition, which the Company achieved $49.1 million. As a result, the Committee determined that the percentage of target achieved was 150% for 2020 under the 2019 and 2020 in light of COVID-19.

62	PENN NATIONAL GAMING, INC.

As a result, the following shares of restricted stock or phantom stock units were earned and credited to our named executive officers under our 2018, 2019 and 2020 performance plans. The 2019 and 2020 performance awards remain subject to forfeiture for three years following the grant date during the full three year service period, subject to lapse of such forfeiture restrictions earlier in the event of involuntary termination of service, retirement, death or disability, or a change in control of the Company. The 2018 performance awards have completed their full three-year performance cycle and therefore have vested in full.

Executive*	Phantom Stock Units Earned from 2020 Performance Awards	Restricted Stock Earned from 2020 Performance Awards	Phantom Stock Units Earned from 2019 Performance Awards	Restricted Stock Earned from 2019 Performance Awards	Restricted Stock Earned from 2018 Performance Awards

Jay A. Snowden President and Chief Executive Officer	–	–	21,699	21,699	13,537

Carl Sottosanti Former EVP, General Counsel and Secretary	5,159	5,159	7,475	7,475	5,340

William J. Fair Former EVP and Chief Financial Officer	–	–	7,984	7,984	6,417

* For 2020, Mr. Snowden did not receive any performance awards under the 2020 performance plan. Pursuant to his Retirement Agreement, Mr. Sottosanti received target under all of the performance awards under the 2018, 2019 and 2020 performance plans. Pursuant to his Executive Agreement, Mr. Fair received target under the 2018 and 2019 performance plans. Pursuant to his Separation Agreement, Mr. Williams did not receive any performance awards under the 2020 performance plan.

CEO Performance-Based Supplemental Equity Awards

On April 12, 2021, the Board approved two performance-based supplemental equity awards for Jay Snowden with vesting contingent upon achieving absolute stock price milestones and relative total shareholder return (“TSR”) milestones.

The Board believes these awards are an important tool for incentivizing Mr. Snowden to continue achieving transformational growth and creating long-term value for Penn National shareholders.

In approving the awards, the Committee, with the advice of the Committee’s independent compensation consultant, Exequity LLP, recognized the potential for continued strong absolute and relative share value growth. The Committee believes that Mr. Snowden brings a unique blend of leadership acumen, experience, and knowledge of the Company’s industry and business. Further, it believes Mr. Snowden has the right vision for the Company and that his leadership is critical in driving the continued execution of that vision.

These awards, which have been designed with the interests of shareholders in mind, consist of (i) a restricted stock grant with performance vesting conditions tied to the achievement of stock price hurdles, which must be maintained for 60 consecutive trading days, during the period ending December 31, 2025 (the “Stock Price Hurdle Award”), and (ii) an award of stock-settled restricted stock units that provides an opportunity to earn additional shares if the Company’s five-year TSR measured at the end of 2026 and 2027 equals or exceeds the 75th percentile of the S&P 500 (the “Relative TSR Hurdle Award”). The Stock Hurdle Award and the Relative TSR Hurdle Award were both awarded under the Company’s 2018 Long Term Incentive Compensation Plan, as amended.

A History of Driving Significant Shareholder Returns

Mr. Snowden previously served as the Company’s President and Chief Operating Officer from March 2017 until his promotion to President and CEO in January 2020. During this period, he led the Company’s successful margin improvement plan, which generated significant shareholder value and set the stage for a stronger, more efficient Penn National, which would later help the Company weather the impact of the COVID-19 pandemic. Mr. Snowden also led the Company’s integration efforts following the highly accretive acquisition of Pinnacle Entertainment, which nearly doubled the size of Penn National, creating the nation’s largest regional gaming operator. The transaction provided the Company with significantly increased scale and geographic diversification, as well as what would become one of the industry’s leading loyalty programs, mychoice. Penn National’s footprint — which will soon include 42 properties across 20 states following the addition of Hollywood Casino Perryville in Maryland — and a database of over 20 million gaming customers, has positioned the Company to take advantage of tremendous additional growth opportunities in sports betting and iCasino.

2021 PROXY STATEMENT	63

As the primary architect of the Company’s interactive strategy, one of Mr. Snowden’s first steps as CEO was to enter into a series of transactions to monetize Penn National’s excess sports betting and iCasino “skins” with a portfolio of leading operators, including DraftKings, PointsBet and theScore, thereby creating valuable recurring revenue and equity value from the Company’s skin partners. Soon after, Mr. Snowden led the Company’s acquisition of a minority interest in Barstool Sports, a leading sports media and entertainment company with a fully integrated media platform. The Company’s market leading regional footprint of best-in-class gaming operations, combined with Barstool’s expertise in sports media and entertainment, was a major driver of his vision to evolve Penn National from a retail casino operator into the leading omni-channel provider of retail and interactive gaming, sports betting and entertainment. Shortly following the Barstool acquisition, Penn National’s stock achieved a then-record high of $38.28 on February 13, 2020 – a 46% increase.

While the subsequent outbreak of the COVID-19 pandemic presented significant operating challenges, including the temporary closure of all of the Company’s properties, Mr. Snowden successfully navigated Penn National through a series of mitigation efforts and capital raises, underscoring the Company’s resilience. He and his team also reimagined Penn National’s operational norms and product offerings, creating a more modern and efficient operating model and achieving all-time high margins. To put this in perspective, Penn National achieved a 237.9% TSR in 2020, compared to -7.6% among its peer group and 18.4% for the S&P 500 index.

Aligned with Shareholders

The awards were granted with the principal objective of linking Mr. Snowden’s long-term compensation opportunity with shareholder value creation, both on an absolute stock performance basis and relative to the S&P 500 index. The awards require tremendous stock price appreciation and significant relative shareholder returns in order for Mr. Snowden to earn them, consistent with Penn National’s pay-for-performance approach to executive compensation. These returns are also consistent with the Company’s long track record of creating substantial value for shareholders – since its initial public offering nearly 27 years ago, Penn National has delivered 43,085% TSR.

Because the awards are structured to motivate extraordinary long-term performance, are entirely at risk, and correlate directly with shareholder outcomes,

the Board believes that they directly align with the interests of all Penn National shareholders. The Board also believes that, because the maximum number of shares available under the awards represents less than 0.6% of the shares outstanding as of the date of grant, the dilutive effect on shareholders is reasonable given the increase in shareholder value that would be represented by achievement of the stock price and TSR milestones. In addition, both awards impose follow-on continued employment vesting conditions that must be satisfied for the awards to fully vest. Finally, the Board believes that the provisions of the awards concerning change in control and termination are in keeping with shareholders’ interests.

Terms of the Performance Awards

The Stock Price Hurdle Award provides an opportunity to earn between 20,000 and 300,000 shares if the stock price hurdles in the following table are achieved during the period ending December 31, 2025.

Stock Price Hurdle	Number of Shares Earned

$132.00	20,000

$140.94	30,000

$186.04	50,000

$245.58	75,000

$324.16	125,000

Total Shares	300,000

To satisfy a stock price hurdle, the price of the Company’s common stock must close above the stock price hurdle for 60 consecutive trading days. The total number of shares earned under the Stock Price Hurdle establishes the maximum number of shares in each of the two performance periods established in the Relative TSR Hurdle Award.

The Relative TSR Hurdle Award provides an opportunity to earn, in each of two, five-year performance periods, restricted stock units representing between 0% and 100% of the total number of restricted shares earned under the Stock Price Hurdle Award, subject to achieving the following relative TSR hurdles:

Penn’s TSR Percentile Performance vs. the S&P 500	Percent of Stock Price Hurdle Restricted Shares Earned

Below 75th Percentile	0%

75th Percentile	50%

90th Percentile	75%

95th Percentile	100%

64	PENN NATIONAL GAMING, INC.

Relative TSR performance will be measured at the end of 2026 and 2027 based on Penn National’s relative TSR performance (compared to that of the S&P 500 index) over the following periods, with restricted stock units potentially earned in each period.

Measurement Year	Relative TSR Measurement Period

2026	2022–2026

2027	2023–2027

To encourage the long-term retention of Mr. Snowden, both awards impose follow-on continued employment vesting conditions that must be satisfied for the awards to fully vest. Specifically, any shares earned based on satisfaction of a performance condition under the Stock Price Hurdle Award vest in annual 1/3 increments over three years following achievement of the performance condition, subject to Mr. Snowden’s continued employment, subject to certain exceptions. The Stock Price Hurdle Award provides an additional retention-driven condition, under which the award’s 3-year employment vesting schedule may not begin before April 1, 2022. Any restricted stock units earned under the Relative TSR Hurdle Award will vest in annual 1⁄2 increments over two years following achievement of the performance condition, subject to Mr. Snowden’s continued employment.

The grant date fair value of the full award is estimated to be approximately $48.7 million. The Company expects the stock-based compensation expense to be recognized in connection with the Stock Price Hurdle Award to be approximately $19.4 million, which will be amortized over a weighted average period of approximately 4.25 years, and approximately $29.3 million in connection with the Relative TSR Hurdle Award, which will be amortized over a weighted average period of approximately 7.71 years.

Other Compensation Policies

Hedging and Pledging Policy. We believe that equity ownership fosters an atmosphere where directors and officers “think like owners” and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company’s shareholders. Accordingly, we have adopted policies prohibiting each of the Company’s directors and employees (including executive officers) from engaging in hedging transactions (such as short sales, puts and calls and other derivatives), pledging Company shares as collateral for a loan or holding shares in a margin account.

Compensation Clawback Policy. As a highly regulated, multi-jurisdictional gaming and racing company, the

Company has maintained a long standing commitment to ensure that its executive officers adhere to the highest professional and ethical standards. Accordingly, the Company has adopted a policy pursuant to which misconduct by any executive officer that leads to a restatement of the Company’s financial results could subject such individuals to a disgorgement of prior compensation. In the event of a restatement, in light of the highly regulated nature of the Company’s business, the Committee has the authority to pursue an appropriate remedy, based on the facts and circumstances surrounding the restatement and existing laws.

Stock Ownership Guidelines for Senior Management. The Committee has established the following stock ownership guidelines for senior management, which are re-evaluated periodically.

Position	Required Value of Shares Held

Chief Executive Officer	Five (5) times base salary

Chief Financial Officer	Three (3) times base salary

Chief Legal Officer	Two (2) times base salary

The Chief Executive Officer is authorized to set ownership requirements for other members of the senior management team as appropriate. As with the director stock ownership guidelines, the value of a named executive officer’s stock ownership at any time will be based on the aggregate value of common stock, restricted stock and phantom stock units held by such named executive officer. Each named executive officer is required to achieve compliance with these guidelines within five years of assuming his or her current position and, once achieved, ownership of the required amount must be maintained for as long as the individual is subject to these guidelines. As of December 31, 2020, all named executive officers were in compliance with these guidelines.

Timing of Equity-Based Awards. In December 2015, the Company adopted an Equity Based Award Policy, under which, for annual equity-based awards to executive officers, the grant date will be the second trading day of the calendar year. From time to time, annual grants may be made on a later date in the year as a result of the timing of the determination of the awards, the determination of terms or other factors, such as performance metrics for a given year. Similarly, special equity-based awards granted outside of the regular annual pay program may be granted at other times throughout the year. All equity-based grants, whether granted on the second trading day of the calendar year or later in the year, are priced in

2021 PROXY STATEMENT	65

accordance with the terms of the applicable equity compensation plans or performance share programs, which require, among other things, that the exercise price of all stock options be established by reference to the closing price on the trading day immediately prior to the date of grant.

Reconciliations and Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDAR and Adjusted EBITDA, after Lease Payments are non-GAAP financial measures. For a discussion of Adjusted EBITDA and Adjusted EBITDAR and a reconciliation of Adjusted EBITDA, and Adjusted EBITDAR to net income, see the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021.

For a discussion of Adjusted EBITDA, after Lease Payments and a reconciliation to net income (loss), see Appendix C to this Proxy Statement.

Compensation Committee Report

The Committee has reviewed and discussed the foregoing CD&A with the management of the Company. In addition, as discussed on page 15 of this Proxy Statement, the Committee retained the services of Exequity LLP as its independent compensation consultant in order to receive independent expert advice on executive compensation matters and guidance with respect to compensation best practices, among other things. The compensation actions taken in 2020 and described in this CD&A were taken in consultation with, and were supported by, Exequity. Based on the review and discussions described above, the Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Compensation Committee of the Board of Directors

Barbara Shattuck Kohn, Chair Marla Kaplowitz John M. Jacquemin Ronald J. Naples

66	PENN NATIONAL GAMING, INC.

Compensation Tables

Summary Compensation

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2020, 2019 and 2018 by the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s other most highly compensated individuals serving as executive officers during 2020 (collectively, the “Named Executive Officers”):

Name and Principal Position(1)	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Jay A. Snowden President and Chief Executive Officer	2020	1,215,677	2,431,391	0	0	251,587	3,898,655
	2019	1,100,000	1,224,213	7,229,814	1,285,167	138,774	10,977,968
	2018	1,100,000	958,081	1,044,998	1,276,629	122,550	4,502,258

Carl Sottosanti Former Executive Vice President, General Counsel and Secretary	2020	628,683	1,686,715	541,395	0	473,314	3,330,107
	2019	675,000	585,242	539,756	788,625	87,186	2,675,809
	2018	600,000	397,130	480,000	696,343	61,133	2,234,606

David Williams Former Executive Vice President and Chief Financial Officer	2020	522,000	520,016	513,975	0	11,850	1,567,841

William J. Fair Former Executive Vice President and Chief Financial Officer	2020	199,662	1,835,677	0	0	2,764,485	4,799,824
	2019	721,000	706,581	576,541	842,368	96,284	2,942,774
	2018	721,000	524,600	576,804	836,773	79,156	2,738,333

(1)

Mr. Sottosanti retired as Executive Vice President, General Counsel and Secretary on December 31, 2020. Mr. Williams resigned as Executive Vice President and Chief Financial Officer on December 31, 2020. Mr. Fair resigned as Executive Vice President and Chief Financial Officer on March 3, 2020.

(2)

The value in this column reflects the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for stock awards. Assumptions used in the calculation of these amounts are described in footnote 2 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The grant date fair value assuming the maximum level of performance achieved under performance awards are as follows: (a) $2,886,740 for Mr. Snowden; (b) $2,168,544 for Mr. Sottosanti; (c) $780,024 for Mr. Williams and (d) $2,336,405 for Mr. Fair.

(3)

The value in this column reflects the full grant date fair value calculated in accordance with ASC 718 for option awards. Assumptions used in the calculation of these amounts are described in Note 2 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(4)

In 2020, the Company did not achieve the pre-established performance goals to receive a cash payment pursuant to the Company’s annual short-term incentive plan. As a result, there were no cash payments made to any of the named executive officers.

(5)

For Mr. Snowden, All Other Compensation in 2020 consisted of (1) $97,980 in Company matching contributions under the Company’s Deferred Compensation Plan (“DCP”); (2) $8,551 in Company paid insurance premiums; (3) $7,094 for taxes associated with the Company paid insurance premiums; (4) $15,293 in tax and financial planning; (5) $5,700 in matching 401(k) contributions; and (6) $116,969 representing aggregate incremental cost for use of the Company’s aircraft which is based on variable costs of operating the aircraft including fuel costs, landing costs and repairs and maintenance. For Mr. Sottosanti, All Other Compensation in 2020 consisted of (1) $56,640 in Company matching contributions under the DCP; (2) $14,000 in tax and financial planning; (3) $2,674 in matching 401(k) contributions; and (4) $400,000 transition payment in connection with his retirement as Executive Vice President, General Counsel and Secretary. For Mr. Williams, All Other Compensation in 2020 consisted of (1) $10,925 in Company matching contributions under the DCP; and (2) $925 in matching 401(k) contributions. For Mr. Fair, All Other Compensation in 2020 consisted of (1) $50,438 in Company matching contributions under the DCP; (2) $5,700 in matching 401(k) contributions; (3) $6,991 in tax and financial planning; and (4) $2,701,356 in severance in connection with his resignation as the Company’s Executive Vice President and Chief Financial Officer.

2021 PROXY STATEMENT	67

2020 Grants of Plan Based Awards

The following table sets forth certain information regarding grants of plan based awards relating to 2020 for the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive PlanAwards (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Option Awards (#)(2)	Exercise Price of Option Awards ($)/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Jay A. Snowden	—	1,050,000	2,100,000	2,800,000	—	—	—	—	—	—
	2/21/2020(4)	—	—	—	4,931	9,861	14,792	—	—	439,718
	2/21/2020(5)	—	—	—	5,813	11,626	17,439	—	—	518,463
	2/21/2020(6)	—	—	—	7,233	14,466	21,699	—	—	736,605
	2/21/2020(7)	—	—	—	7,233	14,466	21,699	—	—	736,605

Carl Sottosanti	—	347,600	695,200	1,042,800	—	—	—	—	—	—
	1/3/2020	—	—	—	—	—	—	65,312	26.14	541,395
	2/18/2020(4)	—	—	—	1,918	3,835	5,753	—	—	165,178
	2/18/2020(5)	—	—	—	2,670	5,340	8,010	—	—	229,995
	2/18/2020(6)	—	—	—	3,738	7,475	11,213	—	—	367,668
	2/18/2020(7)	—	—	—	3,738	7,475	11,213	—	—	367,668
	2/25/2020(8)	—	—	—	7,738	15,476	23,214	—	—	556,206

David Williams	—	325,000	650,000	975,000	—	—	—	—	—	—
	2/11/2020	—	—	—	—	—	—	44,905	36.31	513,975
	2/25/2020(8)	—	—	—	7,235	14,469	21,704			520,016

William J. Fair
	2/18/2020(4)				3,351	6,702	10,053			288,655
	2/18/2020(5)				3,209	6,417	9,626			276,378
	2/18/2020(6)				3,992	7,984	11,976			392,739
	2/18/2020(7)				3,992	7,984	11,976			392,739
	4/01/2020(9)				3,209	6,417	9,626			81,174
	4/01/2020(9)				3,992	7,984	11,976			100,998
	4/01/2020(9)				3,992	7,984	11,976			100,998
	4/01/2020(9)				3,992	7,984	11,976			100,998
	4/01/2020(9)				3,992	7,984	11,976			100,998

(1)	As discussed in the “CD&A” section above, there were no cash bonuses awarded for 2020. Mr. Fair was not eligible to receive a bonus for 2020.

(2)

Option awards represent stock options granted to the executives as part of their annual equity incentive compensation. The option awards vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary.

(3)

Represents the full grant date fair value of awards under ASC 718. Generally, the full grant date fair value is the amount the Company expenses in its financial statements over the award’s vesting period. Assumptions used in the calculation of the amounts for stock option awards and performance awards are included in Note 2 to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(4)

Equity incentive awards represent performance-based restricted stock awards approved on February 17, 2017 in connection with the Company’s 2017 performance share program. The aggregate target number of restricted stock having a three-year award period consisting of three one-year performance periods and a three-year service period were: (i) 29,585 for Mr. Snowden; (ii) 20,106 for Mr. Fair; and (iii) 11,505 for Mr. Sottosanti. As of December 31, 2019, performance goals for three performance periods had been established for the 2017 awards. The grant date in the table above reflects the third tranche of these three-year performance awards.

(5)

Equity incentive awards represent performance-based restricted stock awards approved on February 6, 2018 in connection with the Company’s 2018 performance share program. The aggregate target number of restricted stock having a three-year award period consisting of three one-year performance periods and a three-year service period were: (i) 34,880 for Mr. Snowden; (ii) 19,252 for Mr. Fair; and (iii) 16,021 for Mr. Sottosanti. As of December 31, 2020, performance goals for three performance periods had been established for the 2018 awards. The grant date in the table above reflects the second tranche of these three-year performance awards.

68	PENN NATIONAL GAMING, INC.

(6)

Equity incentive awards represent performance-based restricted stock awards approved on February 14, 2019 in connection with the Company’s 2019 performance share program. The aggregate target number of restricted stock having a three-year award period consisting of three one-year performance periods and a three-year service period were: (i) 43,397 for Mr. Snowden; (ii) 23,953 for Mr. Fair; and (iii) 22,425 for Mr. Sottosanti. As of December 31, 2020, performance goals for the second performance period had been established for the 2019 award. The grant date in the table above reflects the first tranche of these three-year performance awards.

(7)

Equity incentive awards represent performance-based phantom stock units that vest in cash approved on February 14, 2019 in connection with the Company’s 2019 performance share program. The aggregate target number of phantom stock units having a three-year award period consisting of three one-year performance periods and a three-year service period were: (i) 43,397 for Mr. Snowden; (ii) 23,953 for Mr. Fair; and (iii) 22,425 for Mr. Sottosanti. As of December 31, 2020, performance goals for the second performance period had been established for the 2019 award. The grant date in the table above reflects the first tranche of these three-year performance awards.

(8)

Equity incentive awards represent performance-based restricted stock awards approved on February 18, 2020 in connection with the Company’s 2020 performance share program. The aggregate target number of restricted stock having a three-year award period consisting of three one-year performance periods and a three-year service period were: (i) 15,476 for Mr. Sottosanti and (ii) 14,469 for Mr. Williams. As of December 31, 2020, performance goals for the first performance period had been established for the 2020 award. The grant date in the table above reflects target for these three-year performance awards.

(9)

Pursuant to Mr. Fair’s executive agreement with the Company, he received target under the 2018 performance plan for the year 2020. In addition, Mr. Fair received target under the 2019 performance plan for performance-based restricted stock and performance-based phantom stock units for the second and third tranches.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning equity awards outstanding as of December 31, 2020 for the Named Executive Officers:

Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options:		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units Held that Have Not Vested (#) (g)	Market Value of Shares or Units Held that Have Not Vested ($) (j)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (k)
	Exercisable (#)	Unexercisable (#)

Jay A. Snowden	234,827	—	13.19	1/6/2022	40,614(h)	$3,507,831	-	-

	237,437	—	12.87	2/9/2023	40,997(i)	$3,540,911	21,699(k)	$1,874,143

	164,417	54,805(a)	14.10	1/4/2024	40,997(i)	$3,540,911	21,699(k)	$1,874,143

	52,885	52,884(b)	30.74	1/3/2025

	39,051	117,152(c)	19.45	1/3/2029

	258,177	774,529(d)	18.81	8/6/2029

Carl Sottosanti	—	21,313(a)	14.10	1/4/2024	17,777(l)	$1,535,399	—	—

	—	24,291(b)	30.74	1/3/2025	17,447(l)	$1,506,897	1,246(m)	$107,617

	—	60,537(c)	19.45	1/3/2029	17,447(l)	$1,506,897	1,246(m)	$107,617

	—	65,312(e)	26.14	1/3/2030	5,159(l)	$445,583	860(m)	$74,278

					5,159(l)	$445,583	860(m)	$74,278

David Williams	—	44,905(f)	36.31	2/11/2030			21,704(k)(f)	$1,874,531

William J. Fair	29,191	—	30.74	3/31/2022	—	—	—	—

	21,155	—	19.45	3/31/2022	—	—	—	—

(a)	The vesting date is January 4, 2021.

(b)	The vesting dates are January 3, 2021 and January 3, 2022.

(c)	The vesting dates are January 3, 2021, January 3, 2022 and January 3, 2023.

(d)	The vesting dates are August 6, 2021, August 6, 2022 and August 6, 2023.

(e)	The vested dates are January 3, 2021, January 3, 2022, January 3, 2023, and January 3, 2024.

(f)

The vesting date are February 11, 2021, February 11, 2022, February 11, 2023, and February 11, 2024. Pursuant to the separation agreement, Mr. Williams is entitled to the vesting of his options that vest prior to February 19, 2021 and no other equity awards shall vest, including the 21,704 performance awards under the 2020 performance plan.

(g)

The stock awards consist of performance awards, which were made under the performance share programs adopted under the 2008 Long Term Incentive Compensation Plan and the 2018 Long Term Incentive Compensation Plan, as applicable.

(h)	The vesting date is March 5, 2021.

2021 PROXY STATEMENT	69

(i)	The vesting date shall be in the first quarter of 2022 following the certification of performance by the Compensation Committee or the Board of Directors, as applicable.

(j)	Calculated based on the closing price of $86.37 for the Company’s common stock on December 31, 2020, which was the last trading day of 2020.

(k)

These amounts represent the maximum number of performance-based restricted stock and phantom stock units for the performance periods ending December 31, 2021 and December 31, 2022. The final number of shares or units earned, if any, will be based on the performance achieved for such periods.

(l)

Pursuant to the separation agreement, Mr. Sottosanti is entitled to vesting on March 1, 2021 of the target number of performance shares of Penn Common Stock under his 2018 performance plan and target number of performance shares and phantom stock units under the 2019 performance plan and the 2020 performance plan.

(m)

Pursuant to the retirement agreement, Mr. Sottosanti is entitled to pro rata vesting on March 1, 2021 of the target number of performance shares and phantom stock units under the 2019 performance plan and 2020 performance plan.

2020 Option Exercises and Stock Vested

The following table sets forth information concerning options exercise and restricted stock awards that vested during fiscal 2020 for the named executive officers. Mr. Williams did not exercise any options or have stock awards vest during the year ended December 31, 2020.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)

Jay A. Snowden	219,697	12,716,584	35,432	1,352,439

Carl Sottosanti	339,829	10,893,473	13,779	508,032

William J. Fair	409,987	13,495,886	98,681	1,757,652

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes certain information with respect to the Company’s compensation plans and individual compensation arrangements under which the Company’s equity securities have been authorized for issuance as of the fiscal year ended December 31, 2020:

	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	4,119,149(1)	20.60	7,612,054(2)

(1)

Includes 519,960 shares issuable in connection with performance-based restricted stock awards granted under performance share plans adopted under the 2008 and 2018 Long Term Incentive Compensation Plans. The actual award payouts can range from zero to 150 percent of the original grant. This number excludes a maximum of 582,762 of performance-based restricted stock awards that have been authorized but not yet granted as of December 31, 2020.

(2)

The 2018 Long Term Incentive Compensation Plan provides that, while awards of stock options and stock appreciation rights are counted as one share of common stock granted under such plan, awards of restricted stock, or shares issued pursuant to any other full value awards, are counted as issuing 2.30 shares of common stock per share awarded for purposes of determining the number of shares available for issuance under such plan. Awards that are settled in cash rather than shares of stock are not counted against the limit in the 2018 Long Term Incentive Compensation Plan.

70	PENN NATIONAL GAMING, INC.

2020 Nonqualified Deferred Compensation

The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)

Jay A. Snowden	250,074	97,980	357,698	(2,357)	2,994,417

Carl Sottosanti	181,162	56,640	567,843	(1,393)	3,319,046

David Williams	48,450	10,925	11,691	(29)	71,038

William J. Fair	145,884	50,438	185,511	(1,383)	1,536,130

(1)	For each executive, the executive’s contribution is included in the executive’s Salary column for 2020, as reported in the Summary Compensation Table.

(2)	For each executive, the Company’s contribution is included in the executive’s All Other Compensation column for 2020, as reported in the Summary Compensation Table.

(3)	Amounts reflect the change in account value during 2020. No amounts are reported in the Summary Compensation Table because the earnings were not above market or preferential.

(4)

The amount of each executive’s aggregate balance at fiscal year-end that was reported as compensation in the Summary Compensation Table for previous years was as follows: $707,644 for Mr. Snowden, $432,175 for Mr. Sottosanti, $0 for Mr. Williams, and $483,474 for Mr. Fair.

Penn National Gaming, Inc. Deferred Compensation Plan

Pursuant to the Company’s Deferred Compensation Plan, as amended, most management and certain other highly compensated employees selected by the committee administering the plan (the “Retirement Committee”) may elect to defer, on a pre-tax basis, a percentage of his or her salary and/or bonus. The minimum annual deferrable amount is $3,000 and the maximum is 90% of his or her base annual salary and/or bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be earned. The Company’s contributions under the plan in 2020 were equal to 50% of the participant’s deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant’s salary and/or bonus. With the Board of Directors’ approval, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own contributions, but Company contributions vest 20% per year of service with the Company. Therefore, employees with five or more years of service are fully vested in Company contributions under the plan. However, for employees with less than five years of service, all Company contributions become immediately and fully vested upon death, retirement or a change in control of the Company, as defined in the Deferred Compensation Plan. The Retirement Committee may accelerate vesting of the Company’s contributions if a participant terminates his or her employment because of disability or his or her involuntary termination of employment.

Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon retirement, death or termination. Participants can elect to receive distributions following retirement or death in the form of a lump sum payment or payment in five or ten annual installments. Distributions following retirement can be deferred for at least five years. For purposes of the Deferred Compensation Plan, termination of employment as a result of a disability will be considered retirement.

Distributions following termination of employment other than as a result of retirement or death will be in the form of a lump sum payment. Participants can also elect to receive a scheduled distribution with respect to an annual deferral amount, which is payable in a lump sum at the beginning of a designated subsequent calendar year, subject to certain limitations. In the event of an unforeseeable financial emergency and with the approval of the Retirement Committee, a participant can suspend deferrals or receive a partial or full payout under the plan. Certain specified employees have a six-month delay imposed upon distributions pursuant to a separation from service, as required by the final Code section 409A regulations. In the event of a change in control, the Company will accelerate

2021 PROXY STATEMENT	71

installment payments that are in pay status by paying the account balance in lump sum and will distribute the account balances of all active participants in a lump sum; provided, however, that no distributions (or accelerations of installments) will occur unless the transaction qualifies as a “change in control event” under Code section 409A.

Participants in the Deferred Compensation Plan may notionally invest deferred amounts, including Company contributions, in mutual funds selected by the Retirement Committee. Participants may change their investment elections at any time.

To help mitigate the financial impact of the ongoing COVID-19 pandemic, the Company suspended its contributions under the Deferred Compensation Plan effective on April 1, 2020 until October 1, 2020.

Potential Payments Upon Termination or Change in Control

The following tables describe and quantify the compensation that would become payable in the event of a termination of a named executive officer’s employment under several different circumstances or a change in control. The amounts shown are estimates of amounts that would be paid to the named executive officers assuming that such termination or change in control was effective as of December 31, 2020, and include amounts earned through such time and are based (where applicable) on the closing price of the Company’s common stock on such date, which was $86.37 per share. The actual amounts to be paid can only be determined at the time of such named executive officer’s separation from the Company and/or change in control. For a description of the severance and change in control provisions giving rise to the payments set forth below, see pages 73 through 76 of this Proxy Statement. In establishing the appropriate payment and benefit levels, the Company evaluates the practices and levels set by companies in its peer group.

For a description of the payments that became payable to Mr. Fair in connection with his departure as Executive Vice President and Chief Financial Officer on March 3, 2020, see “Fair Executive Agreement” below.

Post-Employment Payments—Jay A. Snowden

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination upon Death ($) (9)	Termination upon Disability ($)	Change in Control ($) (1)	Change in Control Termination without Cause ($)

Cash Severance Benefit (2)	–	3,763,875	–	3,763,875	3,763,875	–	7,000,000

Benefit Continuation (3)	–	43,944	–	43,944	43,944	–	43,944

Restricted Stock (4)	–	7,048,828	–	7,048,828	7,048,828	–	7,048,828

Unvested Stock Options (5)	–	–	–	67,069,685	67,069,685	3,960,757	67,069,685

Unvested Phantom Stock Units	–	3,540,997	–	3,540,997	3,540,997	–	3,540,997

Vested Stock Options (6)	69,516,400	69,516,400	–	69,516,400	69,516,400	69,516,400	69,516,400

Vested Deferred compensation Balance (7)	2,994,417	2,994,417	2,994,417	2,994,417	2,994,417	2,994,417	2,994,417

Total	$72,510,817	$86,908,461	$2,994,417	$153,978,146	$153,978,146	$76,471,574	$157,214,271

72	PENN NATIONAL GAMING, INC.

Post-Employment Payments—Carl Sottosanti
Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination upon Death ($) (9)	Termination upon Disability ($)	Change in Control ($) (1)	Change in Control Termination without Cause ($)

Cash Severance Benefit (2)	–	1,634,344	–	1,634,344	1,634,344	–	2,781,000

Benefit Continuation (3)	–	33,282	–	33,282	33,282	–	33,282

Restricted Stock (4)	–	3,487,880	–	3,487,880	3,487,880	–	3,487,880

Unvested Stock Options (5)	–	-	–	10,876,477	10,876,477	1,540,291	10,876,477

Unvested Phantom Stock Units	–	1,952,480	–	1,952,480	1,952,480	–	1,952,480

Vested Stock Options (6)	–	–	–	–	–	–	–

Vested Deferred Compensation Balance (7)	3,319,046	3,319,046	3,319,046	3,319,046	3,319,046	3,319,046	3,319,046

Total	$3,319,046	$10,427,032	$3,319,046	$21,303,509	$21,303,509	$4,859,337	$22,450,165
Post-Employment Payments—David Williams
Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)	Termination for Cause by Company ($)	Termination upon Death ($) (9)	Termination upon Disability ($)	Change in Control ($) (1)	Change in Control Termination without Cause ($)

Cash Severance Benefit (2)	–	1,300,000	–	1,300,000	1,300,000	–	2,600,000

Benefit Continuation (3)	–	46,296	–	46,296	46,296	–	46,296

Restricted Stock (4)	–	624,887	–	624,887	624,887	–	624,887

Unvested Stock Options (5)	–	—	–	2,247,944	2,247,944	–	2,247,944

Unvested Phantom Stock Units	–	624,887	–	624,887	624,887	–	624,887

Vested Stock Options (6)	–	–	–	–	–	–	–

Vested Deferred Compensation Balance (7)	71,038	71,038	71,038	71,038	71,038	71,038	71,038

Total	$71,038	$2,667,108	$71,038	$4,915,052	$4,915,052	$71,038	$6,215,052

(1)

Prior to March 29, 2017, upon the occurrence of a change in control, stock options, phantom stock units awards and stock appreciation right awards automatically accelerated, and the restrictions on restricted stock lapsed, in each case without the requirement of a termination of employment. The Company amended its 2008 Long Term Incentive Compensation Plan to eliminate this automatic vesting of equity following a change in control for awards granted after March 29, 2017.

(2)	The basis for the cash severance benefit upon a termination is the base salary for 2020 plus the target cash bonus earned for 2020.

(3)	Represents employer cost of medical and dental coverage.

(4)

Restricted stock and phantom stock unit award values were computed based on the closing price of the Company’s common stock on December 31, 2020 ($86.37 per share), which was the last trading day of 2020.

(5)	Restrictions on unvested options lapse upon death, disability or a change in control.

(6)

Amounts represent the difference between the exercise price of each named executive officer’s options and the closing price of the Company’s common stock on December 31, 2020 ($86.37 per share). Vested stock options issued under the 2008 Plan and 2018 Plan are cancelled when an executive is terminated for cause by the Company. However, vested options granted under the Company’s prior long-term incentive plan (which is effective for awards prior to 2008) are generally not cancelled upon a termination for cause.

(7)

Company contributions to the Deferred Compensation Plan vest 20% per year during the first five years of service. However, vesting is accelerated upon death, change in control or, at the option of the committee administering the Deferred Compensation Plan, disability.

Employment, Retirement and Separation Agreements

The Company has entered into employment, retirement and separation agreements with its executive officers, including Messrs. Snowden, Sottosanti, Williams and Fair. None of the employment agreements contain single trigger change in control. The Company determined to enter into these agreements in recognition of the continuing need to attract and retain experienced, proven executives (particularly in light of the increased competition for talent in its industry) and to protect the Company from certain competitive risk. The Compensation Committee plans to continue to evaluate whether and in what form to utilize severance or employment agreements in the future. For key employees with whom the Company does not seek to have severance or employment agreements, the Company has designed other policies and programs for attracting and retaining talented individuals.

With respect to Mr. Snowden, the summary below reflects the Executive Agreement between the Company and Mr. Snowden entered into as of July 30, 2019 in connection with his promotion to Chief Executive Officer, effective January 1, 2020, as amended on March 27, 2020 and October 1, 2020. Under the

2021 PROXY STATEMENT	73

Executive Agreement, effective on January 1, 2020, Mr. Snowden’s annual base salary was $1.4 million and his target annual bonus will be 150% of his base salary. To help mitigate the financial impact of the ongoing COVID-19 pandemic, on March 27, 2020 and on October 1, 2020, the Company entered into amendments to all of the Executive Agreements effective on April 1, 2020 until October 1, 2020 (the “Amendments”) to reduce the base salaries of Mr. Snowden by $350,000, Mr. Sottosanti by $139,050, and Mr. Williams by $130,000.

For a summary of the agreement relating to Mr. Sottosanti’s retirement as Executive Vice President, General Counsel and Secretary, see “Sottosanti Retirement Agreement” below. For a summary of the agreements relating to Mr. Williams’ departure as Executive Vice President and Chief Financial Officer and Mr. Fair’s departure as Executive Vice President and Chief Financial Officer, see “Williams Separation Agreement” and “Fair Executive Agreement” below.

Summary of Key Terms

Term. The term of each employment agreement for three years. Mr. Snowden’s employment agreement expires on January 1, 2023. The Company believes that the length of each employment term represents a reasonable period for which the Company and the executive will mutually commit to maintain the employment relationship, and the terms are intentionally staggered to provide stability and predictability among its leadership ranks. For the executive, this provides a reasonable but limited assurance of job security designed to foster an environment of entrepreneurial risk taking where the executive can focus on building long-term shareholder value.

Termination and Restrictive Covenants. The Company offers certain additional payments to its executive officers if the Company elects to terminate the executive’s employment without “cause.” Such termination payments are not available to the executive if the executive resigns (regardless of whether or not such executive has good reason) or if the executive is terminated for “cause.” All termination payments are expressly conditioned on the executive providing a written release of all liabilities to the Company and the executive’s agreement to comply with the restrictive covenants described below for the time period for which such payments are made.

Each employment agreement contains a comprehensive set of restrictive covenants designed to provide the Company with a reasonable degree of protection with regards to its strategic plans, intellectual property and human capital. Generally, each employment agreement contains prohibitions on (i) competition with the Company within 150 miles of any facility in which the Company or its affiliates owns or operates or is actively seeking to own or operate a facility, (ii) solicitation of any employees of the Company or any of its subsidiaries, and (iii) disclosure and use of any of the Company’s confidential information. The Board selected the time periods for which each executive is bound by these restrictive covenants based on its determination about the extent to which such individual’s tenure and knowledge of the Company could be used to adversely impact the Company’s strategic plans, intellectual property or human capital.

The additional payments following termination without “cause” consist of a cash payment equal to (i) either eighteen (18) months, in the case of Mr. Sottosanti, or twenty four (24) months, in the case of each other named executive officer (the “Severance Period”), of the greater of executive’s base salary prior to the Amendments, if applicable, or the base salary in effect as of the termination date, paid in accordance with the Company’s regular payroll procedures, plus (ii) 1.5 multiplied by the targeted amount of an annual cash bonus at the rate in effect on the termination date, paid at the time such bonuses are paid to similarly situated employees. The amounts were selected based on the rationale that the Company was willing to continue to pay each executive an amount reflecting the foregone compensation over the period that the Company desired the executive to remain subject to the restrictive covenants. In addition, the Company will reimburse the executive for the full cost of purchasing COBRA health insurance coverage during the Severance Period.

Change in Control. The Company has a “double trigger” change in control provision in its severance and employment agreements. In the event of a termination by the Company without cause or the named executive officer resigns for good reason within (i) 12 months following a change in control in the case of the named executive officers other than Mr. Snowden or (ii) 24 months following a change in control in the case of Mr. Snowden, each such executive is entitled to receive a cash payment equal to two times the sum of (i) his base salary and (ii) the amount of his targeted bonus compensation, each at a rate in effect at the time of the change in control or the termination date, whichever is greater. To the extent that an executive receives a change in control payment, such executive will not be eligible to receive any additional cash severance in the event of a termination of employment during the employment

74	PENN NATIONAL GAMING, INC.

term. The Company’s employment agreements do not provide for tax indemnification if a change in control or termination payment results in a parachute excise tax.

Each of the named executive officer’s annual compensation is reviewed annually and established by the Compensation Committee as described on pages 51 through 66 of this Proxy Statement. For purposes of the potential termination and change in control payments described in this Proxy Statement, the terms set forth below have the meanings ascribed to them:

“Change in Control” – a “change in control” is defined as the occurrence of one or more of the following events: (i) a person, entity or group becomes the beneficial owner of shares representing 50% or more of (a) the Company’s outstanding shares or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, except when such beneficial ownership is due to an acquisition directly from or by the Company or a Company employee benefit plan or pursuant to a consolidation, merger or share exchange reorganization between the Company and another entity described below; (ii) the shareholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company; (iii) the Company consummates a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless, following such transaction, (a) all or substantially all of the beneficial owners immediately prior to such transaction still beneficially own more than 50% of the Company’s outstanding shares, (b) no person beneficially owns 20% or more of the Company’s outstanding shares who did not own such amount prior to the transaction and (c) at least a majority of the directors are continuing directors; or (iv) any time continuing directors do not constitute a majority of the Board.

“Good Reason” – an executive officer has “good reason” if (a) such officer is assigned to duties inconsistent with his position or authority, (b) such officer’s compensation is reduced or there is a substantial reduction in benefits taken as a whole, (c) such officer’s travel requirements are materially increased, (d) such officer’s office is relocated greater than 50 miles from such officer’s then current office or (e) such officer’s employment agreement is materially breached by the Company.

“Cause” – the Company has “cause” if the executive officer (a) is convicted of a felony or any misdemeanor involving allegations of fraud, dishonesty or physical harm, (b) is found disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where such executive is required to be found qualified, suitable or licensed, (c) materially breaches the employment or severance agreement or any material Company policy, (d) misappropriates corporate funds as determined in good faith by the Audit Committee of the Board, (e) is determined by the Company to have failed to perform his or her duties with the Company or repeated insubordination or (f) is determined by the Company to have willfully engaged in illegal conduct or gross misconduct which is materially injurious to the Company or one of its affiliates.

Sottosanti Retirement Agreement

On November 17, 2020, the Company entered into a Retirement and Transition Agreement and General Release with Mr. Sottosanti, who retired as Executive Vice President, General Counsel and Secretary effective as of December 31, 2020 and who served as executive advisor to the Company through March 1, 2021. Following his retirement, Mr. Sottosanti was not entitled to any severance. Under the retirement agreement, Mr. Sottosanti received a one-time transition award of $400,000 in consideration for Mr. Sottosanti’s transition of his duties to his successor and reimbursement of the cost of purchasing insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) for the period of April 1, 2021 through September 30, 2021. Mr. Sottosanti is also entitled to payment of any deferred compensation at such time and in amounts as determined in accordance with the Company’s Deferred Compensation Plan and his elections thereunder. The retirement agreement contained customary release, confidentiality, non-competition and non-solicitation provisions.

Williams Separation Agreement

On December 30, 2020, the Company entered into a Separation Agreement and General Release Mr. Williams. Under the terms of the separation agreement, Mr. Williams resigned as Executive Vice President and Chief Financial Officer and remained in an executive advisory position until February 19, 2021 to assist with the transition of his duties. In connection with his separation from the Company, Mr. Williams will receive the following: (i) two years pay at his current base salary of $650,000 paid in biweekly installments over two years following February 19, 2021; (ii) a one-time payment of one and a half (1.5) times his current base salary; and (iii) the ability to exercise his stock

2021 PROXY STATEMENT	75

options which vest prior to February 19, 2021. Mr. Williams is also entitled to payment of any deferred compensation at such time and in amounts as determined in accordance with the Company’s Deferred Compensation Plan and his elections thereunder. The separation agreement contained customary release, confidentiality, non-competition and non-solicitation provisions.

Fair Executive Agreement

The Company entered into an executive agreement effective as of September 24, 2019, as amended on January 23, 2020, with Mr. Fair in connection with his stepping down as Executive Vice President and Chief Financial Officer. The executive agreement extended the term of Mr. Fair’s employment as Executive Vice President and Chief Financial Officer until March 3, 2020, at which point he became an executive advisor for the Company until March 31, 2020. Pursuant to the executive agreement, Mr. Fair was entitled to receive the following severance: (i) an amount equal to 24 months of his base salary, to be paid in accordance with the Company’s regular salary payroll schedule over 24 months following March 31, 2020 (the “Severance Period”); and (ii) an amount equal to one and a half (1.5) times the amount of the average of the last two full years bonuses paid to Mr. Fair based on the Company’s performance. The separation was treated as a “termination without cause” under his executive agreement, which severance follows the Company’s standard compensation arrangements. Mr. Fair is also entitled to receive health benefits coverage during the Severance Period.

In addition, Mr. Fair is entitled to exercise any vested stock appreciation rights and vested stock options as of March 31, 2020 until the earlier of (i) two years from March 31, 2020 (which represents an additional one year exercise period in addition to that already provided in the applicable equity plans) or (ii) the expiration of the original terms of the vested stock appreciation rights and vested stock options.

Further, on March 31, 2020, Mr. Fair was entitled to (x) accelerated vesting of the third tranche of his performance share awards at target under the Company’s 2018 Performance Share Program and (y) accelerated vesting of the second and third tranches of his performance share awards and phantom stock unit awards at target under the Company’s 2019 Performance Share Program. Mr. Fair is also entitled to payment of any deferred compensation at such time and in amounts as determined in accordance with the Company’s Deferred Compensation Plan and his elections thereunder. All of Mr. Fair’s unvested equity awards (other than the 2018 performance share awards and 2019 performance share awards described above) were cancelled and terminated on March 31, 2020. The executive agreement with Mr. Fair also includes customary release, non-competition, non-solicitation, and confidentiality provisions.

CEO Pay Ratio

We calculated our CEO Pay Ratio, or the ratio of the pay of Mr. Snowden, our President and Chief Executive Officer in 2020, to that of our median employee, as permitted under SEC rules. We identified our median employee using payroll compensation consistent with what is reported on each employee’s W-2, Box 1 as of October 31, 2020 for all individuals, excluding our President and Chief Executive Officer, who were employed by us on such date. We measured total annual compensation based on the 26 bi-weekly pay periods between November 1, 2019 and October 31, 2020. We did not make any assumptions or estimates with respect to total annual compensation. We selected the median employee from that group for purposes of preparing the ratio of Chief Executive Officer pay to median employee pay. We then calculated the compensation for our median employee based upon the same components of compensation used to determine Mr. Snowden’s pay for purposes of Summary Compensation Table disclosure. Mr. Snowden’s total annual compensation for 2020 was $3,898,655 as disclosed in the Summary Compensation Table above. Our median employee’s total annual compensation for 2020 was $24,969. Based upon the calculation of compensation for both Mr. Snowden and our median employee, the ratio of Chief Executive Officer pay to median employee pay for 2020 is 156:1.

We believe that the CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. Based on information publicly available as of the date of this proxy statement, we believe our ratio is below the ratios of similarly situated industry peers.

76	PENN NATIONAL GAMING, INC.

Security Ownership of Principal

Shareholders, Management and Directors

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of April 7, 2021 by each person known to the Company to own beneficially more than 5% of the Company’s outstanding common stock, each director and director nominee, each named executive officer and all of the executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes to the table, the address of each such person is c/o the Company, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 7, 2021 are deemed outstanding for purposes of computing the percentage beneficially owned by such holder, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table. The percentage for each beneficial owner is calculated based on (i) the aggregate number of shares reported to be owned by such group or individual and (ii) the aggregate number of shares of common stock outstanding as of April 7, 2021 (156,571,196 shares).

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class

Peter M. Carlino (1)	1,663,773	1.06%

Todd George (2)	66,668	*

David A. Handler	164,160	*

Felicia Hendrix (3)	2,122	*

John M. Jacquemin	92,646	*

Marla Kaplowitz	3,091	*

Harper Ko (4)	3,091	*

Barbara Shattuck Kohn (5)	47,258	*

Ronald J. Naples	13,429

Saul V. Reibstein (2)(6)	73,037	*

Jane Scaccetti	41,978	*

Jay A. Snowden (2)	1,227,151	*

Carl Sottosanti (7)	0	*

David Williams (7)	0	*

William J. Fair (8)	50,746	*

All executive officers and directors as a group (11 persons) (2)	1,734,631	1.10%

FMR LLC (9)	21,015,457	13.42%

BlackRock, Inc. (10)	19,263,581	12.30%

The Vanguard Group, Inc. (11)	13,868,121	8.86%

Baron Capital Group, Inc. (12)	11,419,022	7.29%

* Less than 1%.

(1)

The number of shares shown in the table includes (i) 702,108 shares of the Company’s common stock owned by an irrevocable trust (the “Carlino Family Trust”) for the benefit of Peter D. Carlino (who passed away in November 2013) and Peter D. Carlino’s children, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters and (ii) 365,212 shares owned by a residuary trust (the “Residuary Trust”) for the benefit of Peter D. Carlino and Peter D. Carlino’s children. Peter M. Carlino, David E. Carlino and Richard J. Carlino have shared investment power and shared voting power with respect to certain matters for both the Carlino Family Trust and for all matters for the Residuary Trust.

2021 PROXY STATEMENT	77

(2)

The number of shares in the table includes shares that may be acquired upon the exercise of outstanding options, as follows: Mr. George, 37,988; Mr. Reibstein (from his previous role as CFO of the Company), 44,543; Mr. Snowden, 1,035,552 shares; and all current executive officers and directors as a group, 1,118,083 shares.

(3)	On March 2, 2021, Ms. Hendrix joined the Company as the Executive Vice President and Chief Financial Officer.

(4)	On January 1, 2021, Ms. Ko joined the Company as the Executive Vice President, Chief Legal Officer and Secretary.

(5)	The number of shares in the table includes 1,750 shares owned by Ms. Kohn’s spouse, as to which shares Ms. Kohn disclaims beneficial ownership.

(6)	The number of shares in the table includes 150 shares owned by Mr. Reibstein’s spouse, as to which shares Mr. Reibstein disclaims beneficial ownership.

(7)

On December 31, 2020, Mr. Sottosanti retired as Executive Vice President, General Counsel and Secretary and became an executive advisor to the Company through March 1, 2021. On December 31, 2020, Mr. Williams resigned as the Executive Vice President and Chief Financial Officer and became an executive advisor to the Company until February 19, 2021.

(8)

On March 3, 2020, Mr. Fair stepped down as Executive Vice President and Chief Financial Officer and became an executive advisor to the Company until March 31, 2020. The number of shares in the table includes 50,746 shares that may be acquired upon the exercise of outstanding options.

(9)

Based on its Schedule 13G/A filed with the SEC on February 8, 2021, the number of shares in the table includes shares beneficially owned as of December 31, 2020 by FMR LLC and its affiliates, FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company, and Strategic Advisers, Inc. FMR LLC has sole voting power over 3,422,734 shares, shared voting power over 0 shares, sole dispositive power over 21,015,457 shares and shared dispositive power over 0 shares. The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.

(10)

Based on its Schedule 13G/A filed with the SEC on February 5, 2021, the number of shares in the table includes shares beneficially owned as of December 31, 2020 by BlackRock, Inc. and its affiliates, BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd. BlackRock, Inc. has sole voting power over 18,981,904 shares, shared voting power over 0 shares, sole dispositive power over 19,263,581 shares and shared dispositive power over 0 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(11)

Based on its Schedule 13G/A filed with the SEC on February 10, 2021, the number of shares in the table includes shares beneficially owned as of December 31, 2020 by The Vanguard Group, Inc. and its affiliates, Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited. The Vanguard Group, Inc. has sole voting power over 0 shares, shared voting power over 256,478 shares, sole dispositive power over 13,493,776 shares and shared dispositive power over 374,345 shares. The address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(12)

Based on its Schedule 13G/A filed with the SEC on February 12, 2021, the number of shares in the table includes shares beneficially owned as of December 31, 2020 by Baron Capital Group, Inc. and its affiliates, BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron. Baron Capital Group, Inc. has sole voting power over 0 shares, shared voting power over 10,811,522 shares, sole dispositive power over 0 shares and shared dispositive power over 11,419,022 shares. The address of Baron Capital Group, Inc. is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

78	PENN NATIONAL GAMING, INC.

Transactions with Related Persons, Director Nomination by

Shareholders and Shareholder Access

Allison Bassman, Director of People and Culture for Penn Interactive Ventures, LLC, is the daughter of Jane Scaccetti, a member of the Company’s Board of Directors. Ms. Bassman joined the Company in 2020. For 2020, Ms. Bassman received a salary of $120,000 and a bonus of $6,000.

Review and Approval of Transactions with Related Persons

Pursuant to the terms of its charter, the Company’s Audit Committee reviews and pre-approves all conflicts of interest and related person transactions. For purposes of the Audit Committee’s review, related person transactions are transactions, arrangements or relationships where the Company is a participant and in which an executive officer, a director or an owner of 5% or greater of the Company’s common stock (or any immediate family member of the foregoing persons) has a direct or indirect material interest. The Company’s Code of Business Conduct has a broad definition of conflict of interest, which includes related person transactions, and requires employees to report potential conflicts to the Chief Compliance Officer. All potential conflicts of interest involving an executive officer, director or 5% or greater shareholder of the Company are communicated by the Chief Compliance Officer (or other members of Company management) to the Vice President of Internal Audit. The Vice President of Internal Audit then consults with members of the legal and finance staffs to determine whether the proposed transaction represents a conflict of interest or a related person transaction that must be presented to the Audit Committee. For transactions determined to require Audit Committee review, the Vice President of Internal Audit collaborates with members of the legal and finance staffs to prepare and present the transaction to the Audit Committee. In terms of standards applied by the Audit Committee in reviewing related person transactions, a director will not participate in the review of transactions in which such director or his or her immediate family member has an interest. The Audit Committee will only approve related person transactions that are not inconsistent with the best interests of the Company and its shareholders, based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable.

Currently, the policy to review related person transactions is evidenced in the Audit Committee charter, the Company’s Code of Business Conduct and the Company’s Corporate Governance Guidelines, and certain of the procedures followed in considering related person transactions are based on past practice and the advice of counsel.

Director Nominations by Shareholders

Shareholders who have beneficially owned at least 1% of the Company’s common stock for a continuous period of not less than 12 months before making such recommendation may submit director nominations to the Governance Committee for consideration. To be timely, a shareholder’s notice to the Secretary must be hand delivered to or mailed (certified or registered mail, return receipt requested) and received at the principal executive offices of the Company not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

To be in proper written form, a shareholder’s notice must contain with respect to each nominee: (i) all information relating to such person that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors in a contested election, or otherwise required by Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (ii) a description of all direct and indirect compensation, economic interests and other material monetary agreements, arrangements and understandings during the past three years between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates; (iii) a description of all relationships, agreements, arrangements and understandings between the proposed nominee and the recommending shareholder and the beneficial owner, if any; (iv) a description of all relationships between the recommended nominee and any of the Company’s competitors, customers, suppliers, labor unions or other related parties; and (v) a completed and signed questionnaire, representations, consent and agreement as required by the Company’s bylaws.

A shareholder’s notice must also contain certain other information regarding the shareholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for nomination or proposal is made, including: (i) the name, address and telephone number of such shareholder and the name, address and telephone number of such beneficial owner, if any; (ii) the class or series and number of shares and any other securities of the Company which are owned of record by such shareholder and beneficially by such beneficial owner, and the time period such shares have been held; (iii) any material pending or threatened legal proceeding in which such shareholder or

2021 PROXY STATEMENT	79

beneficial owner is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company, and any direct or indirect material interest in any material contract or agreement of such shareholder or beneficial owner with the Company, any affiliate of the Company or any principal competitor of the Company; (iv) a representation that such shareholder and beneficial owner, if any, intend to be present in person at the meeting; (v) a representation that such shareholder and such beneficial owner, if any, intend to continue to hold the reported securities through the date of the Company’s next annual meeting of shareholders; and (vi) a completed and signed questionnaire, representations, consent and agreement as required by the Company’s bylaws.

The notice shall be accompanied by a written consent of each recommended nominee to provide (i) all information necessary to enable the Company to respond fully to any suitability inquiry conducted under the executive, administrative, judicial and/or legislative rules, regulations, laws and orders of any jurisdiction to which the Company is then subject; (ii) a multi-jurisdictional personal disclosure form in the form customarily submitted by officers and directors of the Company; (iii) such additional information concerning the recommended nominee as may reasonably be required by the Governance Committee and/or Board to determine the eligibility of such recommended nominee to serve as an independent director of the Company, that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee, and to evaluate whether the recommended nominee is an unsuitable person; and (iv) a background check to confirm the qualifications and character of the recommended nominee, to evaluate whether the nominee is an unsuitable person, and to make such other determinations as the Governance Committee or the Board may deem appropriate or necessary.

The foregoing is a brief summary of the requirements to properly nominate an individual for election to the Board. For further information regarding director nominations by shareholders, please see Article VII of the Company’s bylaws.

Shareholder Access Policy

Shareholders who wish to communicate with directors should do so by writing to Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Secretary. The Secretary of the Company reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or that the Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Audit Committee.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. The reporting officers, directors and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely upon a review of these filings and written representations from such directors and officers, we believe that the directors, executive officers and greater than 10% stockholders complied with these requirements in a timely manner during the fiscal year 2020 with the exception of one gift from a prior year by Mr. Jacquemin that was reported on a Form 5.

Compensation Committee Interlocks and Insider Participation

During 2020, the members of the Company’s Compensation Committee were Messes. Kohn and Kaplowitz and Messrs. Jacquemin and Naples. None of the members of the Compensation Committee was an officer or employee or former officer or employee of the Company or its subsidiaries or has any interlocking relationships that are subject to disclosure under the rules of the SEC relating to compensation committees.

80	PENN NATIONAL GAMING, INC.

Questions and Answers About The Annual Meeting and Voting

Who is entitled to vote at the Annual Meeting?

The Board of Directors has set the close of business on April 7, 2021 as the record date (the “Record Date”) for the determination of shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 156,571,196 shares of the Company’s common stock were issued and outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

You have one vote for each share of common stock you owned as of the Record Date for the Annual Meeting.

Do shareholders have cumulative voting rights with respect to the election of directors?

No, shareholders do not have cumulative voting rights with respect to the election of directors.

What constitutes a quorum?

In order for business to be conducted at the Annual Meeting, a quorum must be present. The presence, virtually or by valid proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast is necessary for a quorum to be present at the Annual Meeting.

What am I voting on and what votes are required?

Assuming a quorum is present, the following votes will be required for approval:

Proposal	Matter	Vote Required

Proposal 1	Election of Class I Directors	The two nominees for director receiving the highest number of votes cast will be elected

Proposal 2	Approval of the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 400,000,000	Majority of votes cast

Proposal 3	Approval of the Company’s Amended and Restated 2018 Long Term Incentive Compensation Plan	Majority of votes cast

Proposal 4	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year	Majority of votes cast

Proposal 5	Approval, on advisory basis, of the compensation paid to the Company’s named executive officers	Majority of votes cast

For purposes of determining the number of votes cast, only those cast “for” or “against” are counted. Abstentions, “withhold” votes and broker non-votes are not considered “cast” but are counted for purposes of determining whether a quorum is present at the Annual Meeting and therefore do not have an impact once a quorum is present.

Will any other matter be voted on?

As of the date of this Proxy Statement, we know of no matter that will be presented for consideration at the Annual Meeting other than those matters described in this Proxy Statement. If any other matters properly come before the meeting and call for a vote of the shareholders, the appointed proxies may use their discretion to vote on any such matters.

What is the difference between holding shares of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust (“Continental”), you are considered a “shareholder of record.” If you are a shareholder of record, the Notice and proxy materials, as applicable, were sent to you directly by the Company, and you may vote by any of the methods described below under “How do I vote?”.

If your shares are registered in the name of a broker, bank, or other nominee on your behalf (referred to as being held in “street name”), you are considered a “beneficial owner” of shares held in street name, and the broker, bank, or other nominee forwarded the Notice and, if you requested them, the proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank, or other nominee holding your shares how to vote and you are also invited to virtually attend the Annual Meeting.

2021 PROXY STATEMENT	81

How do I vote?

SHAREHOLDERS OF RECORD (shares registered on the books of the Company via Continental)	VOTING METHOD	BENEFICIAL OWNERS (shares held through your bank or brokerage account)

www.proxyvote.com (you will need the Control Number from the Notice or proxy card you received)	Internet	www.proxyvote.com (you will need the Control Number from the Notice or voter instruction form you received)

www.virtualshareholdermeeting.com/PENN2021 (you will need the Control Number from the Notice or proxy card you received)	Internet (during the Annual Meeting)

www.virtualshareholdermeeting.com/PENN2021

(you will need the Control Number from the Notice or voting instruction form you received or you will need to obtain a legal proxy from the bank, brokerage or other institution holding your shares)*

*If you are a beneficial owner and do not have your 16-digit control number then you may be able gain access to the Annual Meeting by logging into your broker, brokerage firm, bank or other nominee’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting, which will then automatically transmit your 16-digit control number and therefore enable you to vote your shares and submit questions relating to meeting matters during the meeting. Instructions should be provided on the voting instruction form provided by your broker, bank, or other nominee.

1-800-690-6903 (you will need the Control Number from the Notice or proxy card you received)	Telephone	1-800-454-8683 (you will need the Control Number from the Notice or voter instruction form you received)

Sign, date and return your proxy card	Mail	Sign, date and return your voter instruction form

If your shares are owned in joint names, all joint owners must vote by the same method, and if joint owners vote by mail, all of the joint owners must sign the proxy card. The deadline for voting by telephone or via the Internet prior to the Annual Meeting is 11:59 p.m. Eastern time on June 8, 2021.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors, and the persons named in the proxy have been designated as proxies by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors (i.e., FOR each of the nominees in Proposal 1 and FOR Proposals 2, 3, 4 and 5). If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described below.

What are broker non-votes?

A broker non-vote occurs when a broker, bank, or other nominee holding shares on behalf of a beneficial owner is prohibited from exercising discretionary voting authority for a beneficial owner who has not provided voting instructions. Brokers, banks, and other nominees may vote without instruction only on “routine” proposals. On “non-routine” proposals, nominees cannot vote without instructions from the beneficial owner, resulting in so called “broker non-votes.” Proposal 4, the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, is the only routine proposal on the ballot for the Annual Meeting. All other proposals are non-routine. If you hold your shares with a broker, bank, or other nominee, they will not be voted on non-routine proposals unless you give voting instructions to such nominee.

May I change my vote?

You may revoke your proxy and change your vote at any time before the voting deadline for the Annual Meeting. After your initial vote, you may vote again on a later date any time prior to the Annual Meeting via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the voting deadline for the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date to the Secretary of the Company at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary or by virtually attending the Annual Meeting and voting via the Internet by visiting

82	PENN NATIONAL GAMING, INC.

www.virtualshareholdermeeting.com/PENN2021 (a legal proxy is required if you hold your shares in street name and you plan to vote via the Internet at the Annual Meeting). However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. If your shares are held in street name by a broker, bank, or other nominee, you must contact that nominee to change your vote.

May I attend the meeting?

All shareholders as of the close of business on April 7, 2021 and properly appointed proxy holders may attend and participate in the virtual Annual Meeting. You cannot attend the Annual Meeting physically.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/PENN2021, you must enter the 16-digit control number found in the control number box included on your Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 9, 2021 (the “Notice”) or proxy card (if you receive a printed copy of the proxy materials). If you are a beneficial owner and do not have your 16-digit control number then you may be able gain access to the Annual Meeting by logging into your broker, brokerage firm, bank or other nominee’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting, which will then automatically transmit your 16-digit control number and therefore enable you to vote your shares and submit questions relating to meeting matters during the meeting. Instructions should be provided on the voting instruction form provided by your broker, bank, or other nominee. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and shareholders may begin submitting written questions, at 9:45 a.m. Eastern time and you should allow ample time for the check-in procedures.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log in page.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Shareholders (the “Notice”), which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. In addition, you may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage shareholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of shareholders.

Who will bear the costs of this solicitation and how will proxies be solicited?

The Company has engaged the services of Innisfree M&A Incorporated, a third party proxy solicitation firm, to assist in its proxy solicitation efforts. The Company estimates that the fees to be paid to Innisfree M&A Incorporated for this service will be approximately $15,000, plus reimbursement for out-of-pocket expenses. The Company will bear the cost of this solicitation. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain directors, officers and employees of the Company, without additional compensation, personally or by telephone or via the Internet.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

2021 PROXY STATEMENT	83

Other Matters

The Company is mailing to all shareholders of record as of the close of business on April 7, 2021 a copy of its Annual Report and a proxy card together with this Proxy Statement, or the Notice containing instructions on how to access this Proxy Statement and the Annual Report and how to vote via the Internet. The Board of Directors does not know of any other business that will be presented for consideration at the Annual Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting and Proxy Statement may be acted on at the Annual Meeting. If any other business does properly come before the Annual Meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion.

Advance Notice Provision

Under the Company’s bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has owned beneficially at least 1% of the Company’s common stock for a continuous period of not less than 12 months prior to making the proposal and who has delivered proper written notice to the Company’s Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 120 nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, proposals with respect to the 2022 annual meeting of shareholders must be delivered between January 10, 2022 and February 9, 2022. These requirements are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act.

Shareholder Proposals

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2022 may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Company’s Secretary no later than December 24, 2021. Proposals should be sent to the Company’s principal executive office, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, directed to the attention of the Secretary.

Householding of Proxy Materials

Certain shareholders who share the same address may receive only one copy of the Proxy Statement and the Annual Report in accordance with a notice delivered from such shareholders’ bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as “householding,” is designed to reduce printing and postage costs. Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Notice and, if applicable, the Proxy Statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting the Company by telephone at (610) 373-2400 or in writing at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary. Shareholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

By order of the Board of Directors

Harper Ko
April 23, 2021	Executive Vice President, Chief Legal Officer and Secretary

84	PENN NATIONAL GAMING, INC.

APPENDIX A

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF PENN NATIONAL GAMING, INC.

Penn National Gaming, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under the laws of the State of Pennsylvania, does hereby certify as follows:

FIRST: The Amended and Restated Articles of Incorporation of the Corporation was filed with the Pennsylvania Department of State on May 8, 1996 under the name Penn National Gaming, Inc.

SECOND: The first Amendment to the Amended and Restated Articles of Incorporation of the Corporation was filed with the Pennsylvania Department of State on November 13, 1996.

THIRD: The second Amendment to the Amended and Restated Articles of Incorporation of the Corporation was filed with the Pennsylvania Department of State on July 23, 2001.

FOURTH: The third Amendment to the Amended and Restated Articles of Incorporation of the Corporation was filed with the Pennsylvania Department of State on December 28, 2007.

FIFTH: The Statement with Respect to Shares of Series C Convertible Preferred Stock of the Corporation was filed with the Pennsylvania Department of State on January 17, 2013.

SIXTH: The Statement with Respect to Shares of Series D Convertible Preferred Stock of the Corporation was filed with the Pennsylvania Department of State on February 19, 2020.

SEVENTH: This Second Amended and Restated Articles of Incorporation has been duly adopted by the requisite vote of the shareholders of the Corporation in accordance with the provisions of Section 1914 of the Pennsylvania Business Corporation Law of 1988.

EIGHTH: This Second Amended and Restated Articles of Incorporation amends, restates and integrates the provisions of the Corporation’s Amended and Restated Articles of Incorporation, as amended.

NINTH: The text of the Amended and Restated Articles of Incorporation, as amended, is hereby amended and restated to read in its entirety as follows:

(1)    The name of the Corporation is: Penn National Gaming, Inc.

(2)    The Corporation was incorporated under the provisions of the Act of May 5, 1933, as amended.

(3)    The address of the Corporation’s registered office in this Commonwealth is: Wyomissing Professional Center, 825 Berkshire Boulevard, Suite 200, Wyomissing, Berks County, Pennsylvania 19610.

(4)    The aggregate number of shares which this Corporation shall have authority to issue is:

(a)    Four Hundred Million (400,000,000) shares of Common Stock with a par value of $.01 per share; and

(b)    (i)    One Million (1,000,000) shares of Preferred Stock with a par value of $.01 per share.

(ii)   The Preferred Stock may be issued from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock adopted, from time to time, by the Board of Directors of this Corporation. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions hereof, the designation, rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(A)    The number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series;

(B)    The dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(C)    The right, if any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption;

2021 PROXY STATEMENT	A-1

(D)    The rights of the shares in case of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

(E)    The voting power, if any, of such series and the terms and conditions under which such voting power may be exercised;

(F)    The obligation, if any, of the Corporation to retire shares of such series pursuant to a retirement or sinking fund or funds of a similar nature or otherwise and the terms and conditions of such obligations;

(G)    The terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment if any; and

(H)    Any other rights, preferences or limitations of the shares of such series.

(5)    In all elections for Directors, each shareholder entitled to vote shall be entitled to only one vote for each share held, it being intended hereby to deny to shareholders of this Corporation the right of cumulative voting in the election of Directors.

(6) (a)    Except as otherwise fixed by or pursuant to the provisions of Article 6 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of Directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. The Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1997, another class to be elected for a term expiring at the annual meeting of shareholders to be held in 1998, and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1999, with each director to hold office until his or her successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of election.

(b)    Advance notice of shareholder nominations for the election of Directors and advance notice of business to be brought by shareholders before an annual meeting shall be given in the manner provided in the Bylaws of the Corporation.

(c)    Except as otherwise provided for or fixed by or pursuant to the provisions of Article 6 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other case shall be filled only by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Directors elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(d)    Subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office, with or without cause, only by the affirmative vote of the holders of 75% of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

(e)    Notwithstanding anything contained in this Second Amended and Restated Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors voting together as a single class, shall be required to alter, amend or repeal this Article 6.

A-2	PENN NATIONAL GAMING, INC.

(7)    Any or all classes and series of shares, or any part thereof, may be represented by certificates or may be uncertificated shares, provided, however, that any shares represented by a certificate that are issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

IN TESTIMONY WHEREOF, the undersigned has executed and sealed this Second Amended and Restated Articles of Incorporation.

PENN NATIONAL GAMING, INC.

By:

Name:
Title:

2021 PROXY STATEMENT	A-3

APPENDIX B

PENN NATIONAL GAMING, INC.

2018 LONG TERM INCENTIVE

COMPENSATION PLAN

(as amended and restated effective June 9, 2021)

PENN NATIONAL GAMING, INC.

2018 LONG TERM INCENTIVE COMPENSATION PLAN

(as amended and restated effective June 9, 2021)

ARTICLE I

PURPOSE

The 2018 Long Term Incentive Compensation Plan is intended to advance the interests of Penn National Gaming, Inc., a Pennsylvania corporation, and its shareholders by providing a means by which the Company and its subsidiaries and affiliates shall be able to motivate selected Employees, Directors and Consultants to direct their efforts to those activities that will contribute materially to the Company’s success. The Plan is also intended to serve the best interests of the shareholders by linking remunerative benefits paid to selected Employees, Directors and Consultants who have substantial responsibility for the successful operation, administration and management of the Company and/or its subsidiaries and affiliates with the enhancement of shareholder value while such selected Employees, Directors and Consultants increase their proprietary interest in the Company. Finally, the Plan is intended to enable the Company to attract and retain in its service highly qualified persons for the successful conduct of its business.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

Section 2.1    Definitions

The following words and phrases when used in the Plan with an initial capital letter, unless their context clearly indicates to the contrary, shall have the respective meanings set forth below in this Section 2.1:

Act. The Securities Exchange Act of 1934, as now in effect or as hereafter amended from time to time.

Award. A grant of one of the following under the Plan: “Stock Option Award,” “Stock Appreciation Right Award,” “Restricted Stock Award,” “Phantom Stock Unit Award,” and “Other Award,” all as further defined herein.

Award Agreement. The written instrument delivered by the Company to a Grantee evidencing an Award, and setting forth such terms and conditions of the Award as may be deemed appropriate by the Grantor. The Award Agreement shall be in a form approved by the Grantor, and once executed, shall be amended from time to time to include such additional or amended terms and conditions as the Grantor may specify after the execution in the exercise of his or its, as the case may be, powers under the Plan.

Beneficiary. Any individual, estate or trust who or which by designation of a Holder pursuant to Section 12.3 or operation of law succeeds to the rights and obligations of the Holder under the Plan and one or more Award Agreements.

Board. The Board of Directors of the Company, as it may be constituted from time to time. For the avoidance of doubt, the Board shall not include any director emeritus or chairman emeritus.

Cause. Fraud, embezzlement, theft or dishonesty against the Company, conviction of a felony, willful misconduct, being found unsuitable by a regulatory authority having jurisdiction over the Company, willful and wrongful disclosure of confidential information, engagement in competition with the Company and any other conduct defined as cause in any agreement between a Grantee and the Company or any Subsidiary, in each case during employment with the Company and all Subsidiaries or service as a Director, as the case may be.

CEO. The Chief Executive Officer of the Company or his designee(s).

Change of Control.

(a)    With respect to Awards that are not “deferred compensation” under Section 409A of the Code, any of the following events shall constitute a Change of Control for purposes of this Plan:

(i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of fifty percent (50%) or more of either (A) the then outstanding shares of the Company (the “Outstanding Company Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled

2021 PROXY STATEMENT	B-1

to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of Subsection (iii) below; or

(ii)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(iii)    consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Shares and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan or related trust of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership of the Company existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(iv)    individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(b)    With respect to Awards that are “deferred compensation” under Section 409A of the Code, to the extent necessary to avoid incurring adverse tax consequences under Section 409A of the Code with respect to such Awards, each of the foregoing events shall only be deemed to be a Change of Control for purposes of the Plan to the extent such event qualifies as a “change in control event” for purposes of Section 409A of the Code. The Grantor shall be entitled to amend or interpret the terms of any Award to the extent necessary to avoid adverse Federal income tax consequences to a Grantee under Section 409A of the Code.

Clawback Policy. Clawback Policy shall mean the Penn National Gaming, Inc. Executive Incentive Compensation Recoupment Policy, adopted as of April 25, 2014, and as amended from time to time.

Code. The Internal Revenue Code of 1986, as amended from time to time.

Committee. The Compensation Committee of the Board.

Common Stock. Common stock of the Company, par value $0.01.

Company. Penn National Gaming, Inc., a Pennsylvania corporation, and its successors and assigns.

Consultant. Any consultant or advisor to the Company or a Subsidiary.

Date of Grant. The date as of which the Grantor grants an Award.

Director. A member of the Board who is not also an employee of the Company or any Subsidiary, and, for purposes of this Plan, any director emeritus or chairman emeritus.

B-2	PENN NATIONAL GAMING, INC.

Disability. A physical or mental impairment sufficient to make the Grantee who is an Employee eligible for benefits under the Company’s or Subsidiary’s long-term disability plan in which the Grantee is a participant. A Grantee who is a Director shall be treated as having a Disability if a physical or mental impairment would have made the Director eligible for benefits under the Company’s long-term disability plan had the Director been an Employee.

Effective Date. June 13, 2018, the date on which the shareholders of the Company first approved the Plan.

Employee. An employee of the Company or any Subsidiary or “parent corporation” within the meaning of Section 424(e) of the Code.

Fair Market Value. With respect to the Common Stock on any day, (i) the closing sales price on the immediately preceding business day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading, or (ii) if the Common Stock is not listed or admitted to trading on a securities exchange, as determined in a manner specified by the Committee determined in accordance with Section 409A of the Code. A “business day” is any day on which the relevant market is open for trading.

Grantee. A current or former Employee, Director or Consultant to whom an Award is or has been granted.

Grantor. With respect to an Award granted to an Employee or Consultant, the Committee or the CEO (with respect to Nonreporting Persons), as the case may be, that grants the Award. With respect to an Award granted to a Director, the Board or Committee is the Grantor.

Holder. The individual who holds an Award, who shall be the Grantee or a Beneficiary.

Incentive Stock Option or ISO. An Option that is intended to meet, and structured with a view to satisfying, the requirements of Section 422 of the Code and is designated by the Grantor as an Incentive Stock Option.

Non-Qualified Stock Option. An Option that is not designated by the Grantor as an Incentive Stock Option, or an Option that is designated by the Grantor as an Incentive Stock Option if it does not satisfy the requirements of Section 422 of the Code.

Nonreporting Person. A Grantee who is not subject to Section 16 of the Act.

Option or Stock Option. A right granted pursuant to Article V.

Option Period. The period beginning on the Date of Grant of an Option and ending on the date the Option terminates.

Option Price. The per share price at which shares of Common Stock may be purchased upon exercise of a particular Option.

Other Award. Awards granted pursuant to Article IX.

Performance Goals. One or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or related company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Grantor in the Award: free cash flow, EBITDA, sales, revenue, revenue growth, income, operating income, net income, net earnings, earnings per share, return on total capital, return on equity, cash flow, operating profit and margin rate, gross margins, debt leverage (debt to capital), market capitalization, total enterprise value (market capitalization plus debt), total shareholder return and stock price. The Grantor shall appropriately adjust any Performance Goal to take into account the impact of any of the following events on the Company that occurs during the period to which such Performance Goal is applied: asset write-downs; litigation, claims, judgments, settlements; currency fluctuations and other non-cash charges; changes in applicable law, rule or regulation or accounting principles; accruals for reorganization and restructuring programs; costs incurred in the pursuit of acquisition opportunities; strikes, delays or similar disruptions by organized labor, guilds or horsemen’s organizations; national macroeconomic conditions; terrorism and other international hostilities; significant regional weather events; and any other extraordinary, unusual or non-recurring as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing in the Company’s securities filings. Any Award may be granted subject to the attainment of such Performance Goals as determined by the Grantor.

Phantom Stock Unit Award. An Award of Phantom Stock Units under Article VIII.

Plan. Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan, as set forth herein and as amended from time to time.

2021 PROXY STATEMENT	B-3

Reporting Person. A Grantee who is subject to Section 16 of the Act.

Restricted Period. The period of time beginning with the Date of Grant of a Restricted Stock Award and ending when the Restricted Stock is forfeited or when all conditions for vesting are satisfied.

Restricted Stock. Shares of Common Stock issued pursuant to a Restricted Stock Award.

Restricted Stock Award. An Award of Restricted Stock under Article VII.

Retirement. A separation from service by the Grantee (i) on or after the attainment of age 55 with at least ten (10) Years of Service or (ii) on or after the attainment of age 65. Years of Service shall be determined pursuant to the terms of the Penn National Gaming, Inc. 401(k) Plan.

Rule 16b-3. Rule 16b-3 of the General Rules and Regulations under the Act, or any law, rule, regulation or other provision that may hereafter replace such Rule.

SAR Base Amount. An amount set forth in the Award Agreement for a SAR.

Securities Act. The Securities Act of 1933, as now in effect or as hereafter amended from time to time.

Stock Appreciation Right or SAR. A right granted under Article VI.

Stock Appreciation Right Award. An Award of Stock Appreciation Rights under Article VI.

Stock Option Award. An Award of Options under Article V.

Subsidiary. Any corporation, partnership, joint venture or other entity in which the Committee has determined that the Company had made, directly or indirectly through one or more intermediaries, a substantial investment or commitment, including, without limit, through the purchase of equity or debt or the entering into of a management agreement or joint operating agreement. In the case of Incentive Stock Options, Subsidiary shall mean any entity that qualifies as a “subsidiary corporation” of the Company under Section 424(f) of the Code.

Ten Percent Shareholder. A person owning shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, any subsidiary corporation (within the meaning of Section 424(f) of the Code) or parent corporation (within the meaning of Section 424(e) of the Code).

Section 2.2    Construction

Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of Sections and Subsections of the Plan are inserted for convenience of reference, are not a part of the Plan, and are not to be considered in the construction hereof. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan, and not to any particular provision or Section. The words “includes,” “including” and other similar compounds of the word “include” shall mean and refer to including without limitation. All references herein to specific Articles, Sections or Subsections shall mean Articles, Sections or Subsections of this document unless otherwise qualified.

ARTICLE III

STOCK AVAILABLE FOR AWARDS

Section 3.1    Common Stock

Shares of Common Stock may be delivered under the Plan, such shares to be made available from authorized but unissued shares or from shares reacquired by the Company, including shares purchased in the open market.

Section 3.2    Number of Shares Deliverable

Subject to adjustments as provided in Section 11.2, no more than 12,700,000 shares of Common Stock may be issued under the Plan. Any shares of Common Stock issued under Options or Stock Appreciation Rights shall be counted against this limit as one (1) share of Common Stock. Any shares of Common Stock issued under Awards (other than Options or Stock Appreciation Rights) shall be counted against this limit as 2.3 shares of Common Stock. Any Awards that are not settled in shares of Common Stock shall not count against this limit.

B-4	PENN NATIONAL GAMING, INC.

The Plan will remain in place until all of the awards granted thereunder have been paid or expired. Any shares remaining available for issuance under the Plan will be cancelled upon the subsequent approval of a new equity plan by the Company.

Section 3.3    Reusable Shares

Shares of Common Stock subject to an Award that are forfeited to the Company shall again be available for issuance under the Plan. For the avoidance of doubt, the following shares of Common Stock may not again be made available for issuance as Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Stock Option or SAR, (ii) shares of Common Stock used to pay the Option Price or withholding taxes related to an outstanding Stock Option or SAR, or (iii)  shares of Common Stock repurchased on the open market with the proceeds of the Option Price.

ARTICLE IV

AWARDS AND AWARD AGREEMENTS

Section 4.1    General

4.1.1    Subject to the provisions of the Plan, the Committee may at any time (i) determine and designate those Reporting Persons who are Employees to whom Awards are to be granted; (ii) determine the time or times when Awards to Reporting Persons who are Employees shall be granted; (iii) determine the form or forms of Awards to be granted to any Reporting Person who is an Employee; (iv) determine the number of shares of Common Stock or dollar amounts subject to or denominated by each Award to be granted to any Reporting Person who is an Employee; (v) determine the terms and conditions of each Award to a Reporting Person who is an Employee; (vi) determine the maximum aggregate number of shares or, for purposes of Other Awards payable in cash, the aggregate amount of cash subject to Awards to be granted to Nonreporting Persons, as a group, who are Employees; and (vii) determine the general form or forms of Awards to be granted to Nonreporting Persons who are Employees.

4.1.2    The Committee or the CEO, subject to the provisions of the Plan and authorization by the Committee, may, at any time and from time to time, (i) determine and designate those Nonreporting Persons who are Employees or Consultants to whom Awards are to be granted; (ii) determine when Awards to Nonreporting Persons who are Employees or Consultants shall be granted; (iii) determine the form or forms of Award to be granted to any Nonreporting Person who is an Employee or Consultant, from among the form or forms approved by the Committee; (iv) determine the number of shares of Common Stock or dollar amounts subject to or denominated by each Award to be granted to any Nonreporting Person who is an Employee or Consultant; and (v) determine the terms and conditions of each Award to a Nonreporting Person who is an Employee or Consultant.

4.1.3    Subject to the provisions of the Plan, the Board or Committee may, at any time, (i) determine and designate those Directors to whom Awards, other than Incentive Stock Options, are to be granted; (ii) determine when Awards to Directors shall be granted; (iii) determine the form of Awards to be granted to any Director; (iv) determine the number of shares of Common Stock or dollar amounts subject to or denominated by each Award to be granted to a Director; and (v) determine the terms and condition of each Award to a Director.

4.1.4    Awards may be granted singly, in combination or in tandem and may be made in combination or in tandem with or in replacement of, or as alternatives to awards or grants under any other employee plan maintained by the Company or its Subsidiaries. No Awards shall be granted under the Plan after the tenth anniversary of the Effective Date.

Section 4.2    Eligibility

Any Employee, Director or Consultant shall be eligible to receive Awards under the Plan. Additionally, except to the extent it would result in adverse tax consequences under Section 409A of the Code and, if the Securities Act applies, provided such recipient is eligible to be offered securities registrable on Form S-8 under the Securities or the Company determines that an Award granted to such person need not comply with the requirements of Form S-8 and will satisfy an exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions, prospective employees, directors, consultants and advisors who have accepted offers of employment,

2021 PROXY STATEMENT	B-5

service or consultancy from the Company or a Subsidiary (and who will be an Employee, Director or Consultant once employment or services to the Company or a Subsidiary commences) shall also be eligible to receive Awards under the Plan; provided, however, only current employees of the Company or any subsidiary corporation (within the meaning of Section 424(f) of the Code) shall be eligible to receive Incentive Stock Options under the Plan.

Section 4.3    Terms and Conditions; Award Agreements

4.3.1    Terms and Conditions. Each Award granted pursuant to the Plan shall be subject to all of the terms, conditions and restrictions provided in the Plan and such other terms, conditions and restrictions, if any, as may be specified by the Grantor with respect to the Award in the Award Agreement or as may be specified thereafter by the Grantor in the exercise of its or his, as the case may be, powers under the Plan. Without limiting the foregoing, it is understood that the Grantor may, at any time after the granting of an Award hereunder, specify such amended or additional terms, conditions and restrictions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws, including, but not limited to, compliance with Federal and state securities laws, compliance with Federal and state gaming or racing laws, compliance with Federal and state tax laws that would otherwise result in adverse and unintended tax consequences for a Grantee, the Company or any Subsidiary and methods of withholding or providing for the payment of required taxes. The terms, conditions and restrictions with respect to any Award, Grantee or Award Agreement need not be identical with the terms, conditions and restrictions with respect to any other Award, Grantee or Award Agreement.

4.3.2    Award Agreements. Except as otherwise provided in the Plan, each Award granted pursuant to the Plan shall be evidenced by an Award Agreement and shall comply with, and be subject to, the provisions of the Plan.

Section 4.4    Award Limits for Directors

In any one calendar year, the Committee shall not grant to any one Director Awards with a value which is in excess of $750,000 in value (calculated as of the date of grant in accordance with applicable financial accounting rules).

ARTICLE V

OPTIONS

Section 5.1    Award of Options

5.1.1    Grants. The Committee may grant Stock Option Awards to such Reporting Persons who are Employees as the Committee may select in its sole discretion. The Committee or the CEO also may grant Stock Option Awards in such number as the Committee or the CEO may determine to such Nonreporting Persons who are Employees or Consultants as the Committee or the CEO may select in its or his, as the case may be, sole discretion; provided, however, such grants shall be subject to any maximum aggregate amount of Awards in general and Options in particular (if any) established by the Committee for grants under the Plan for Nonreporting Persons who are Employees or Consultants. The Board or Committee may grant Options to such Directors as the Board or Committee may select in its sole discretion. The Grantor shall determine the number of shares of Common Stock to which each Option relates. A Stock Option entitles the holder thereof to purchase full shares of Common Stock at a stated price for a specified period of time.

5.1.2    Types of Options

5.1.2.1    Employees. Options granted to Employees pursuant to the Plan may be either in the form of Incentive Stock Options or in the form of Non-Qualified Stock Options.

5.1.2.2    Directors. Options granted to Directors and Consultants pursuant to the Plan will be in the form of Non-Qualified Stock Options.

5.1.3    Maximum Award To An Individual. No individual shall be granted in any calendar year Options to purchase more than 1,000,000 shares of Common Stock. In addition, a Director shall not be granted any Awards which would exceed the limit applicable under Section 4.4 of the Plan.

5.1.4    Internal Revenue Code Limits. Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as “incentive stock options” (and will be deemed to be Non-Qualified Stock Options) to

B-6	PENN NATIONAL GAMING, INC.

the extent that either (1) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Grantee during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted or (2) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section  422 of the Code).

Section 5.2    Option Price

The Option Price of Common Stock covered by each Option shall be determined by the Grantor, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, provided, however, in the case of an Incentive Stock Option granted to Ten Percent Shareholder, the Option Price shall be no less than 110% of the Fair Market Value of the of a share of Common Stock on the Date of Grant.

Section 5.3    Option Periods

The Grantor shall determine the term of each Option which shall be reflected in the Award Agreement. No Option may be exercised after the expiration of its term. Subject to earlier termination as provided in the Plan, the term shall not exceed ten (10) years from the Date of Grant; provided, that the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed five (5) years.

Section 5.4    Exercisability

5.4.1    Subject to Article X and XIII, each Option shall be exercisable at any time or times during the term of the Option and subject to such conditions, including, without limitation, attainment of one or more Performance Goals, as the Grantor may prescribe in the applicable Award Agreement. Except as provided in Article XIII, an Option may not become exercisable before the first anniversary of the Date of Grant of such Option.

5.4.2    Except as provided in Article X, or as otherwise provided in an Award Agreement, an Option may be exercised only during the Grantee’s employment with the Company or any of its Subsidiaries or service as a Director or a Consultant. No Option may be exercised for a fractional share.

5.4.3    Method of Exercise. A Holder may exercise an Option, in whole or in part, by giving notice of exercise to the Company, in a form and manner acceptable to the Company.

Section 5.5    Time and Method of Payment for Options

5.5.1    Form of Payment. The Holder shall pay the Option Price in cash or, with the Grantor’s permission and according to such rules as it may prescribe, by delivering shares of Common Stock already owned by the Holder having a Fair Market Value on the date of exercise equal to the Option Price, or a combination of cash and such shares. The Grantor may also permit payment in accordance with a cashless exercise program under which, if so instructed by the Holder, shares of Common Stock may be issued directly to the Holder’s broker or dealer who in turn will sell the shares and pay the Option Price in cash to the Company from the sale proceeds. Finally, the Grantor may permit payment by reducing the number of shares of Common Stock delivered upon exercise by an amount equal to the largest number of whole shares of Common Stock with a Fair Market Value that does not exceed the Option Price, with the remainder of the Option Price being payable in cash.

5.5.2    Time of Payment. Except in the case where exercise is conditioned on a simultaneous sale of the Option shares pursuant to a cashless exercise, the Holder shall pay the Option Price before an Option is exercised.

5.5.3    Methods for Tendering Shares. The Grantor shall determine acceptable methods for tendering shares of Common Stock as payment upon exercise of an Option and may impose such limitations and restrictions on the use of shares of Common Stock to exercise an Option as it or he, as the case may be, deems appropriate.

Section 5.6    Delivery of Shares Pursuant to Exercise of Option

No shares of Common Stock shall be delivered pursuant to the exercise, in whole or in part, of any Option, unless and until (i) payment in full of the Option Price for such shares is received by the Company and (ii) compliance with all applicable requirements and conditions of the Plan, the Award Agreement and such rules and regulations as may be established by the Grantor, that are preconditions to delivery. Following exercise of the Option and

2021 PROXY STATEMENT	B-7

payment in full of the Option Price and compliance with the conditions described in the preceding sentence, the Company shall promptly effect the issuance to the Grantee of such number of shares of Common Stock as are subject to the Option exercise.

ARTICLE VI

STOCK APPRECIATION RIGHTS

Section 6.1    Award of SARs

6.1.1    Grants. The Committee may grant Stock Appreciation Rights Awards to such Reporting Persons who are Employees, as the Committee may select in its sole discretion. The Committee or the CEO also may grant Stock Appreciation Rights Awards in such number as the Committee or the CEO may determine to such Nonreporting Persons who are Employees or Consultants as the Committee or the CEO may select in its or his, as the case may be, sole discretion; provided, however, such grants shall be subject to any maximum aggregate amount of Awards in general and SARs in particular (if any) established by the Committee for grants under the Plan for Nonreporting Persons who are Employees or Consultants as a group. The Board or Committee may grant Stock Appreciation Rights to such Directors as the Board or Committee may select in its sole discretion. The Grantor shall determine the number of shares of Common Stock to which each SAR relates.

6.1.2    Maximum Award To An Individual. No individual shall be granted in any calendar year SARs to purchase more than 1,000,000 shares of Common Stock. In addition, a Director shall not be granted any Awards which would exceed the limit applicable under Section 4.4 of the Plan.

6.1.3    SAR Base Amount. The SAR Base Amount with respect to each SAR shall be determined by the Grantor, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant.

Section 6.2    SAR Periods

The Grantor shall determine the term of each SAR. No SAR may be exercised after the expiration of its term. Subject to earlier termination as provided in the Plan, the term shall not exceed ten (10) years from the Date of Grant.

Section 6.3    Exercisability

6.3.1    Subject to Articles X and XIII, each SAR shall be exercisable at any time during the term of the SAR and subject to such conditions, including, without limitation, attainment of one or more Performance Goals, as the Grantor may, from time to time, prescribe in the applicable Award Agreement. Except as provided in Article XIII, an SAR may not become exercisable before the first anniversary of the Date of Grant of such SAR.

6.3.2    Except as provided in Article X, or as otherwise provided in an Award Agreement, a SAR may be exercised only during the Grantee’s employment with the Company or any of its Subsidiaries or service as a Director or Consultant.

6.3.3    Method of Exercise. A Holder may exercise a SAR, in whole or in part, by giving notice of exercise to the Company, in a form and manner acceptable to the Company.

Section 6.4    Payment Amount, Time and Method of Payment With Respect to SARs

6.4.1    A SAR entitles the Holder thereof, upon the Holder’s exercise of the SAR, to receive an amount equal to the product of (i) the amount by which the Fair Market Value on the exercise date of one share of Common Stock exceeds the SAR Base Amount for such SAR, and (ii) the number of shares covered by the SAR, or portion thereof, that is exercised.

6.4.2    Any payment which may become due from the Company by reason of a Grantee’s exercise of a SAR may be paid to the Grantee all in cash, all in shares of Common Stock or partly in shares and partly in cash, as provided in the Award Agreement.

6.4.3    In the event that all or a portion of the payment is made in shares of Common Stock, the number of shares of Common Stock received shall be determined by dividing the amount of the payment by the Fair Market Value of a share of Common Stock on the exercise date of the SAR. Cash will be paid in lieu of any fractional share of Common Stock.

B-8	PENN NATIONAL GAMING, INC.

6.4.4    Amounts payable in connection with a SAR shall be paid to the Holder, as determined by the Grantor and as set forth in the applicable Award Agreement or in accordance with such rules, regulations and procedures as may be adopted by the Committee or Grantor.

Section 6.5    Nature of SARs

SARs shall be used solely as a device for the measurement and determination of the amount to be paid on behalf of Grantees as provided in the Plan. SARs shall not constitute or be treated as property or as a trust fund of any kind. All amounts at any time attributable to the SARs shall be and remain the sole property of the Company and all Grantees’ rights hereunder are limited to the rights to receive cash and shares of Common Stock as provided in the Plan.

ARTICLE VII

RESTRICTED STOCK AWARDS

Section 7.1    Grants

The Committee may grant Restricted Stock Awards in such number as it may determine to such Reporting Persons who are Employees as the Committee may select in its sole discretion. The Committee or the CEO also may grant in such number as the Committee or the CEO may determine Restricted Stock Awards to such Nonreporting Persons who are Employees or Consultants as the Committee or the CEO may select in its or his, as the case may be, sole discretion; provided, however, such grants shall be subject to any maximum aggregate number of Awards in general and shares of Restricted Stock in particular established by the Committee for grants under the Plan for Nonreporting Persons who are Employees or Consultants as a group. The Board or Committee may grant Restricted Stock Awards to such Directors as the Board or Committee may select in its sole discretion. A Restricted Stock Award is a grant of shares of Common Stock subject to those conditions, if any, set forth in the Plan and the Award Agreement.

Section 7.2    Maximum Award to An Individual

No individual shall be granted or receive in any calendar year a Restricted Stock Award of more than 1,000,000 shares of Common Stock. In addition, a Director shall not be granted any Awards which would exceed the limit applicable under Section  4.4 of the Plan.

Section 7.3    Restricted Period

The Grantor may, from time to time, establish any condition or conditions on which the Restricted Stock Award will vest and no longer be subject to forfeiture. Such conditions may include, without limitation, continued employment by the Grantee or service as a Director, as the case may be, for a period of time specified in the Award Agreement and/or the attainment of one or more Performance Goals within a time period specified in the Award Agreement. A Restricted Stock Award may, if the Grantor in its sole discretion decides, provide for an unconditioned grant. Except as provided in Article XIII, a Restricted Stock Award may not become vested before the first anniversary of the Date of Grant of such Restricted Stock Award.

Section 7.4    Restrictions and Forfeiture

Except as otherwise provided in the Plan or the applicable Award Agreement, the Restricted Stock shall be subject to the following restrictions until the expiration or termination of the Restricted Period: (i) a Holder shall not be entitled to delivery of a certificate evidencing the shares of Restricted Stock until the end of the Restricted Period and the satisfaction of any and all other conditions specified in the Award Agreement applicable to such Restricted Stock and (ii) none of the Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period, and until the satisfaction of any and all other conditions specified in the Award Agreement applicable to such Restricted Stock. Upon the forfeiture of any Restricted Stock, such forfeited shares shall be transferred to the Company without further acts by the Holder.

2021 PROXY STATEMENT	B-9

Section 7.5    Issuance of Stock and Stock Certificate(s)

7.5.1    Issuance. As soon as practicable after the Date of Grant of a Restricted Stock Award, the Company shall cause to be issued in the name of the Grantee (and held by the Company, if applicable, under Section 7.4) such number of shares of Common Stock as constitutes the Restricted Stock awarded under the Restricted Stock Award. Each such issuance shall be subject throughout the Restricted Period to the terms, conditions and restrictions contained in the Plan and/or the Award Agreement.

7.5.2    Custody and Registration. Any issuance of Restricted Stock may be evidenced in such manner as the Grantor may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock, such certificate shall be registered in the name of the Grantee and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

Section 7.6     Shareholder Rights

Following registration in the Grantee’s name, during the Restricted Period, the Grantee shall have the entire beneficial interest in, and all rights and privileges of a shareholder as to, such shares of Common Stock covered by the Restricted Stock Award, including, but not limited to, the right to vote such shares and the right to receive dividends, subject to the restrictions and forfeitures set forth herein. Any shares of Common Stock distributed as a dividend or otherwise with respect to any shares of Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock shares.

Section 7.7    Delivery of Shares

Upon the expiration (without a forfeiture) of the Restricted Period or at such earlier time as provided under the Plan, all shares of Restricted Stock shall be released from all restrictions and forfeiture provisions hereunder, any similar restrictions and forfeiture provisions under the Award Agreement applicable to such shares and all other restrictions and forfeiture provisions of the Plan or such Award Agreement. No payment will be required from the Holder upon the delivery of any shares of Restricted Stock, except that any amount necessary to satisfy applicable Federal, state or local tax requirements shall be paid by the Holder in accordance with the requirements of the Plan.

ARTICLE VIII

PHANTOM STOCK UNIT AWARDS

Section 8.1    Grants

The Committee may grant Phantom Stock Unit Awards to such Reporting Persons who are Employees as the Committee may select in its sole discretion. The Committee or the CEO also may grant Phantom Stock Unit Awards in such number as the Committee or the CEO may determine to such Nonreporting Persons who are Employees or Consultants, as the Committee or the CEO may select in its or his, as the case may be, sole discretion; provided, however, such grants shall be subject to any maximum aggregate number of Awards in general and Phantom Stock Unit Awards in particular established by the Committee for grants under the Plan for Nonreporting Persons who are Employees or Consultants as a group. The Board or Committee may grant Phantom Stock Unit Awards to Directors as the Board or Committee may select in its sole discretion. A Phantom Stock Unit represents the right to receive, without payment to the Company, shares of Common Stock, an amount of cash equal to the value of a share of Common Stock on a future date or any combination thereof, as determined by the Grantor.

Section 8.2    Maximum Award to An Individual

No individual shall be granted or receive in any calendar year Phantom Stock Unit Awards representing more than 1,000,000 shares of Common Stock. In addition, a Director shall not be granted any Awards which would exceed the limit applicable under Section  4.4 of the Plan.

Section 8.3    Vesting of Phantom Stock Unit Awards

Phantom Stock Units shall become vested as set forth in the applicable Award Agreement unless otherwise described in the Plan. Except as provided in Article XIII, a Phantom Stock Unit may not become vested before the first anniversary of the Date of Grant of such Phantom Stock Unit.

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Section 8.4    Cash Value of Phantom Stock Unit Payments

The amount payable with respect to each vested Phantom Stock Unit payable in cash shall be an amount determined by multiplying the number of Phantom Stock Units by the Fair Market Value of one share of Common Stock as of the vesting date.

Section 8.5    Time of Payment

Amounts payable in connection with a Phantom Stock Unit shall be paid to the Holder, as determined by the Grantor and as set forth in the applicable Award Agreement or in accordance with such rules, regulations and procedures as may be adopted by the Grantor but in no event later than two and one-half months following the end of the calendar year in which a restriction lapses or a vesting condition is met.

Section 8.6    Nature of Phantom Stock Units

Phantom Stock Units shall be used solely as a device for the measurement and determination of the amount to be paid on behalf of Grantees as provided in the Plan. Phantom Stock Units shall not constitute or be treated as property or as a trust fund of any kind. All amounts at any time attributable to the Phantom Stock Units shall be and remain the sole property of the Company and all Grantees’ rights hereunder are limited to the rights to receive cash or shares of Common Stock as provided in the Plan.

ARTICLE IX

OTHER AWARDS

Section 9.1    Grants

The Committee may grant Other Awards to such Reporting Persons who are Employees as the Committee may select in its sole discretion. The Committee or the CEO also may grant Other Awards to such Nonreporting Persons who are Employees or Consultants as the Committee or the CEO may select in its or his, as the case may be, sole discretion; provided, however, such grants shall be subject to any maximum aggregate amount of Awards in general and Other Awards in particular (if any) established by the Committee for grants under the Plan for Nonreporting Persons who are Employees or Consultants as a group. The Board or Committee may grant Other Awards to such Directors as the Board or Committee may select in its sole discretion. An Other Award may or may not be evidenced by an Award Agreement. Except as provided in Article XIII, an Other Award may not become vested before the first anniversary of the Date of Grant of such Other Award.

Section 9.2    Maximum Award to An Individual

9.2.1    Awards Denominated or Payable with Reference to Common Stock. No individual shall be granted or receive in any calendar year Other Awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock) representing more than 1,000,000 shares of Common Stock. In addition, a Director shall not be granted any Awards which would exceed the limit applicable under Section 4.4 of the Plan.

9.2.2    Awards Denominated or Payable with Reference to Cash. No individual shall be granted or receive in any calendar year Other Awards denominated by or payable in cash representing more than $6,000,000. In addition, a Director shall not be granted any Awards which would exceed the limit applicable under Section 4.4 of the Plan.

Section 9.3    Description of Other Awards

An Other Award may be a grant of a type of equity-based, equity-related, or cash based Award not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions as determined by the Grantor, from time to time, under the Plan, including but not limited to being subject to Performance Goals. Such Awards may provide for the payment of shares of Common Stock or cash or any combination thereof to a Grantee. The value of a cash- based Other Award shall be determined by the Grantor.

2021 PROXY STATEMENT	B-11

ARTICLE X

TERMINATION OF EMPLOYMENT OR CESSATION OF BOARD SERVICE

Section 10.1    Stock Options and SARs

If a Grantee who was an Employee, Director or Consultant, as the case may be, when the Grantee received the Options or SARs ceases to be an Employee, Director or Consultant of the Company and all Subsidiaries for any reason, then the Grantee’s Options and SARs that are exercisable as of the termination or cessation date shall be administered as follows in accordance with the characterization of the separation. In cases where such termination of employment or cessation of service is a result of: (i) the Grantee’s death or Disability, the Grantee’s Options or SARs that are not then exercisable shall thereupon become exercisable and all Options and SARs shall remain exercisable for the balance of their respective terms; (ii) resignation (other than for Retirement in the case of an Employee and, in the case of a Director, other than due to the cessation of services of a Director at the end of his or her term on the Board) by the Grantee, the Grantee’s Options or SARs that are exercisable as of such termination or cessation date shall be cancelled and forfeited at the end of the 30th day after such date; (iii) termination for Cause by the Company, a Subsidiary, or the Board, all of the Grantee’s Options and SARs, whether or not then exercisable, shall be cancelled and forfeited as of such termination date; (iv) termination other than for Cause by the Company, a Subsidiary, or the Board, all of the Grantee’s Options and SARs that are exercisable as of such termination date shall be cancelled and forfeited at the end of the period which is one (1) year after such date or, if earlier, at the end of their respective terms, or (v) Retirement by the Employee or the cessation of services of a Director at the end of his term on the Board, the Grantee’s Options or SARs that are exercisable as of such date shall be cancelled and forfeited at the end of the period which is three (3) years after such date or, if earlier, at the end of their respective terms; provided, however, that such Options or SARs shall be immediately cancelled and forfeited in the event that the Grantor determines that the Grantee has failed to abide by the terms and conditions of any restrictive covenant that may be set forth in the Grantee’s Award Agreement.

Section 10.2    Restricted Stock, Phantom Stock Units and Other Awards

If a Grantee who was an Employee, Director or Consultant, as the case may be, when the Grantee received the Restricted Stock, Phantom Stock Units or Other Awards ceases to (i) be employed by the Company and all Subsidiaries or (ii) serve as a Director or Consultant, then all of the Grantee’s Restricted Stock, Phantom Stock Units or Other Awards that remain subject to restriction or vesting at such time shall be cancelled and forfeited except in cases of such Grantee’s death or Disability, in which case any remaining restriction or vesting shall thereupon lapse.

Section 10.3    Date of Termination of Employment or Cessation of Service as a Director or Consultant

Termination of employment or cessation of service as a Director or Consultant of a Grantee for any of the reasons enumerated in this Article X shall, for purposes of the Plan, be deemed to have occurred as of the date which is recorded in the ordinary course in the Company’s or a Subsidiary’s books and records in accordance with the then-prevailing procedures and practices of the Company or the Subsidiary. Unless provided otherwise in an Award Agreement, the employment or cessation of service as a Director or Consultant of a Grantee shall not be deemed to have terminated for purposes of the Plan due to the Grantee’s transfer to the Company from a Subsidiary, to a Subsidiary from the Company or from one Subsidiary to another in any capacity of Employee, Director or Consultant or due to changes in status as long as the individual remains in the service of the Company or a Subsidiary in any capacity of Employee, Director or Consultant. The employment or cessation of service as a Director or Consultant of a Grantee shall be deemed to have terminated for all purposes of the Plan if such Grantee is employed by or provides services to an entity that ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. With respect to Awards that are “deferred compensation” under Section 409A of the Code, to the extent necessary to avoid incurring adverse tax consequences under Section 409A of the Code, termination of employment or cessation of service as a Director or Consultant of a Grantee shall, for purposes of the Plan, be deemed to have occurred when a Grantee has a “separation from service” as defined in the regulations promulgated under Section 409A of the Code.

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Section 10.4    Specified Employee Restriction

Notwithstanding anything in this Plan to the contrary, with respect to any Award that constitutes “deferred compensation” subject to Section 409A of the Code, to the extent necessary to avoid incurring adverse tax consequences under Section 409A of the Code, any payments (whether in cash, shares of Common Stock or other property) to be made with respect to such Award upon the Holder’s termination of employment shall be delayed until the first day of the seventh month following his “separation from service” as defined under Section 409A of the Code, if the Holder is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the uniform policy adopted by the Committee with respect to all of the arrangements subject to Section 409A of the Code maintained by the Company and its Subsidiaries).

Section 10.5    Immediate Forfeiture; Acceleration

Except as otherwise provided in this Article X or in an Award Agreement or as otherwise determined by the Grantor, once a Grantee’s employment terminates or service as a Director or Consultant ceases, as the case may be, any Award that is not then exercisable or vested or as to which any restrictions have not lapsed shall be cancelled and forfeited to the Company; provided, however, that the Grantor may, subject to the provisions of Sections 5.3 and 6.2, extend the periods during which Awards may be exercised or provide for acceleration or continuation of the exercise or vesting date or the lapse of restrictions of such Awards to such extent and under such terms and conditions as such Grantor deems appropriate.

Section 10.6    Terms of Award Agreement

The terms of any Award Agreement may address any of the issues provided for in this Article. In the event of a discrepancy between such terms and the terms of this Article, the terms of the Award Agreement shall apply, subject to Section 12.16.

ARTICLE XI

CERTAIN TERMS APPLICABLE TO ALL AWARDS

Section 11.1    Withholding Taxes

The Company and any Subsidiary shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, shares of Common Stock, other securities, or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or a Subsidiary to satisfy statutory withholding obligations for the payment of such taxes. Without limiting the generality of the foregoing, the Committee may, in its sole discretion, permit or require a Grantee to satisfy, in whole or in part, the foregoing tax withholding by (a) the delivery of shares of Common Stock (which, except as otherwise determined by the Committee, are not subject to any pledge or other security interest and that meet such requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to satisfy a tax withholding obligation) owned by the Grantee having a Fair Market Value equal to such withholding obligation or (b) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award (or, in the case of Restricted Stock, returning to the Company from the shares of Common Stock that would otherwise vest) a number of such shares with a Fair Market Value equal to such withholding obligation, but in no event exceeding the maximum statutory tax rates of the Grantee’s applicable jurisdiction (or such other rate as would not trigger a negative accounting impact), as determined by the Company in its sole discretion.

Section 11.2    Adjustments to Reflect Capital Changes

11.2.1    Recapitalization, etc. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares of Common Stock or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock, other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar corporate transaction or event constitutes an

2021 PROXY STATEMENT	B-13

equity restructuring transaction, as that term is defined in ASC Topic 718, Compensation-Stock Compensation, or otherwise affects the shares of Common Stock, then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:

11.2.1.1     the number and type of shares of Common Stock or other securities which thereafter may be made the subject of Awards, including the aggregate limits specified in the Plan;

11.2.1.2     the number and type of shares of Common Stock or other securities subject to outstanding Awards;

11.2.1.3     the grant, purchase, SAR Base Amount or Option Price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

11.2.1.4     other value determinations applicable to outstanding Awards.

11.2.2    Sale or Reorganization. After any reorganization, merger or consolidation whether or not the Company is the surviving corporation and unless there is a provision in the sale or reorganization agreement to the contrary, each Grantee shall, at no additional cost, be entitled upon any exercise of an Option or receipt of other Award to receive (subject to any required action by shareholders), in lieu of the number of shares of Common Stock receivable or exercisable pursuant to such Award, the number and class of shares of stock or other securities to which such Grantee would have been entitled pursuant to the terms of the reorganization, merger or consolidation if, at the time of such reorganization, merger or consolidation, such Grantee had been the holder of record of a number of shares of stock equal to the number of shares receivable or exercisable pursuant to such Award. Comparable rights shall accrue to each Grantee in the event of successive reorganizations, mergers or consolidations of the character described above. Subject to Section 14.1, in the event of a Change of Control, the Grantor may (a) cancel without consideration any outstanding Awards with an exercise price that is more than the Fair Market Value of Common Stock as of the Change of Control, and (b) in lieu of the substituted shares referenced herein, Grantor may elect to pay Grantee a cash payment equal to the difference between the exercise price for the Award and the Fair Market Value of the Company’s Common Stock as of the Change of Control

11.2.3    Options to Purchase Stock of Acquired Companies. After any reorganization, merger or consolidation in which the Company or a Subsidiary shall be a surviving corporation, the Committee may grant substituted options under the provisions of the Plan, pursuant to Section 424 of the Code, replacing old options granted under a plan of another party to the reorganization, merger or consolidation whose stock subject to the old options may no longer be issued following such merger or consolidation. The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any Options.

Section 11.3    Failure to Comply with Terms and Conditions

Notwithstanding any other provision of the Plan, any outstanding Awards, including, without limit, any rights of payment or delivery or any other rights of a Holder with respect to any Award shall, unless otherwise determined by the Grantor, be immediately forfeited and cancelled if the Holder:

(i)     breaches any term, restriction and/or condition of the Plan, any Award Agreement or any employment, separation or other agreement between the Holder and the Company or its Subsidiaries; or

(ii)     while serving as a Director or an Employee, is employed by or serves as a director of a competitor of the Company or its Subsidiaries, or shall be engaged in any activity in competition with the Company or its Subsidiaries; or

(iii)     within one (1) year of the Grantee’s termination of employment or cessation of service with the Company and its Subsidiaries as a Director or Consultant, solicits or assists in soliciting, directly or in any manner, any person employed by the Company or a Subsidiary to leave such employment or recruit, make an offer of employment to, or hire any such person; or

(iv)     divulges at any time any confidential information belonging to the Company or any Subsidiary.

The determination of the Grantor as to the occurrence of any of the events specified in this Section 11.3 shall be conclusive and binding upon all persons for all purposes.

Section 11.4    Regulatory Approvals and Listing

The Company shall not be required to issue any certificate or certificates for shares of Common Stock under the Plan prior to (i) obtaining any approval from any governmental agency which the Company shall, in its discretion,

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determine to be necessary or advisable, (ii) the admission of such shares to listing on any national securities exchange on which the Company’s Common Stock may be listed, and (iii) the completion of any registration or other qualification of such shares of Common Stock under any state or Federal law or ruling or regulations of any governmental body which the Company shall, in its discretion, determine to be necessary or advisable.

Section 11.5    Restrictions Upon Resale of Stock

If the shares of Common Stock that have been issued to a Holder pursuant to the terms of the Plan are not registered under the Securities Act, pursuant to an effective registration statement, such Holder, if the Committee shall deem it advisable, may be required to represent and agree in writing (i) that any such shares acquired by such Holder pursuant to the Plan will not be sold except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from registration under the Securities Act and, (ii) that such Holder is acquiring such shares for his own account and not with a view to the distribution thereof.

Section 11.6    Reporting Person Limitation

Notwithstanding any other provision of the Plan, to the extent required to qualify for the exemption provided by Rule 16b-3 under the Act and any successor provision, any Common Stock or other equity security offered under the Plan to a Reporting Person may not be sold for at least six (6) months after the earlier of acquisition of the security or the date of grant of the derivative security, if any, pursuant to which the Common Stock or other equity security was acquired.

ARTICLE XII

ADMINISTRATION OF THE PLAN

Section 12.1    Committee

The Plan shall be administered by or under the direction of the Committee.

Section 12.2    Committee Actions

Except for matters required by the terms of the Plan to be decided by the Board or the CEO, the Committee shall have full power and authority to interpret and construe the Plan, to prescribe, amend and rescind rules, regulations, policies and practices, to impose such conditions and restrictions on Awards as it deems appropriate and to make all other determinations necessary or desirable in connection with the administration of, or the performance of its responsibilities under, the Plan.

Section 12.3    Designation of Beneficiary

Each Holder may file with the Company a written designation (in a form prescribed by the Committee) of one or more persons as the Beneficiary who shall be entitled to receive the Award, if any, payable under the Plan upon his death. A Holder may from time to time revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Holder’s death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of a Holder’s death, or if no designated Beneficiary survives the Holder or if such designation conflicts with law, the Holder’s estate shall be entitled to receive the Award, if any, payable under the Plan upon his death. If the Committee is in doubt as to the right of any person to receive such Award, the Company may retain such Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay such Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefore.

Section 12.4    No Right to an Award or to Continued Employment

No Grantee or other person shall have any claim or right to be granted an Award under the Plan. Neither the action of the Company in establishing the Plan, nor any provisions hereof, nor any action taken by the Company, any Subsidiary, the Board, the Committee or the CEO pursuant to such provisions shall be construed as creating in any

2021 PROXY STATEMENT	B-15

employee or class of employees any right with respect to continuation of employment by the Company or any of its Subsidiaries, and they shall not be deemed to interfere in any way with the Company’s or any Subsidiary’s right to employ, discipline, discharge, terminate, lay off or retire any Grantee, with or without cause, to discipline any employee, or to otherwise affect the Company’s or a Subsidiary’s right to make employment decisions with respect to any Grantee.

Section 12.5    Discretion of the Grantor

Whenever the terms of the Plan provide for or permit a decision to be made or an action to be taken by a Grantor, such decision may be made or such action taken in the sole and absolute discretion of such Grantor and shall be final, conclusive and binding on all persons for all purposes; provided, however, that the Board may review any decision or action of the Grantor and it may reverse or modify such Award, decision or act as it deems appropriate. The Grantor’s determinations under the Plan, including, without limitation the determination of any person to receive awards and the amount of such awards, need not be uniform.

Section 12.6    Indemnification and Exculpation

12.6.1    Indemnification. Each person who is or shall have been a member of the Board or the Committee and each director, officer or employee of the Company or any Subsidiary to whom any duty or power related to the administration or interpretation of the Plan may be delegated (each, an “Indemnified Person”), shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be or become a party or in which he may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof (with the Company’s written approval) or paid by him in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of his bad faith; subject, however, to the condition that upon the institution of any claim, action, suit or proceeding against him, he shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of, and shall be in addition to, any other right to which such person may be entitled under the Company’s charter or bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

12.6.2    Exculpation. No Indemnified Person shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as an Indemnified Person hereunder, nor for any mistake of judgment made in good faith, unless otherwise provided by law. Each Indemnified Person shall be fully justified in relying or acting upon in good faith any information furnished in connection with the administration of the Plan by any appropriate person or persons other than himself. In no event shall any Indemnified Person be liable for any determination made or other action taken or any omission to act in reliance upon such report or information, for any action (including the furnishing of information) taken or any failure to act, if in good faith.

Section 12.7    Unfunded Plan

The Plan is intended to constitute an unfunded, long-term incentive compensation plan for certain selected Employees and Directors. No special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Company may, but shall not be obligated to, acquire shares of its Common Stock from time to time in anticipation of its obligations under the Plan, but no Grantee shall have any right in or against any shares of stock so acquired. All such stock shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. No obligation or liability of the Company to any Grantee with respect to any right to receive a distribution or payment under the Plan shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

Section 12.8    Inalienability of Rights and Interests

The rights and interests of a Holder under the Plan are personal to the Holder and to any person or persons who may become entitled to distribution or payments under the Plan by reason of death of the Holder, and the rights and interests of the Holder or any such person (including, without limitation, any Award distributable or payable under the Plan) shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for

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or subject to debts, contracts, liabilities, engagements or torts of any Holder, provided that transfers pursuant to a qualified domestic relations order shall be allowable. If any Holder shall attempt to alienate, sell, transfer, assign, pledge, encumber or charge any of his rights or interests under the Plan, (including without limitation, any Award payable under the Plan) then the Committee may hold or apply such benefit or any part thereof to or for the benefit of such Holder in such manner and in such proportions as the Committee may consider proper. Notwithstanding the foregoing, the Holder, subject to the approval of the Company may elect to irrevocably transfer some or all of an Award to a family member. For this purpose, a family member shall refer to one or more of the Holder’s spouse, children or grandchildren, or to a trust established solely for the benefit of, or to a partnership whose partners are, the Holder’s spouse, children and grandchildren; provided, however, that:

(i)     the Award, once transferred, may not again be transferred except by will or by the laws of descent and distribution;

(ii)     the Award, once transferred, shall remain subject to the same terms and conditions of the Award in effect before the transfer and the transferee of the Award (the “Transferee”) must comply with all other provisions of the Award; and

(iii)     the Holder receives no consideration for such transfer. No transferred Award shall be exercisable following a transfer, as provided for herein, unless the Committee receives written notice from the Holder in a form and manner satisfactory to the Committee, in its sole discretion, to the effect that a transfer of the Award has occurred and the notice identifies the Award transferred, the identity of the Transferee and his relationship to the Holder.

Section 12.9    Awards Not Includable for Benefit Purposes

Except as otherwise set forth in any applicable 401(k) plan, payments received by a Grantee pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Grantee which are maintained by the Company or any of its Subsidiaries, except as may be determined by the Committee.

Section 12.10    No Issuance of Fractional Shares

The Company shall not be required to deliver any fractional share of Common Stock but, as determined by the Committee, may pay a cash amount to the Holder in lieu thereof, except as otherwise provided in the Plan, equal to the Fair Market Value (determined as of an appropriate date determined by the Committee) of such fractional share.

Section 12.11    Modification for International Grantees

Notwithstanding any provision to the contrary, the Committee may incorporate such provisions, or make such modifications or amendments in Award Agreements of Grantees who reside or are employed outside of the United States of America, or who are citizens of a country other than the United States of America, as the Committee deems necessary or appropriate to accomplish the purposes of the Plan with respect to such Grantee in light of differences in applicable law, tax policies or customs, and to ascertain compliance with all applicable laws.

Section 12.12    Leaves of Absence

The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any Award. Without limiting the generality of the foregoing, the Grantor shall be entitled to determine (a) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan and, (b) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence. Notwithstanding the foregoing, with respect to Awards that are “deferred compensation” under Section 409A of the Code, to the extent necessary to avoid incurring adverse tax consequences under Section 409A of the Code, any leave of absence taken by the recipient shall constitute a termination of employment within the meaning of the Plan when the recipient has a “separation from service” as defined in Section 409A of the Code and the regulations thereunder.

Section 12.13    Communications

12.13.1    Communications by the Grantor. All notices, statements, reports and other communications made, delivered or transmitted to a Holder or other person under the Plan shall be deemed to have been duly given, made

2021 PROXY STATEMENT	B-17

or transmitted, when sent electronically to a Company or Subsidiary e-mail address, when delivered to, or when mailed by first-class mail, postage prepaid and addressed to, such Holder or other person at his address last appearing on the records of the Company.

12.13.2    Communications by the Directors, Consultants, Employees, and Others. All elections, designations, requests, notices, instructions and other communications made, delivered or transmitted by the Company, a Subsidiary, Grantee, Beneficiary or other person to the Committee required or permitted under the Plan shall be transmitted by any means authorized by the Committee or shall be mailed by first-class mail or delivered to the Company’s principal office to the attention of the Company’s Secretary or such other location as may be specified by the Committee, and shall be deemed to have been given and delivered only upon actual receipt thereof by the Committee at such location.

Section 12.14    Parties in Interest

The provisions of the Plan and the terms and conditions of any Award shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of each Grantee, including, without limitation, such Grantee’s estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Grantee.  The obligations of the Company under the Plan shall be binding upon the Company and its successors and assigns.

Section 12.15    Severability

Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (b) all other provisions of the Plan and every other Award at any time granted under the Plan shall remain in full force and effect.

Section 12.16    Compliance with Laws

The Plan and the grant of Awards shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. It is intended that the Plan be applied and administered in compliance with Rule 16b-3. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Committee. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, and to make any such other amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

Section 12.17    No Strict Construction

No rule of strict construction shall be implied against the Company, the Committee, the CEO or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule  or procedure established by the Committee or the Board.

Section 12.18     Modification

This document contains all of the provisions of the Plan and no provisions may be waived, modified or otherwise altered except in a writing adopted by the Board.

Section 12.19    Governing Law

All questions pertaining to validity, construction and administration of the Plan and the rights of all persons hereunder shall be determined with reference to, and the provisions of the Plan shall be governed by and shall be construed in conformity with, the internal laws of the Commonwealth of Pennsylvania without regard to any of its conflict of laws principles.

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Section 12.20    Clawback Policy

Notwithstanding anything to the contrary herein, all outstanding Awards constitute “Incentive Compensation” as defined in the Company’s Clawback Policy and pursuant to which the Committee may cancel any Award to the extent that the terms of the Clawback Policy so provide.

ARTICLE XIII

CHANGE OF CONTROL

Section 13.1    Impact of Change of Control

Subject to Section 11.2.2, in the event of a Change of Control, upon a Grantee’s termination of employment by the Grantee’s employer without Cause, or by the Grantee for Good Reason (as defined below), within one (1) year following the Change of Control (or on the date of the Change of Control), then (a) Options (with an exercise price that is less than the Fair Market Value of the Company’s Common Stock at the time of the Change in Control) and SARs shall vest and become fully exercisable, (b) restrictions on Restricted Stock Awards and Phantom Stock Unit Awards shall lapse and such Awards shall become fully vested, (c) any other Awards with vesting or other provisions tied to achievement of performance goals shall be considered to be vested (and, as applicable, shall be earned and paid) at their target levels or, if greater, the actual level of achievement as of the date of the Change of Control, annualized by the entire performance period, if appropriate, (d) any Awards payable in cash shall be paid within thirty (30) days after such termination of employment to all Grantees who have been granted such an Award, and (e) such other additional benefits, changes or adjustments as the Committee deems appropriate and fair shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award. For purposes of this Section 13.1, “Good Reason” shall mean the occurrence of any of the following events that the Company fails to cure within ten (10) days after receiving written notice thereof from the Grantee (which notice must be delivered within thirty (30) days of the Grantee becoming aware of the applicable event or circumstance):

(i) assignment to the Grantee of any duties inconsistent in any material respect with the Grantee’s position (including status, titles, and reporting requirements), authority, duties or responsibilities or inconsistent with the Grantee’s legal or fiduciary obligations; (ii) any reduction in the Grantee’s compensation or substantial reduction in the Grantee’s benefits taken as a whole; (iii) any travel requirements materially greater than the Grantee’s travel requirements prior to the Change of Control; (iv) any office relocation of greater than 50 miles from the Grantee’s then current office; or (v) any breach of any material term of any employment agreement between the Company and the Grantee.

Section 13.2    Assumption Upon Change of Control

Notwithstanding the foregoing, if in the event of a Change of Control, the successor company does not agree to assume or substitute for an Award, or the Awards will otherwise not remain outstanding after the Change of Control, then, in lieu of such outstanding assumed or substituted Award, the holder shall be entitled to the benefits set forth in the first sentence of Section 13.1 as of the date of the Change of Control, to the same extent as if the holder’s employment or service as a Director or Consultant had been terminated by the Company without Cause as of the date of the Change of Control. For the purposes of this Section 13.2, an Award shall be considered assumed or substituted for if following the Change of Control the award confers the right to purchase or receive, for each share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of shares for each share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of any Award, for each share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change of Control. The determination of such substantial equality of value or consideration shall be made by the Committee before the Change of Control in its sole discretion and its determination shall be conclusive and binding. Any assumption or substitution of the

2021 PROXY STATEMENT	B-19

Incentive Stock Option will be made in a manner that will not be considered a “modification” under the provisions of Section 424(h)(3) of the Code.

ARTICLE XIV

AMENDMENT AND TERMINATION

Section 14.1    Amendment; No Repricing

The Board with respect to the Plan, and the Grantor with respect to any Award Agreement, reserve the right at any time to modify, alter or amend, in whole or in part, any or all of the provisions of the Plan or any Award Agreement to any extent and in any manner that it or he, as the case may be, may deem advisable, and no consent or approval by the shareholders of the Company, by any Grantee or Beneficiary, or by any other person, committee or entity of any kind shall be required to make any modification, alteration or amendment; provided, however, that the Board shall not, without the requisite affirmative approval of the shareholders of the Company, make any modification, alteration or amendment that requires shareholders’ approval under any applicable law, the Code or stock exchange requirements. No modification, alteration or amendment of the Plan or any Award Agreement may, without the consent of the Grantee (or the Grantee’s Beneficiaries in case of the Grantee’s death) to whom any Award shall theretofore have been granted under the Plan, adversely affect any material right of such Grantee under such Award, except in accordance with the provisions of the Plan and/or any Award Agreement applicable to any such Award. Subject to the provisions of this Section 14.1, any modification, alteration or amendment of any provisions of the Plan may be made retroactively. Except as otherwise provided in Section 11.2 hereof, neither the Committee nor the Board shall (a) reduce the SAR Base Amount or Option Price, as applicable, of Stock Options or SARs previously awarded to any Grantee, (b) cancel, surrender, replace or otherwise exchange any outstanding Stock Option or SAR where the Fair Market Value of the Common Stock underlying such Stock Option or SAR is less than its Option Price for a new Stock Option or SAR, another Award, cash, shares of Common Stock or other securities or (c) take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the shares of Common Stock are listed or quoted, without the requisite prior affirmative approval of the shareholders of the Company.

Section 14.2    Suspension or Termination

The Board reserves the right at any time to suspend or terminate, in whole or in part, any or all of the provisions of the Plan for any reason and without the consent of or approval by the shareholders of the Company, any Holder or any other person, committee or entity of any kind; provided, however, that no such suspension or termination shall adversely affect any material right or obligation with respect to any Award theretofore made except as herein otherwise provided.

ARTICLE XV

SECTION 409A

Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Section 409A of the Code and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Section 409A of the Code.

ARTICLE XVI

EFFECTIVE DATE AND TERM OF THE PLAN

The Plan shall become effective on the Effective Date if it is approved by the shareholders of the Company. No Award shall be granted under the Plan after the date specified in Section 4.1.4. The Plan will continue in effect for existing Awards as long as any such Awards are outstanding.

B-20	PENN NATIONAL GAMING, INC.

APPENDIX C

RECONCILATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA, AFTER LEASE PAYMENTS

For the year ended December 31, 2020 (dollars in millions)

Net loss	$(669.1)

Income tax benefit	(165.1)

Loss on early extinguishment of debt	1.2

Income from unconsolidated affiliates	(13.8)

Interest expense, net	543.2

Other income	(106.6)

Operating loss	(410.2)

Stock-based compensation	14.5

Cash-settled stock-based award variance	67.2

Gain on disposal of assets	(29.2)

Contingent purchase price	(1.1)

Pre-opening and acquisition costs	11.8

Depreciation and amortization	366.7

Impairment losses	623.4

Insurance recoveries, net of deductible charges	(0.1)

Income from unconsolidated affiliates	13.8

Non-operating items of equity method investments	4.7

Other expenses	13.5

Adjusted EBITDA	675.0

Rent expense associated with triple net operating leases	419.8

Adjusted EBITDAR	1,094.8

Less: Lease Payments	(891.1)

Adjusted EBITDA, after Lease Payments	$203.7

This Adjusted EBITDA, after Lease Payments amount reflects adjustments from the Company’s Adjusted EBITDAR to include the impact of rent payments made to our landlords under our triple net leases and includes $337.5 million of rent credits utilized.

2021 PROXY STATEMENT	C-1

PENN NATIONAL
GAMING, INC.

mychoice

BARSTOOL
SPORTSBOOK

PENN NATIONAL GAMING, INC.

825 BERKSHIRE BLVD.

SUITE 200

WYOMISSING, PA 19610

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PENN2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Penn National Gaming, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D43762-P54405                   KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PENN NATIONAL GAMING, INC.	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends you vote FOR the following:				number(s) of the nominee(s) on the line below.
1. Election of two Class I directors to serve until the 2024	☐	☐	☐
Annual Meeting of Shareholders and until their respective successors are elected and qualified to serve.

Nominees:

01)	David A. Handler
02)	John M. Jacquemin

The Board of Directors recommends you vote FOR proposals 2, 3, 4, and 5.		For	Against	Abstain

2.	Approval of the Company’s Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 400,000,000.	☐	☐	☐

3.	Approval of the Company’s Amended and Restated 2018 Long Term Incentive Compensation Plan.	☐	☐	☐

4.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year.	☐	☐	☐

5.	Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers.	☐	☐	☐

NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D43763-P54405

PENN NATIONAL GAMING, INC.

ANNUAL MEETING OF SHAREHOLDERS, JUNE 9, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) David A. Handler and Barbara Shattuck Kohn, and each of them, as attorneys and proxies, with full power of substitution, to vote on behalf of the shareholder(s) all of the shares of Common Stock of Penn National Gaming, Inc. (the “Company”), which the shareholders would be entitled to vote if virtually present at the Annual Meeting of Shareholders thereof to be held on June 9, 2021 and at any and all postponements and adjournments thereof, upon the matters listed on the reverse side. Such meeting will be held via live webcast on the Internet at www.virtualshareholdermeeting.com/PENN2021.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE SHARES REPRESENTED BY THIS PROXY FOR ALL NOMINEES FOR DIRECTOR, FOR PROPOSALS 2, 3, 4, AND 5 AND WILL VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OF SUCH MEETING.

PLEASE DATE AND SIGN ON THE OTHER SIDE AND RETURN THIS PROXY PROMPTLY.